Item 7. Management’s Narrative Analysis
The following discussion and analysis of RiverSource Life Insurance Company’s (“the Company’s”) financial condition and results of operations highlights selected information and may not contain all of the information that is important to users of this document. This Recast 2022 Annual Report (the “Recast 2022 Annual Report”) updates certain sections of the Company’s Annual Report on Form 10-K for the years ended December 31, 2022 and 2021 (the “2022 Annual Report”) and should be read in conjunction with the Company’s 2022 Annual Report in its entirety for a complete description of events, trends, uncertainties, and risks affecting the Company. This Recast 2022 Annual Report does not otherwise seek to update the previously reported information for events occurring subsequent to the February 23, 2023 filing of the 2022 Annual Report, except as otherwise noted herein. See the Company’s Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed subsequent to the 2022 Annual Report for information regarding those subsequent events.
Overview
RiverSource Life Insurance Company (“RiverSource Life”) and its subsidiaries are referred to collectively in this Recast 2022 Annual Report as the “Company”. The Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Management’s narrative analysis is presented pursuant to General Instructions I(2) (a) of Form 10-K in lieu of Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The Company operates its business in the broader context of the macroeconomic forces around it, including the global and U.S. economies, the coronavirus disease 2019 (“COVID-19”) pandemic, changes in interest and inflation rates, financial market volatility, fluctuations in foreign exchange rates, geopolitical strain, the competitive environment, client and customer activities and preferences, and the various regulatory and legislative developments. Financial markets and macroeconomic conditions have had and will continue to have a significant impact on the Company’s operating and performance results. The Company’s success may be affected by the factors discussed in Part 1 - Item 1A “Risk Factors” in the 2022 Annual Report.
The Company consolidates certain variable interest entities for which it provides investment management services. These entities are defined as consolidated investment entities (“CIEs”). While the consolidation of the CIEs impacts the Company’s balance sheet and income statement, the exposure to these entities is unchanged and there is no impact to the underlying business results. For further information on CIEs, see Note 5 to the Consolidated Financial Statements. Changes in the fair value of assets and liabilities related to the CIEs, primarily syndicated loans and debt, are reflected in Net investment income.
See “Item 1 - Business” in the 2022 Annual Report and Note 1 to the Consolidated Financial Statements for a description of the business.
Critical Accounting Estimates
The accounting and reporting policies that the Company uses affect its Consolidated Financial Statements. Certain of the Company’s accounting and reporting policies are critical to an understanding of the Company’s financial condition and results of operations. In some cases, the application of these policies can be significantly affected by the estimates, judgments and assumptions made by management during the preparation of the Consolidated Financial Statements. The Company adopted Accounting Standard Update (“ASU”), Financial Services – Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”), effective January 1, 2023 with a transition date of January 1, 2021. The accounting and reporting policies and estimates the Company has identified as fundamental to a full understanding of its financial condition and results of operations are described below for periods both pre-adoption and post-adoption of ASU 2018-12. See Note 2 to the Consolidated Financial Statements for further information about the Company’s accounting policies, including the following:
•Valuation of Investments
•Market Risk Benefits (post-adoption of ASU 2018-12)
•Future Policy Benefits and Claims (pre-adoption and post-adoption of ASU 2018-12)
•Derivative Instruments and Hedging Activities
•Deferred Acquisition Costs (“DAC”) (pre-adoption of ASU 2018-12)
Valuation of Investments
The most significant component of the Company’s investments is its Available-for-Sale securities, which the Company carries at fair value within its Consolidated Balance Sheets. See Note 14 to the Consolidated Financial Statements for discussion of the fair value of Available-for-Sale securities. Financial markets are subject to significant movements in valuation and liquidity, which can impact the Company’s ability to liquidate and the selling price that can be realized for the Company’s securities and increases the use of judgment in determining the estimated fair value of certain investments. The Company is unable to predict impacts and determine sensitivities in reported amounts reflecting such market movements on its aggregate Available-for-Sale portfolio. Changes to these assumptions do not occur in isolation and it is impracticable to predict such impacts at the individual security unit of measure which are predominately Level 2 fair value and based on observable inputs.

Market Risk Benefits
Market risk benefits are contracts or contract features that both provide protection to the contractholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. Market risk benefits include certain contract features on variable annuity products that provide minimum guarantees to policyholders. Guarantees accounted for as market risk benefits include guaranteed minimum death benefit (“GMDB”), guaranteed minimum income benefit (“GMIB”), guaranteed minimum withdrawal benefit (“GMWB”) and guaranteed minimum accumulation benefit (“GMAB”).
Variable Annuities
The Company has approximately $74 billion of variable annuity account value that has been issued over a period of more than fifty years. The diversified variable annuity block consists of $32 billion of account value with no living benefit guarantees and $42 billion of account value with living benefit guarantees, primarily GMWB provisions. The business is predominately issued through the Ameriprise Financial® advisor network. The majority of the variable annuity contracts currently offered by the Company contain GMDB provisions. The Company discontinued most new sales of GMWB and GMAB at the end of 2021 and new sales were completely discontinued as of mid-2022. The Company also previously offered contracts containing GMIB provisions. See Note 12 to the Company’s Consolidated Financial Statements for further discussion of its variable annuity contracts.
In determining the assets or liabilities for market risk benefits, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency, benefit utilization and investment margins. Management reviews, and where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.
In addition, the valuation of market risk benefits is impacted by an estimate of the Company’s nonperformance risk adjustment. This estimate includes a spread over the U.S. Treasury curve as of the balance sheet date. As the Company’s estimate of this spread over the U.S. Treasury curve widens or tightens, the liability will decrease or increase. The change in fair value due to changes in the Company’s nonperformance risk is recorded in other comprehensive income (“OCI”).
Regarding the exposure to variable annuity living benefit guarantees, changes to reserves due to behavioral risk are driven by changes in policyholder surrenders and utilization of guaranteed withdrawal benefits. The Company has extensive experience studies and analysis to monitor changes and trends in policyholder behavior. A significant volume of company-specific policyholder experience data is available and provides management with the ability to regularly analyze policyholder behavior. On a monthly basis, actual surrender and benefit utilization experience is compared to expectations. Experience data includes detailed policy information providing the opportunity to review impacts of multiple variables. The ability to analyze differences in experience, such as presence of a living benefit rider, existence of surrender charges, and tax qualifications provide us an effective approach in detecting changes in policyholder behavior.
At least annually, the Company performs a thorough policyholder behavior analysis to validate the assumptions included in its market risk benefit reserves. The variable annuity assumptions and resulting reserve computations reflect multiple policyholder variables. Differentiation in assumptions by policyholder age, existence of surrender charges, guaranteed withdrawal utilization, and tax qualification are examples of factors recognized in establishing management’s assumptions used in market risk benefit calculations. The extensive data derived from the Company’s variable annuity block informs management in confirming previous assumptions and revising the variable annuity behavior assumptions. Changes in assumptions are governed by a review and approval process to ensure an appropriate measurement of all impacted financial statement balances. Changes in these assumptions can be offsetting and the Company is unable to predict their movement, sensitivities in reported amounts, offsetting impacts, or future impacts to the Consolidated Financial Statements over time or in any given future period.
Future Policy Benefits and Claims (Post-adoption of ASU 2018-12)
The Company establishes reserves to cover the benefits associated with non-traditional and traditional long-duration products. Non-traditional long-duration products include variable and structured variable annuity contracts, fixed annuity contracts and universal life (“UL”) and variable universal life (“VUL”) policies. Traditional long-duration products include term life insurance, whole life insurance, disability income (“DI”), long term care (“LTC”) insurance and life contingent payout annuity products. UL and VUL policies with product features that result in profits followed by losses are accounted for as insurance liabilities. The portion of structured variable annuities, indexed annuities and indexed universal life (“IUL”) policies allocated to the indexed account is accounted for as an embedded derivative.
The establishment of reserves is an estimation process using a variety of methods, assumptions and data elements. If actual experience is better than or equal to the results of the estimation process, then reserves should be adequate to provide for future benefits and expenses. If actual experience is worse than the results of the estimation process, additional reserves may be required.

Non-Traditional Long-Duration Products, including Embedded Derivatives (Post-adoption of ASU 2018-12)
UL and VUL (Post-adoption of ASU 2018-12)
A portion of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The liability for these future losses is determined at the reporting date using actuarial models to estimate the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). Significant assumptions made in projecting future benefits and assessments relate to client asset value growth rates, mortality, persistency and investment margins. Changes in these assumptions can be offsetting and the Company is unable to predict their movement, sensitivities in reported amounts, offsetting impacts, or future impacts to the Consolidated Financial Statements over time or in any given future period. See Note 10 to the Consolidated Financial Statements for information regarding the liability related to insurance guarantees.
Embedded Derivatives (Post-adoption of ASU 2018-12)
The fair value of embedded derivatives related to structured variable annuities, indexed annuities and IUL fluctuates based on equity markets and interest rates and is a liability. In addition, the valuation of embedded derivatives is impacted by an estimate of the Company’s nonperformance risk adjustment. This estimate includes a spread over the U.S. Treasury curve as of the balance sheet date. As the Company’s estimate of this spread over the U.S. Treasury curve widens or tightens, the liability will decrease or increase.
See Note 14 to the Consolidated Financial Statements for information regarding the fair value measurement of embedded derivatives.
Traditional Long-Duration Products (Post-adoption of ASU 2018-12)
The liabilities for traditional long-duration products include cash flows related to unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI, LTC, and life contingent payout annuity policies as claims are incurred in the future. Accordingly, the claim liability (also referred to as disabled life reserves) is presented together as one liability for future policy benefits.
A liability for future policy benefits, which is the present value of estimated future policy benefits to be paid to or on behalf of policyholders and certain related expenses less the present value of estimated future net premiums to be collected from policyholders, is accrued as premium revenue is recognized. Expected insurance benefits are accrued over the life of the contract in proportion to premium revenue recognized (referred to as the net premium approach). The net premium ratio reflects cash flows from contract inception to contract termination (i.e., through the claim paying period) and cannot exceed 100%.
The liability for future policy benefits will be updated for actual experience at least on an annual basis and concurrent with changes to cash flow assumptions. When net premiums are updated for cash flow changes, the estimated cash flows over the entire life of a group of contracts are updated using historical experience and updated future cash flow assumptions.
The cash flows used in the calculation are discounted using the forward rate curve on the original contract issue date. The discount rate represents an upper-medium-grade (i.e., low credit risk) fixed-income instrument yield (i.e., an A rating) that reflects the duration characteristics of the liability.
Future Policy Benefits and Claims (Pre-adoption of ASU 2018-12)
The Company established reserves to cover the benefits associated with non-traditional and traditional long-duration products. Non-traditional long-duration products included variable and structured variable annuity contracts, fixed annuity contracts and UL and VUL policies. Traditional long-duration products included term life, whole life, DI and LTC insurance products.
Guarantees accounted for as insurance liabilities included GMDB, gain gross-up (“GGU”), GMIB and the life contingent benefits associated with GMWB. In addition, UL and VUL policies with product features that result in profits followed by losses were accounted for as insurance liabilities.
Guarantees accounted for as embedded derivatives included GMAB and the non-life contingent benefits associated with GMWB. In addition, the portion of structured variable annuities, indexed annuities and IUL policies allocated to the indexed account was accounted for as an embedded derivative.
Non-Traditional Long-Duration Products, including Embedded Derivatives (Pre-adoption of ASU 2018-12)
UL and VUL (Pre-adoption of ASU 2018-12)
A portion of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The liability for these future losses was determined using actuarial models to estimate the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). Significant assumptions made in projecting future benefits and assessments relate to client asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC valuation for the same contracts. Changes in these assumptions could be offsetting and the Company was unable to predict their movement, sensitivities in reported amounts, offsetting impacts, or future impacts to the Consolidated Financial Statements over time or in any given future period. See Note 10 to the Consolidated Financial Statements for information regarding the liability for contracts with secondary guarantees.
Variable Annuities (Pre-adoption of ASU 2018-12)
In determining the liabilities for GMDB, GGU, GMIB and the life contingent benefits associated with GMWB, the Company projected these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments included customer asset value growth rates, mortality, persistency, benefit utilization and investment margins and were consistent with those used for DAC valuation for the same contracts. As with DAC, management reviewed, and where appropriate, adjusted its assumptions each quarter. Unless management identified a material deviation over the course of quarterly monitoring, management reviewed and updated these assumptions annually in the third quarter of each year.
Regarding the exposure to variable annuity living benefit guarantees, the source of behavioral risk was driven by changes in policyholder surrenders and utilization of guaranteed withdrawal benefits. The Company had extensive experience studies and analysis to monitor changes and trends in policyholder behavior. A significant volume of company-specific policyholder experience data was available and provided management with the ability to regularly analyze policyholder behavior. On a monthly basis, actual surrender and benefit utilization experience was compared to expectations. Experience data included detailed policy information providing the opportunity to review impacts of multiple variables. The ability to analyze differences in experience, such as presence of a living benefit rider, existence of surrender charges, and tax qualifications provided the Company an effective approach in quickly detecting changes in policyholder behavior.
At least annually, the Company performed a thorough policyholder behavior analysis to validate the assumptions included in its benefit reserve, embedded derivative and DAC balances. The variable annuity assumptions and resulting reserve computations reflected multiple policyholder variables. Differentiation in assumptions by policyholder age, existence of surrender charges, guaranteed withdrawal utilization, and tax qualification were examples of factors recognized in establishing management’s assumptions used in reserve calculations. The extensive data derived from the Company’s variable annuity block informed management in confirming previous assumptions and revising the variable annuity behavior assumptions. Changes in assumptions were governed by a review and approval process to ensure an appropriate measurement of all impacted financial statement balances. Changes in these assumptions could be offsetting and the Company was unable to predict their movement, sensitivities in reported amounts, offsetting impacts, or future impacts to the Consolidated Financial Statements over time or in any given future period.
Embedded Derivatives (Pre-adoption of ASU 2018-12)
The fair value of embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions fluctuates based on equity, interest rate and credit markets which could have caused these embedded derivatives to be either an asset or a liability. The fair value of embedded derivatives related to structured variable annuities, indexed annuities and IUL fluctuates based on equity markets and interest rates and was a liability. In addition, the valuation of embedded derivatives was impacted by an estimate of the Company’s nonperformance risk adjustment. This estimate included a spread over the U.S. Treasury curve as of the balance sheet date. As the Company’s estimate of this spread over the U.S. Treasury curve widened or tightened, the liability would have decreased or increased.
See Note 14 to the Consolidated Financial Statements for information regarding the fair value measurement of embedded derivatives.
Traditional Long-Duration Products (Pre-adoption of ASU 2018-12)
Liabilities for unpaid amounts on reported DI and LTC claims included any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These unpaid amounts were calculated using anticipated claim continuance rates based on established industry tables, adjusted as appropriate for the Company’s experience. The discount rates used to calculate present values were based on average interest rates earned on assets supporting the liability for unpaid amounts.
Liabilities for estimates of benefits that would become payable on future claims on term life, whole life and DI policies were based on the net level premium and LTC policies were based on a gross premium valuation reflecting management’s current best estimate assumptions. Net level premium included anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Gross premium valuation included expected premium rate increases, benefit reductions, morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates were based on established industry mortality and morbidity tables, with modifications based on the Company’s experience. Anticipated premium payments and persistency rates varied by policy form, issue age, policy duration and certain other pricing factors.

Derivative Instruments and Hedging Activities
The Company uses derivative instruments to manage its exposure to various market risks. All derivatives are recorded at fair value. The fair value of the Company’s derivative instruments is determined using either market quotes or valuation models that are based upon the net present value of estimated future cash flows and incorporate current market observable inputs to the extent available. The Company is unable to predict impacts and determine sensitivities in reported amounts reflecting such market movements on its aggregate derivative portfolio. Changes to assumptions do not occur in isolation and it is impracticable to predict such impacts at the individual security unit of measure which are predominately Level 2 fair value and based on observable inputs.
For further details on the types of derivatives the Company uses and how it accounts for them, see Note 2, Note 14 and Note 18 to the Consolidated Financial Statements. For discussion of the Company’s market risk exposures and hedging program and related sensitivity testing, see Item 7A - “Quantitative and Qualitative Disclosures About Market Risk.”
Deferred Acquisition Costs (Pre-adoption of ASU 2018-12)
See Note 2 to the Consolidated Financial Statements for discussion of the Company’s DAC accounting policy.
Non-Traditional Long-Duration Products (Pre-adoption of ASU 2018-12)
For the Company’s non-traditional long-duration products (including variable, structured variable and fixed deferred annuity contracts, UL and VUL insurance products), the DAC balance at any reporting date was based on projections that showed management expected there to be estimated gross profits (“EGPs”) after that date to amortize the remaining balance. These projections were inherently uncertain because they required management to make assumptions about financial markets, mortality levels and contractholder and policyholder behavior over periods extending well into the future. Projection periods used for the Company’s annuity products were typically 30 to 50 years and for UL insurance products 50 years or longer.
EGPs varied based on persistency rates (assumptions at which contractholders and policyholders are expected to surrender, make withdrawals from and make deposits to their contracts), mortality levels, client asset value growth rates (based on equity and bond market performance), variable annuity benefit utilization and interest margins (the spread between earned rates on invested assets and rates credited to contractholder and policyholder accounts). Changes in these assumptions could have been offsetting and the Company was unable to predict their movement, sensitivities in reported amounts, offsetting impacts or future impacts to the Consolidated Financial Statements over time or in any given future period. When assumptions were changed, the percentage of EGPs used to amortize DAC could also change. A change in the required amortization percentage was applied retrospectively; an increase in amortization percentage would result in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage would result in an increase in the DAC balance and a decrease in DAC amortization expense. The effect on the DAC balance that would result from the realization of unrealized gains (losses) on securities was recognized with an offset to accumulated other comprehensive income (“AOCI”) on the Consolidated Balance Sheets.
The client asset value growth rates were the rates at which variable annuity and VUL insurance contract values invested in separate accounts which were assumed to appreciate in the future. The rates used varied by equity and fixed income investments. The Company typically used a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate was reviewed quarterly to ensure consistency with management’s assessment of anticipated equity market performance.
Traditional Long-Duration Products (Pre-adoption of ASU 2018-12)
For traditional long-duration products (including traditional life and DI insurance products), the DAC balance at any reporting date was based on projections that showed management expected there to be adequate premiums after the reporting date to amortize the remaining balance. These projections were inherently uncertain because they required management to make assumptions over periods extending well into the future. These assumptions included interest rates, persistency rates and mortality and morbidity rates and were not modified (unlocked) unless recoverability testing determined that reserves were inadequate. Changes in these assumptions could have been offsetting and the Company was unable to predict their movement, sensitivities in reported amounts, offsetting impacts, or future impacts to the Consolidated Financial Statements over time or in any given future period. Projection periods used for the Company’s traditional life insurance were up to 30 years. Projection periods for DI products were up to 45 years. The Company could have experienced accelerated amortization of DAC if policies terminated earlier than projected or a slower rate of amortization of DAC if policies persisted longer than projected.
For traditional life and DI insurance products, the assumptions provided for adverse deviations in experience and were revised only if management concluded experience would have been so adverse that DAC were not recoverable. If management concluded that DAC were not recoverable, DAC were reduced to the amount that was recoverable based on best estimate assumptions.
Recent Accounting Pronouncements
For information regarding recent accounting pronouncements and their expected impact on the Company’s future consolidated financial condition or results of operations, see Note 3 to the Consolidated Financial Statements.

Sources of Revenues and Expenses
Premiums
Premiums include premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature and are net of reinsurance premiums.
Net Investment Income
Net investment income primarily includes interest income on fixed maturity securities classified as Available-for-Sale, commercial mortgage loans, policy loans, other investments and cash and cash equivalents and investments of CIEs; the changes in fair value of certain derivatives and certain assets and liabilities of CIEs; and the pro-rata share of net income or loss on equity method investments.
Policy and Contract Charges
Policy and contract charges include mortality and expense risk fees and certain other charges assessed on annuities and UL and VUL insurance, which consist of cost of insurance charges (net of reinsurance premiums and cost of reinsurance for UL and VUL insurance products), administrative and surrender charges and distribution fees from affiliated funds underlying the Company’s variable annuity and VUL products.
Net Realized Investment Gains (Losses)
Net realized investment gains (losses) primarily include realized gains and losses on the sale of investments and changes for the allowance for credit losses.
Other Revenues
Other revenues primarily include fees received under marketing support arrangements which are calculated as a percentage of the Company’s separate account assets and the accretion on fixed annuities reinsurance deposit receivables.
For discussion of the Company’s accounting policies on revenue recognition, see Note 2 to the Consolidated Financial Statements.
Benefits, Claims, Losses and Settlement Expenses (Pre-adoption and Post-adoption of ASU 2018-12)
Benefits, claims, losses and settlement expenses consist of amounts paid and changes in liabilities held for anticipated future benefit payments under insurance policies and annuity contracts, along with costs to process and pay such amounts. Amounts are net of benefit payments recovered or expected to be recovered under reinsurance contracts. Benefits, claims, losses and settlement expenses exclude the impact of remeasurement of future policy benefit reserves, which is separately presented as discussed below. The changes in fair value of structured variable annuity embedded derivatives and the derivatives hedging this product, as well as the amortization of deferred sales inducement costs (“DSIC”) are also included in Benefits, claims losses and settlement expenses.
Prior to the adoption of ASU 2018-12, Benefits, claims, losses and settlement expenses also included the changes in fair value of GMWB and GMAB embedded derivatives and the derivatives hedging these benefits, as well as the changes in fair value of derivatives hedging GMDB provisions.
Interest Credited to Fixed Accounts
Interest credited to fixed accounts represents amounts earned by contractholders and policyholders on fixed account values associated with UL and VUL insurance and annuity contracts. The changes in fair value of indexed annuities and IUL embedded derivatives and the derivatives hedging these products are also included within Interest credited to fixed accounts.
Remeasurement (Gains) Losses of Future Policy Benefit Reserves
Remeasurement (gains) losses of future policy benefit reserves represents changes to the net premium ratio for actual versus expected experience and updates to cash flow assumptions used to measure traditional long-duration and limited-payment insurance contracts.
Change in Fair Value of Market Risk Benefits
Change in fair value of market risk benefits includes the change in fair value of GMDB, GMIB, GMWB and GMAB as well as the changes in fair value of derivatives hedging these market risk benefits. Changes in fair value of market risk benefits are recognized in net income each period with the exception of the portion of the change in fair value due to a change in the instrument-specific credit risk, which is recognized in OCI.
Amortization of DAC (Pre-adoption and Post-adoption of ASU 2018-12)
Direct sales commissions and other costs capitalized as DAC are amortized over time. DAC are amortized on a constant-level basis for the grouped contracts over the expected contract term to approximate straight-line amortization.
Prior to the adoption of ASU 2018-12, for annuity contracts and UL and VUL insurance products, DAC were amortized based on projections of EGPs over amortization periods equal to the approximate life of the business. For other insurance products, DAC were generally amortized as a percentage of premiums over amortization periods equal to the premium-paying period.
Interest and Debt Expense
Interest and debt expense primarily includes interest on CIE debt and long-term debt.

Other Insurance and Operating Expenses
Other insurance and operating expenses include expenses allocated to the Company from its parent, Ameriprise Financial, Inc. (“Ameriprise Financial”), for the Company’s share of compensation, professional and consultant fees and expenses associated with information technology and communications, facilities and equipment, advertising and promotion and legal and regulatory costs. Also included are commissions, sales and marketing expenses and other operating expenses. These expenses are presented net of acquisition cost deferrals.
Consolidated Results of Operations
Year Ended December 31, 2022 Compared to Year Ended December 31, 2021
The following table presents the Company’s consolidated results of operations:

	Years Ended December 31,		Change
	2022	2021
	(in millions)
Revenues
Premiums	$306	$(871)	$1,177	NM
Net investment income	827	827	—	—%
Policy and contract charges	2,078	2,250	(172)	(8)
Other revenues	644	616	28	5
Net realized investment gains (losses)	(100)	595	(695)	NM
Total revenues	3,755	3,417	338	10

Benefits and expenses
Benefits, claims, losses and settlement expenses	236	(157)	393	NM
Interest credited to fixed accounts	665	600	65	11
Remeasurement (gains) losses of future policy benefit reserves	1	(52)	53	NM
Change in fair value of market risk benefits	311	(113)	424	NM
Amortization of deferred acquisition costs	241	245	(4)	(2)
Interest and debt expense	108	105	3	3
Other insurance and operating expenses	682	751	(69)	(9)
Total benefits and expenses	2,244	1,379	865	63
Pretax income	1,511	2,038	(527)	(26)
Income tax provision (benefit)	209	316	(107)	(34)
Net income	$1,302	$1,722	$(420)	(24)%
NM Not Meaningful.
Overall
Net income decreased $420 million, or 24%, for 2022 compared to the prior year. Pretax income decreased $527 million, or 26%, for 2022 compared to the prior year.
The following impacts were significant drivers of the year-over-year change in pretax income:
•The prior year impact of the block transfer reinsurance transaction resulted in $524 million of pretax income for 2021 primarily reflecting the net realized gains on investments sold to the reinsurer.
•The favorable impact of unlocking was $133 million for 2022 compared to an unfavorable impact of $113 million for the prior year.
•Net realized investment losses of $100 million for 2022 were primarily driven by the fixed maturity bond portfolio repositioning in the fourth quarter of 2022.
•The market impact on non-traditional long-duration products (including variable and fixed deferred annuity contracts and universal life (“UL”) insurance contracts), net of hedges and the reinsurance accrual was a benefit of $483 million for 2022 compared to a benefit of $464 million for the prior year.
The Company’s variable annuity account balances decreased 19% to $74.4 billion as of December 31, 2022 compared to the prior year due to market depreciation and net outflows of $2.1 billion. Variable annuity sales decreased 33% to $4.0 billion for 2022 compared to the prior year reflecting a decrease in sales of variable annuities with living benefit guarantees. Account values with living benefit riders declined to 57% as of December 31, 2022 compared to 61% a year ago reflecting management’s actions to optimize the

Company’s business mix. This trend is expected to continue and meaningfully shift the mix of business away from products with living benefit guarantees over time.
The Company continues to optimize its risk profile and shift its business mix to lower risk offerings. During the fourth quarter of 2021, the Company made the decision to discontinue new sales of its variable annuities with living benefit guarantees at the end of 2021, and stopped issuing new contracts as of mid-2022. In addition, the Company discontinued new sales of its universal life insurance with secondary guarantees and its single-pay fixed universal life with a long term care rider products at the end of 2021.
Fixed deferred annuity account balances declined 6% to $7.1 billion as of December 31, 2022 compared to the prior year as surrender trends continue. During the third quarter of 2021, the Company closed on a transaction to reinsure RiverSource Life’s fixed deferred and immediate annuity policies.
In the third quarter of the year, management updated its market-related assumptions and implemented model changes related to the living benefit valuation. In addition, management conducted its annual review of life insurance, annuity and long term care (“LTC”) valuation assumptions relative to current experience and management expectations including modeling changes. These aforementioned changes are collectively referred to as unlocking.
The following table presents the total pretax impacts on the Company’s revenues and expenses attributable to unlocking for the years ended December 31:

Pretax Increase (Decrease)	2022	2021
	(in millions)
Policy and contract charges	$(1)	$16
Total revenues	(1)	16

Benefits, claims, losses and settlement expenses	7	6
Remeasurement (gains) losses of future policy benefit reserves:
LTC unlocking	(6)	—
Unlocking impact, excluding LTC	6	—
Total remeasurement (gains) losses of future policy benefit reserves	—	—
Change in fair value of market risk benefits	(139)	123
Amortization of DAC	(2)	—
Total benefits and expenses	(134)	129
Pretax income	$133	$(113)
The primary drivers of the year-over-year unlocking impact include the following items:
•Interest rate assumptions resulted in a benefit in 2022.
•Mortality assumption on variable annuities with living benefit guarantees resulted in a higher expense in 2022 compared to the prior year.
Revenues
Premiums increased $1.2 billion for 2022 compared to the prior year primarily reflecting ceded premiums of $1.2 billion associated with the reinsurance transaction for life contingent immediate annuity policies in the prior year.
Policy and contract charges decreased $172 million, or 8%, for 2022 compared to the prior year primarily reflecting lower mortality and expense fees due to market depreciation.
Other revenues increased $28 million, or 5%, for 2022 compared to the prior year primarily reflecting the yield on deposit receivables arising from reinsurance transactions, partially offset by lower fees from decreased account balances due to market depreciation.
Net realized investment losses were $100 million for 2022 compared to net realized investment gains of $595 million for the prior year. For 2022, net realized investment losses were primarily driven by the fixed maturity portfolio repositioning in the fourth quarter of 2022. For 2021, net realized investment gains included net realized gains of $556 million on Available-for-Sale securities and net realized gains of $59 million primarily related to commercial mortgage loans and syndicated loans. These net realized gains are primarily due to the sale of securities and loans to the reinsurer as a result of the fixed deferred and immediate annuity reinsurance transaction that closed in the third quarter of 2021.

Benefits and Expenses
Benefits, claims, losses and settlement expenses increased $393 million for 2022 compared to the prior year primarily reflecting the following items:
•A $1.2 billion decrease in expense associated with the reinsurance transaction for life contingent immediate annuity policies in the prior year.
•An $806 million decrease in expense from market impacts on structured variable annuities (“SVA”) embedded derivative, net of hedges in place to offset those risks. This decrease was the result of a favorable $1.0 billion change in the market impact on SVA embedded derivative, partially offset by an unfavorable $224 million change in the market impact on derivatives hedging the SVA embedded derivative. The main market driver contributing to these changes was the equity market impact on the SVA embedded derivative net of the impact on the corresponding hedge assets, which resulted in a benefit for 2022 compared to an expense in the prior year.
Interest credited to fixed accounts increased $65 million, or 11%, for 2022 compared to the prior year primarily reflecting the following items:
•A $23 million decrease in expense from the unhedged nonperformance credit spread risk adjustment on IUL benefits. The favorable impact of the nonperformance credit spread was $13 million for 2022 compared to an unfavorable impact of $10 million for the prior year.
•A $105 million increase in expense from other market impacts on IUL benefits, net of hedges, which was an expense of $51 million for 2022 compared to a benefit of $54 million for the prior year. The increase in expense was primarily due to an increase in the IUL embedded derivative in the current year period, which reflected higher option costs due to a higher new money rate, compared to a decrease in the IUL embedded derivative in the prior year period, which reflected lower option costs due to higher discount rates.
Remeasurement (gains) losses of future policy benefit reserves increased $53 million for 2022 compared to the prior year primarily reflecting an increase in expense on LTC insurance as policy and claim terminations returned to more normalized levels compared to the prior year period which benefited from COVID-19 related impacts.
Change in fair value of market risk benefits increased $424 million for 2022 compared to the prior year primarily reflecting the following items:
•A $769 million increase in expense from market impacts on variable annuity guaranteed benefits, net of hedges in place to offset those risks. This increase was the result of an unfavorable $865 million change in the market impact on variable annuity guaranteed benefits reserves, partially offset by a favorable $96 million change in the market impact on derivatives hedging the variable annuity guaranteed benefits. The main market drivers contributing to these changes are summarized below:
•Equity market impact on the variable annuity guaranteed benefits liability net of the impact on the corresponding hedge assets resulted in an expense for 2022 compared to a benefit for the prior year.
•Interest rate and bond impact on the variable annuity guaranteed benefits liability net of the impact on the corresponding hedge assets resulted in a benefit for 2022 compared to an expense in the prior year.
•Volatility impact on the variable annuity guaranteed benefits liability net of the impact on the corresponding hedge assets resulted in a higher expense for 2022 compared to the prior year.
•Other unhedged items, including the difference between the assumed and actual underlying separate account investment performance, transaction costs and various behavioral items, were a higher net expense for 2022 compared to the prior year.
•The impact of unlocking was a benefit of $139 million for 2022 primarily reflecting the impact of interest rate assumptions, partially offset by continued lower surrender rates and updated mortality assumptions for variable annuities with living benefits compared to an expense of $123 million for the prior year which was also driven by lower surrender rates.
Other insurance and operating expenses decreased $69 million, or 9%, for 2022 compared to the prior year primarily reflecting lower distribution expenses and lower expenses from the consolidation of CIEs.
Income Taxes
The Company’s effective tax rate was 13.8% for 2022 compared to 15.5% for the prior year. See Note 20 to the Consolidated Financial Statements for additional discussion on income taxes.
Fair Value Measurements
The Company reports certain assets and liabilities at fair value; specifically, separate account assets, derivatives, market risk benefits, embedded derivatives, and most investments and cash equivalents. Fair value assumes the exchange of assets or liabilities occurs in orderly transactions and is not the result of a forced liquidation or distressed sale. The Company includes actual market prices, or observable inputs, in its fair value measurements to the extent available. Broker quotes are obtained when quotes from pricing services are not available. The Company validates prices obtained from third parties through a variety of means such as: price variance analysis, subsequent sales testing, stale price review, price comparison across pricing vendors and due diligence reviews of vendors. See Note 14 to the Consolidated Financial Statements for additional information on the Company’s fair value measurements.

Fair Value of Liabilities and Nonperformance Risk
Companies are required to measure the fair value of liabilities at the price that would be received to transfer the liability to a market participant (an exit price). Since there is not a market for the Company’s obligations of its market risk benefits, fixed deferred indexed annuities, structured variable annuities, and IUL insurance, the Company considers the assumptions participants in a hypothetical market would make to reflect an exit price. As a result, the Company adjusts the valuation of market risk benefits, fixed deferred indexed annuities, structured variable annuities, and IUL insurance by updating certain contractholder assumptions, adding explicit margins to provide for risk, and adjusting the rates used to discount expected cash flows to reflect a market estimate of the Company’s nonperformance risk. The nonperformance risk adjustment is based on observable market data adjusted to estimate the risk of the Company not fulfilling these liabilities. Consistent with general market conditions, this estimate resulted in a spread over the U.S. Treasury curve as of December 31, 2022. As the Company’s estimate of this spread widens or tightens, the liability will decrease or increase, respectively. If this nonperformance credit spread moves to a zero spread over the U.S. Treasury curve, the reduction to future total equity would be approximately $958 million, net of the reinsurance accrual and income taxes (calculated at the statutory tax rate of 21%), based on December 31, 2022 credit spreads.
Liquidity and Capital Resources
Liquidity Strategy
The liquidity requirements of the Company are generally met by funds provided by investment income, maturities and periodic repayments of investments, premiums and proceeds from sales of investments, fixed annuity and fixed insurance deposits as well as capital contributions from its parent, Ameriprise Financial, Inc. (“Ameriprise Financial”). Other liquidity sources the Company has established are short-term borrowings and available lines of credit with Ameriprise Financial, aggregating $854 million. See Note 15 to the Consolidated Financial Statements for additional information on the lines of credit.
The Company enters into short-term borrowings, which may include repurchase agreements and Federal Home Loan Bank (“FHLB”) advances to reduce reinvestment risk. Short-term borrowings allow the Company to receive cash to reinvest in longer-duration assets, while maintaining the flexibility to pay back the short-term debt with cash flows generated by the fixed income portfolio. RiverSource Life Insurance Company is a member of the FHLB of Des Moines, which provides RiverSource Life Insurance Company access to collateralized borrowings. As of December 31, 2022 and 2021, the Company had estimated maximum borrowing capacity of $3.9 billion and $4.0 billion, respectively, under the FHLB facility, of which $201 million and $200 million was outstanding as of December 31, 2022 and 2021, respectively, and is collateralized with commercial mortgage backed securities.
Short-term contractual obligations for the year 2023 include estimated insurance and annuity benefits of $1.8 billion in addition to operating liquidity needs. Long-term contractual obligations for years after 2023 include estimated insurance and annuity benefits of $49.3 billion.
See Note 13 to the Consolidated Financial Statements for further information about the Company’s long-term debt.
The primary uses of funds are policy benefits, commissions, other product-related acquisition and sales inducement costs, operating expenses, policy loans, dividends to Ameriprise Financial and investment purchases. The Company routinely reviews its sources and uses of funds in order to meet its ongoing obligations. The Company believes these cash flows will be sufficient to fund its short-term and long-term operating liquidity needs and dividends to Ameriprise Financial.
In 2009, River Source Life Insurance Company established an agreement to protect its exposure to Genworth Life Insurance Company (“GLIC”) for its reinsured LTC. In 2016, substantial enhancements to this reinsurance protection agreement were finalized. The terms of these confidential provisions within the agreement have been shared, in the normal course of regular reviews, with the Company’s domiciliary regulator and rating agencies. GLIC is domiciled in Delaware, so in the event GLIC were subjected to rehabilitation or insolvency proceedings, such proceedings would be located in (and governed by) Delaware laws. Delaware courts have a long tradition of respecting commercial and reinsurance affairs, as well as contracts among sophisticated parties. Similar credit protections to what RiverSource Life Insurance Company has with GLIC have been tested and respected in Delaware and elsewhere in the United States, and as a result RiverSource Life Insurance Company believes its credit protections would be respected even in the unlikely event that GLIC becomes subject to rehabilitation or insolvency proceedings in Delaware. Accordingly, while no credit protections are perfect, RiverSource Life Insurance Company believes the correct way to think about the risks represented by its counterparty credit exposure to GLIC is not the full amount of the gross liability that GLIC reinsures, but a much smaller net exposure to GLIC (if any that might exist after taking into account RiverSource Life Insurance Company’s credit protections). Thus, management believes that this agreement and offsetting non LTC legacy arrangements with Genworth Financial, Inc. will enable RiverSource Life Insurance Company to recover on all net exposure in all material respects in the event of a rehabilitation or insolvency of GLIC.
As of December 31, 2022, the Company’s nursing home indemnity LTC block had approximately $71 million in gross in force annual premium and future policyholder benefits and claim reserves of approximately $1.3 billion, net of reinsurance, which was 52% of LTC GAAP reserves. This block has been shrinking over the last few years given the average attained age is 83 and the average attained age of policyholders on claim is 88. Fifty-four percent of daily benefits in force in this block come from policies that have a lifetime benefit period.

As of December 31, 2022, the Company’s comprehensive reimbursement LTC block had approximately $114 million in gross in force annual premium and future policyholder benefits and claim reserves of approximately $1.2 billion, net of reinsurance. This block has higher premiums per policy than the nursing home indemnity LTC policies. The average attained age is 79 and the average attained age of policyholders on claim is 85. Thirty-five percent of daily benefits in force in this block come from policies that have a lifetime benefit period.
The Company utilizes three primary levers to manage its LTC business. First, the Company has taken an active approach of steadily increasing rates since 2005, with cumulative rate increases of 237% on its nursing home indemnity LTC block and 135% on its comprehensive reimbursement LTC block as of December 31, 2022. Second, the Company has a reserving process that reflects the policy features and risk characteristics of its blocks. As of December 31, 2022, the Company had 41,000 policies that were closed with claim activity, as well as 8,000 open claims. The Company applies this experience to its in force policies, which were 86,000 as of December 31, 2022, at a very granular level by issue year, attained age and benefit features. The Company’s statutory reserves are $351 million higher than its GAAP reserves and include margins on key assumptions for morbidity and mortality, as well as $345 million in asset adequacy reserves as of December 31, 2022. Lastly, the Company has prudently managed its investment portfolio primarily through a liquid, investment grade portfolio.
The Company undertakes an extensive review of active life future policy benefit reserve adequacy annually during the third quarter of each year, or more frequently if appropriate, using current best estimate assumptions as of the date of the review. The annual review process includes an analysis of its key reserve assumptions, including those for morbidity, terminations (mortality and lapses), premium rate increases, and investment yields.
Capital Activity
Cash dividends and return of capital or distributions paid and received by RiverSource Life Insurance Company were as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Dividends paid to Ameriprise Financial	$600	$1,900	$800
Dividend received from RiverSource Life Insurance Co. of New York	63	—	—
Dividends received from RiverSource Tax Advantaged Investments, Inc.	—	50	95
Return of capital received from RiverSource Tax Advantaged Investments, Inc.	80	—	—
On February 17, 2023, RiverSource Life Insurance Company’s Board of Directors declared a cash dividend of up to $200 million to Ameriprise Financial, payable on or after March 20, 2023, pending approval by the Minnesota Department of Commerce.
For dividends or distributions from the life insurance companies, notifications to state insurance regulators were made in advance of payments in excess of statutorily defined thresholds. See Note 16 to the Consolidated Financial Statements for additional information.
Regulatory Capital
RiverSource Life Insurance Company and RiverSource Life of NY are subject to regulatory capital requirements. Actual capital, determined on a statutory basis, and regulatory capital requirements as of December 31 for each of the life insurance entities are as follows:

	Actual Capital (1)		Regulatory Capital Requirement (2)
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in millions)
RiverSource Life Insurance Company	$3,103	$3,419	$571	$502
RiverSource Life of NY	320	310	40	42
(1) Actual capital, as defined by the National Association of Insurance Commissioners for purposes of meeting regulatory capital requirements, includes statutory capital and surplus, plus certain statutory valuation reserves.
(2) Regulatory capital requirement is the company action level and is based on the statutory risk-based capital filing.
Risk Management
In accordance with regulatory investment guidelines, RiverSource Life Insurance Company and RiverSource Life of NY, through their respective boards of directors or board of directors’ investment committees or staff functions, review models projecting different interest rate scenarios, risk/return measures, and their effect on profitability in order to guide the management of the general account assets. They also review the distribution of assets in the portfolio by type and credit risk sector. The objective is to structure the investment securities portfolio in the general account to meet contractual obligations under the insurance and annuity products and achieve targeted levels of profitability within defined risk parameters.

The Company has developed an asset/liability management approach with separate investment objectives to support specific product liabilities, such as insurance and annuities. As part of this approach, the Company develops specific investment guidelines that are designed to optimize trade-offs between risk and return and help ensure the Company is able to support future benefit payments under its insurance and annuity obligations. These same objectives must be consistent with management’s overall investment objectives for the general account investment portfolio.
The Company’s owned investment securities are primarily invested in long-term and intermediate-term fixed maturity securities to earn a competitive rate of return on investments while managing risk. Investments in fixed maturity securities are designed to provide the Company with a targeted margin between the yield earned on investments and the interest rate credited to clients’ accounts. The Company does not trade in securities to generate short-term profits for its own account.
As part of the Company’s investment process, management, with the assistance of its investment advisors, conducts a quarterly review of investment performance. The review process involves the review of certain invested assets which the committee evaluates to determine whether or not any investments are other-than-temporarily impaired and/or which specific interest earning investments should be put on an interest non-accrual basis.
The Company has interest rate risk and equity market risk. Interest rate risk can result from investing in assets that do not exactly match the cash flow profile of the liabilities they support. The Company manages interest rate risk through the use of a variety of tools that include managing the duration of investments supporting its fixed annuities and insurance products. Additionally, the Company enters into derivative instruments, such as structured derivatives, options, futures and swaps, which change the interest rate characteristics of client liabilities or investment assets. Because certain of its investment activities are impacted by the value of its managed equity-based portfolios, from time to time the Company enters into risk management strategies that may include the use of equity derivative instruments, such as equity options, to mitigate its exposure to volatility in the equity markets.
Quantitative and Qualitative Disclosures About Market Risk
The Company’s primary market risk exposures are interest rate, equity price and credit risk. Equity price and interest rate fluctuations can have a significant impact on the Company’s results of operations, primarily due to the effects on asset-based fees and expenses, the “spread” income generated on its fixed deferred annuities, fixed insurance, fixed portion of its variable annuities and variable insurance contracts, the value of market risk benefits and other liabilities associated with its variable annuities and the value of derivatives held to hedge related benefits.
Market risk benefits continue to be managed by utilizing a hedging program which attempts to match the sensitivity of the assets with the sensitivity of the benefits. This approach works with the premise that matched sensitivities will produce a highly effective hedging result. The Company’s comprehensive hedging program focuses mainly on first order sensitivities of assets and liabilities: Equity Market Level (Delta), Interest Rate Level (Rho) and Volatility (Vega). Additionally, various second order sensitivities are managed. The Company uses various options, swaptions, swaps and futures to manage risk exposures. The exposures are measured and monitored daily and adjustments to the hedge portfolio are made as necessary.
To evaluate interest rate and equity price risk, the Company performs sensitivity testing which measures the impact on pretax income from the sources listed below for a 12-month period following a hypothetical 100 basis point increase in interest rates or a hypothetical 10% decline in equity prices. The interest rate risk test assumes a sudden 100 basis point parallel shift in the yield curve, with rates then staying at those levels for the next 12 months. The equity price risk test assumes a sudden 10% drop in equity prices, with equity prices then staying at those levels for the next 12 months. In estimating the values of variable annuities, indexed annuities, IUL insurance and the associated hedging instruments, the Company assumed no change in implied market volatility despite the 10% drop in equity prices.
The following tables present the Company’s estimate of the impact on pretax income from the above defined hypothetical market movements as of December 31, 2022 and 2021:

December 31, 2022
Equity Price Decline 10%	Equity Price Exposure to Pretax Income
	Before Hedge Impact	Hedge Impact	Net Impact
	(in millions)
Asset-based fees and expenses (1)	$(54)	$—	$(54)
Variable annuity and structured variable annuity benefits:
Market risk benefits	(870)	648	(222)
Indexing feature for structured variable annuities	494	(291)	203
Total variable annuity and structured variable annuity benefits	(376)	357	(19)
IUL insurance	39	(21)	18
Total	$(391)	$336	$(55)

Interest Rate Increase 100 Basis Points	Interest Rate Exposure to Pretax Income
	Before Hedge Impact	Hedge Impact	Net Impact
	(in millions)
Asset-based fees and expenses (1)	$(12)	$—	$(12)
Variable annuity and structured variable annuity benefits:
Market risk benefits	1,484	(1,028)	456
Indexing feature for structured variable annuities	(29)	82	53
Total variable annuity and structured variable annuity benefits	1,455	(946)	509
Fixed annuities, fixed insurance and fixed portion of variable annuities and variable insurance products	25	—	25
IUL insurance	12	1	13
Total	$1,480	$(945)	$535

December 31, 2021
Equity Price Decline 10%	Equity Price Exposure to Pretax Income
	Before Hedge Impact	Hedge Impact	Net Impact
	(in millions)
Asset-based fees and expenses (1)	$(74)	$—	$(74)
Variable annuity and structured variable annuity benefits:
Market risk benefits	(916)	408	(508)
Indexing feature for structured variable annuities	358	(112)	246
Total variable annuity and structured variable annuity benefits	(558)	296	(262)
IUL insurance	51	(31)	20
Total	$(581)	$265	$(316)

Interest Rate Increase 100 Basis Points	Interest Rate Exposure to Pretax Income
	Before Hedge Impact	Hedge Impact	Net Impact
	(in millions)
Asset-based fees and expenses (1)	$(16)	$—	$(16)
Variable annuity and structured variable annuity benefits:
Market risk benefits	2,528	(1,706)	822
Indexing feature for structured variable annuities	(20)	39	19
Total variable annuity and structured variable annuity benefits	2,508	(1,667)	841
Fixed annuities, fixed insurance and fixed portion of variable annuities and variable insurance products	19	—	19
IUL insurance	13	1	14
Total	$2,524	$(1,666)	$858
(1) Excludes incentive income which is impacted by market and fund performance during the period and cannot be readily estimated.
Net impacts shown in the above tables from market risk benefits result largely from differences between the liability valuation basis and the hedging basis. Liabilities are valued using fair value accounting principles, with risk margins incorporated in contractholder behavior assumptions. The Company’s hedging is based on its determination of economic risk, which excludes certain items in the liability valuation.
Actual results could and likely will differ materially from those illustrated above as fair values have a number of estimates and assumptions. For example, the illustration above includes assuming that implied market volatility does not change when equity prices fall by 10% and that the 100 basis point increase in interest rates is a parallel shift of the yield curve. Furthermore, the Company has not tried to anticipate changes in client preferences for different types of assets or other changes in client behavior, nor has the Company tried to anticipate all strategic actions management might take to increase revenues or reduce expenses in the above scenarios.
The selection of a 100 basis point interest rate increase as well as a 10% equity price decline should not be construed as a prediction of future market events. Impacts of larger or smaller changes in interest rates or equity prices will not be proportional to those shown for a 100 basis point increase in interest rates or a 10% decline in equity prices.

Asset-Based Fees and Expenses
The Company earns asset-based management fees on its owned separate account assets partially offset by certain expenses. As of December 31, 2022, the value of these assets was $70.9 billion. This source of revenue is subject to both interest rate and equity price risk since the value of these assets and the fees they earn fluctuate inversely with interest rates and directly with equity prices. The Company does not currently hedge the interest rate or equity price risk of this exposure.
Market Risk Benefits
The total contract value of all variable annuities as of December 31, 2022 was $74.4 billion. See Note 12 for details of the reserves associated with market risk benefits. The changes in the fair value of variable annuity market risk benefits are recorded through earnings, with the exception of the portion of the change in fair value due to a change in the Company’s nonperformance risk, which is recognized in other comprehensive income. Fair value is calculated based on projected, discounted cash flows over the life of the contract, including projected, discounted benefits and fees.
Equity Price Risk
The variable annuity guaranteed benefits guarantee payouts to the annuity holder under certain specific conditions regardless of the performance of the investment assets. For this reason, when equity prices decline, the returns from the separate account assets coupled with guaranteed benefit fees from annuity holders may not be sufficient to fund expected payouts. In that case, reserves must be increased with a negative impact to the Company’s earnings.
The core derivative instruments with which the Company hedges the equity price risk of these benefits are longer dated put and call options; these core instruments are supplemented with equity futures and total return swaps. See Note 18 to the Consolidated Financial Statements for further information on the Company’s derivative instruments.
Interest Rate Risk
Increases in interest rates reduce the fair value of the liabilities and may result in market risk benefits in an asset position. The interest rate exposure is hedged with a portfolio of interest rate swaps, futures and swaptions. The Company entered into interest rate swaps according to risk exposures along maturities, thus creating both fixed rate payor and variable rate payor terms. If interest rates were to increase, the Company would have to pay more to the swap counterparty and the fair value of its equity puts would decrease, resulting in a negative impact to the Company’s pretax income.
Structured Variable Annuities
Structured variable annuities offer the contractholder the ability to allocate account value to either an account that earns fixed interest (fixed account) or an account that is impacted by the performance of various equity indices (indexed account) subject to a cap, floor or buffer. The Company’s earnings are based upon the spread between investment income earned and the credits made to the fixed account and benefits reflected in an indexed account of the structured variable annuities. As of December 31, 2022, the Company had $6.5 billion in liabilities related to structured variable annuities.
Equity Price Risk
The equity-linked return to contractholders creates equity price risk as the amount paid to contractholders depends on changes in equity prices. The equity price risk for structured variable annuities is evaluated together with the variable annuity riders as part of a hedge program using the derivative instruments consistent with the hedging on variable annuity riders.
Interest Rate Risk
The fair value of the embedded derivative associated with structured variable annuities is based on a discounted cash flow approach. Changes in interest rates impact the discounting of the embedded derivative liability. The spread between the investment income earned and amounts transferred to contractholders is also affected by changes in interest rates. These interest rate risks associated with structured variable annuities are not currently hedged.
Fixed Annuities, Fixed Insurance and Fixed Portion of Variable Annuities and Variable Insurance Contracts
The Company’s earnings from fixed insurance, the fixed portion of variable annuities and variable insurance contracts, and fixed deferred annuities are based upon the spread between rates earned on assets held and the rates at which interest is credited to accounts. The Company primarily invests in fixed rate securities to fund the rate credited to clients. The Company guarantees an interest rate to the holders of these products. Investment assets and client liabilities generally differ as it relates to basis, repricing or maturity characteristics. Rates credited to clients’ accounts generally reset at shorter intervals than the yield on the underlying investments. Therefore, in an increasing interest rate environment, higher interest rates may be reflected in crediting rates to clients sooner than in rates earned on invested assets, which could result in a reduced spread between the two rates, reduced earned income and a negative impact on pretax income. While interest rates under the current environment have relieved some pressure from the liability guaranteed minimum interest rates (“GMIRs”), there are still some GMIRs above current levels. Hence, liability credited rates will move more slowly under a modest rise in interest rates while projected asset purchases would capture the full increase in interest rates. This dynamic would result in widening spreads under a modestly rising rate scenario given the current relationship between the current level of interest rates and the underlying GMIRs on the business. Of the $34.1 billion in Policyholder account balances, future policy benefits and claims as of December 31, 2022, $18.2 billion is related to liabilities created by these products. The Company does not hedge this exposure.
As a result of the current market environment, reinvestment yields are becoming more aligned with the current portfolio yield. The Company would expect the recent decline in its portfolio income yields to slow and begin to stabilize in future periods under the current environment. The carrying value and weighted average yield of total non-structured fixed maturity securities and commercial mortgage loans in the Company’s investment portfolio that may generate proceeds to reinvest through 2024 due to prepayment, maturity or call activity at the option of the issuer, excluding securities with a make-whole provision, were $0.9 billion and 3.8%, respectively, as of December 31, 2022. In addition, residential mortgage backed securities, which can be subject to prepayment risk under a low interest rate environment, totaled $3.0 billion and had a weighted average yield of 3.5% as of December 31, 2022. While these amounts represent investments that could be subject to reinvestment risk, it is also possible that these investments will be used to fund liabilities or may not be prepaid and will remain invested at their current yields. In addition to the interest rate environment, the mix of benefit payments versus product sales as well as the timing and volumes associated with such mix may impact the Company’s investment yield. Furthermore, reinvestment activities and the associated investment yield may also be impacted by corporate strategies implemented at management’s discretion. The average yield for investment purchases during the year ended December 31, 2022 was approximately 4.8%.
The reinvestment of proceeds from maturities, calls and prepayments at rates near the current portfolio yield will have limited impact to future operating results. In this volatile rate environment, the Company assesses reinvestment risk in its investment portfolio and monitors this risk in accordance with its asset/liability management framework. In addition, the Company may update the crediting rates on its fixed products when warranted, subject to guaranteed minimums.
See Note 10 for more information on the account values of fixed deferred annuities, fixed insurance, and the fixed portion of variable annuities and variable insurance contracts by range of GMIRs and the range of the difference between rates credited to policyholders and contractholders as of December 31, 2022 and 2021 and the respective guaranteed minimums, as well as the percentage of account values subject to rate reset in the time period indicated.
Indexed Universal Life
IUL insurance is similar to UL in many regards, although the rate of credited interest above the minimum guarantee for funds allocated to an indexed account is linked to the performance of the specified index for the indexed account (subject to stated account parameters, which include a cap and floor, or a spread and floor). The policyholder may allocate all or a portion of the policy value to a fixed or any available indexed account. As of December 31, 2022, the Company had $2.5 billion in liabilities related to the indexed accounts of IUL.
Equity Price Risk
The equity-linked return to investors creates equity price risk as the amount credited depends on changes in equity prices. Most of the proceeds received from IUL insurance are invested in fixed income securities. To hedge the equity exposure, a portion of the investment earnings received from the fixed income securities is used to purchase call spreads which generate returns to replicate what the Company must credit to client accounts.
Interest Rate Risk
As mentioned above, most of the proceeds received from IUL insurance are invested in fixed income securities with the return on those investments intended to fund the purchase of call spreads and options. There are two risks relating to interest rates. First, the Company has the risk that investment returns are such that it does not have enough investment income to purchase the needed call spreads. Second, in the event the policy is surrendered, the Company pays out a book value surrender amount and there is a risk that it will incur a loss upon having to sell the fixed income securities backing the liability (if interest rates have risen). This risk is not currently hedged.
Credit Risk
The Company is exposed to credit risk within its investment portfolio, including its loan portfolio, and through its derivative and reinsurance activities. Credit risk relates to the uncertainty of an obligor’s continued ability to make timely payments in accordance with the contractual terms of the financial instrument or contract. The Company considers its total potential credit exposure to each counterparty and its affiliates to ensure compliance with pre-established credit guidelines at the time it enters into a transaction which would potentially increase the Company’s credit risk. These guidelines and oversight of credit risk are managed through a comprehensive enterprise risk management program that includes members of senior management.
The Company manages the risk of credit-related losses in the event of nonperformance by counterparties by applying disciplined fundamental credit analysis and underwriting standards, prudently limiting exposures to lower-quality, higher-yielding investments, and diversifying exposures by issuer, industry, region and underlying investment type. The Company remains exposed to occasional adverse cyclical economic downturns during which default rates may be significantly higher than the long-term historical average used in pricing.

The Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master netting arrangements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. Generally, the Company’s current credit exposure on over-the-counter derivative contracts is limited to a derivative counterparty’s net positive fair value of derivative contracts after taking into consideration the existence of netting arrangements and any collateral received. This exposure is monitored and managed to an acceptable threshold level.
The counterparty risk for centrally cleared over-the-counter derivatives is transferred to a central clearing party through contract novation. The central clearing party requires both daily settlement of mark-to-market and initial margin. Because the central clearing party monitors open positions and adjusts collateral requirements daily, the Company has minimal credit exposure from such derivative instruments.
Exchange-traded derivatives are effected through regulated exchanges that require contract standardization and initial margin to transact through the exchange. Because exchange-traded futures are marked to market and generally cash settled on a daily basis, the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties to such derivative instruments. Other exchange-traded derivatives would be exposed to nonperformance by counterparties for amounts in excess of initial margin requirements only if the exchange is unable to fulfill the contract.
The Company manages its credit risk related to reinsurance treaties by evaluating the financial condition of reinsurance counterparties prior to entering into new reinsurance treaties. In addition, the Company regularly evaluates their financial strength during the terms of the treaties. As of December 31, 2022, the Company’s largest reinsurance credit risks are related to coinsurance treaties with Global Atlantic Financial Group’s subsidiary Commonwealth Annuity and Life Insurance Company and with life insurance subsidiaries of Genworth Financial, Inc. See Note 7 and Note 9 to the Consolidated Financial Statements for additional information on reinsurance.
Forward-Looking Statements
This report contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. The Company’s actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:
•statements of the Company’s plans, intentions, expectations, objectives, or goals, including those related to the introduction, cessation, terms or pricing of new or existing products and services and the consolidated tax rate;
•statements about the expected trend in the shift to lower-risk products, including the exit from variable annuities with living benefit riders, the discontinuance of new sales of universal life insurance with secondary guarantees and the decline in fixed deferred annuity balances in line with surrender rates;
•other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and
•statements of assumptions underlying such statements.
The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on track,” “project,” “continue,” “able to remain,” “resume,” “deliver,” “develop,” “evolve,” “drive,” “enable,” “flexibility,” “scenario,” “case”, “appear”, “expand” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements.
Such factors include, but are not limited to:
•market fluctuations and general economic and political factors, including volatility in the U.S. and global market conditions, client behavior and volatility in the markets for the Company’s products;
•changes in interest rates;
•adverse capital and credit market conditions or any downgrade in the Company’s credit ratings;
•effects of competition and the Company’s larger competitors’ economies of scale;
•impairment, negative performance or default by financial institutions or other counterparties;
•declines in the Company’s investment management performance;
•the Company’s and its affiliates’ ability to compete in attracting and retaining talent, including AFS attracting and retaining financial advisors;
•changes in valuation of securities and investments included in the Company’s assets;
•effects of the elimination of LIBOR on, and value of, securities and other assets and liabilities tied to LIBOR;
•the determination of the amount of allowances taken on loans and investments;
•the illiquidity of the Company’s investments;
•failures by other insurers that lead to higher assessments the Company owes to state insurance guaranty funds;
•failures or defaults by counterparties to the Company’s reinsurance arrangements;

•inadequate reserves for future policy benefits and claims or for future redemptions and maturities;
•deviations from the Company’s assumptions regarding morbidity, mortality and persistency affecting the Company’s profitability;
•changes to the Company’s or its affiliates’ reputation arising from employee or agent misconduct or otherwise;
•direct or indirect effects of or responses to climate change;
•interruptions or other failures in the Company’s operating systems and networks, including errors or failures caused by third-party service providers, interference or third-party attacks;
•interruptions or other errors in the Company’s telecommunications or data processing systems;
•    identification and mitigation of risk exposure in market environments, new products, vendors and other types of risk;
•    occurrence of natural or man-made disasters and catastrophes;
•    legal and regulatory actions brought against the Company;
•    changes to laws and regulations that govern operation of the Company’s business;
•    changes in corporate tax laws and regulations and interpretations and determinations of tax laws impacting the Company’s products;
•    protection of the Company’s intellectual property and claims the Company infringes the intellectual property of others; and
•changes in and the adoption of new accounting standards.
The Company cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that the Company is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.
The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion in Part I, Item 1A in the Company’s 2022 Annual Report.
Item 7A. Quantitative and Qualitative Disclosure About Market Risk
Items required under this section are included in Item 7 in this Recast 2022 Annual Report - “Management’s Narrative Analysis - Quantitative and Qualitative Disclosures about Market Risk.”

RiverSource Life Insurance Company

Item 8. Financial Statements and Supplementary Data
Schedules:
All information on schedules to the Consolidated Financial Statements required by Rule 7-05 in Article 7 of Regulation S-X is included in the Consolidated Financial Statements and Notes thereto or is not required. Therefore, all schedules have been omitted.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of RiverSource Life Insurance Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of RiverSource Life Insurance Company and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income, of comprehensive income, of shareholder's equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for long-duration insurance contracts in 2023.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Adoption of the new accounting standard for long-duration insurance contracts
As described in Note 2, 3, 10 and 12 to the consolidated financial statements, the Company adopted the new accounting standard relating to targeted improvements to the accounting for long-duration contracts (“LDTI”). As disclosed by management, the consolidated financial statements reflect the modified retrospective adoption, except for market risk benefits for which management applied a full retrospective transition approach. When management adopted the new standard effective January 1, 2023 with a transition date of January 1, 2021, opening equity was adjusted for the adoption impacts to retained earnings and accumulated other comprehensive income and prior periods presented (i.e. 2021 and 2022) were recast. The new standard changes elements of the measurement models and disclosure requirements for an insurer’s long-duration insurance contract benefits and acquisition costs by expanding the use of fair value accounting to certain contract benefits and requiring at least annual updates to assumptions used to measure liabilities for future policy benefits. As of the January 1, 2021 transition date, the adoption impact was a reduction in total equity of $1.9 billion. The adjustments to retrospectively recast prior period amounts resulted in an increase of $190 million and a decrease of $1.1 billion to total equity as of December 31, 2022 and 2021, respectively, and an increase to net income of $589 million and $658 million for the years ended December 31, 2022 and 2021, respectively. The adjustments as of January 1, 2021 and for the years ended December 31, 2022 and 2021 include the remeasurement of the liability for future policy benefits at a current single A discount rate. The discount rate represents an upper-medium-grade (i.e., low credit risk) fixed-income instrument yield (i.e., an A rating) that reflects the duration characteristics of the liability. Discount rates are locked in annually, at the end of each year for all products, except life contingent payout annuities, and calculated as the monthly average discount rate curves for the year. For life contingent payout annuities, the discount rates are locked in quarterly, at the end of each quarter based on the average of the three months for the quarter.  Market risk benefits are contracts or contract features that both provide protection to the contractholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. Market risk benefits include certain contract features on variable annuity products that provide minimum guarantees to contractholders. Market risk benefits are measured at fair value, at the individual contract level, using a non-option-based valuation approach or an option-based valuation approach dependent upon the fee structure of the contract. The significant assumptions used by management to develop the fair value measurements of market risk benefits include utilization of guaranteed withdrawals, surrender rate, market volatility, nonperformance risk and mortality rate (collectively, the significant market risk benefit assumptions). As of December 31, 2022 and 2021, the market risk benefits assets amounted to $1.0 billion and $539 million, respectively, and the market risk benefits liabilities amounted to $2.1 billion and $3.4 billion, respectively.
The principal considerations for our determination that performing procedures relating to the adoption of the new accounting standard for LDTI is a critical audit matter are (i) the significant judgment by management when adopting the LDTI standard and determining the transition date adjustments and the transition period adjustments, (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to (a) management’s discount rate methodology and development of the discount rate curve used in determining the liability for future policy benefits, and (b) management’s significant market risk benefit assumptions used in determining the fair value of market risk benefits, and (iii) the audit effort involved the use of professionals with specialized skills and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management’s process for adopting the LDTI standard and for determining the transition date and transition period adjustments, (ii) testing the relevance and reliability of the external data used by management to develop the discount rate curve, (iii) testing the completeness and accuracy of the data used by management to develop and update the significant market risk benefit assumptions, and (iv) the use of professionals with specialized skill and knowledge to assist in evaluating, based on the consideration the Company’s historical and actual experience, industry trends, and market conditions, as applicable, the (a) appropriateness of the discount rate methodology and the reasonableness of the discount rate curve, and (b) the reasonableness of the significant market risk benefit assumptions used to determine the fair value of market risk benefits.
Valuation of the embedded derivatives in certain variable annuity riders (as accounted for in the original issuance)
As described in Note 2, 10, 11, and 13 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), management values the embedded derivatives attributable to the provisions of certain variable annuity riders using internal valuation models. As there is no active market for the transfer of these embedded derivatives, such internal valuation models estimate fair value by discounting expected cash flows (as accounted for in the original issuance). As disclosed in the original issuance, as of December 31, 2022, the net embedded derivative liability in certain variable annuity riders was $608 million, and is included in policyholder account balances, future policy benefits and claims on the consolidated balance sheet. Management’s discounted cash flow model for estimating fair value includes observable capital market assumptions and incorporates significant unobservable inputs related to implied volatility, nonperformance risk and contractholder behavior assumptions that include margins for risk, all of which management believes a market participant would expect. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard for LDTI effective January 1, 2023, using the modified retrospective transition approach, except for market risk benefits for which the Company applied a full retrospective transition approach. As a result of the adoption of this standard, the embedded derivatives described above are now measured at fair value and presented separately on the balance sheet as market risk benefit assets and market risk benefit liabilities.
The principal considerations for our determination that performing procedures relating to the valuation of the embedded derivatives in certain variable annuity riders (as accounted for in the original issuance) is a critical audit matter are the significant judgment used by management to estimate the fair value of the embedded derivatives in certain variable annuity riders (as accounted for in the original issuance), which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to the significant unobservable inputs used to determine implied volatility, nonperformance risk and contractholder behavior assumptions that include margins for risk. Also, the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls related to the Company’s estimate of the fair value of embedded derivatives in certain variable annuity riders, including controls over the significant unobservable inputs. These procedures also included, among others, evaluating and testing management’s process for developing the fair value estimate. Testing management’s process included evaluating the reasonableness of the significant unobservable inputs related to implied volatility, nonperformance risk and contractholder behavior assumptions that include margins for risk and testing the completeness and accuracy of underlying data used by management in the development of the significant unobservable inputs. Professionals with specialized skill and knowledge were used to assist in (i) evaluating the reasonableness of certain significant unobservable inputs related to implied volatility, nonperformance risk and contractholder behavior assumptions that include margins for risk based on industry knowledge and data as well as historical Company data and experience, and (ii) evaluating the appropriateness of management’s models.
Valuation of certain guarantees on variable annuity and certain life insurance policies accounted for as insurance liabilities (as accounted for in the original issuance)
As described in Note 2, 10, and 11 (not presented herein) to the consolidated financial statements (appearing under Item 8 of the Company’s 2022 Annual Report on Form 10-K), the Company issues universal life, variable universal life and variable annuity policies that have product features that are accounted for as insurance liabilities. As disclosed by management, the liability for these policies, which is included in policyholder account balances, future policy benefits and claims on the consolidated balance sheet, is determined using actuarial models to estimate the present value of the projected benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments. Significant assumptions used by management in projecting the present value of future benefits and assessments include customer asset value growth rates, mortality, persistency, and investment margins, and additionally for variable annuity policies, benefit utilization. As described above and in Note 2, subsequent to the original issuance of the December 31, 2022 consolidated financial statements, the Company adopted the new accounting standard for LDTI effective January 1, 2023, using the modified retrospective transition approach, except for market risk benefits for which the Company applied a full retrospective transition approach. As a result of the adoption of this standard, certain guarantees on variable annuity are accounted for as market risk benefits.
The principal considerations for our determination that performing procedures relating to the valuation of certain guarantees on variable annuity (as accounted for in the original issuance) and certain life insurance policies accounted for as insurance liabilities is a critical audit matter are the significant judgment used by management when developing the estimate of certain guarantees on variable annuity (as accounted for in the original issuance) and certain life insurance policies accounted for as insurance liabilities, which in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions used to determine customer asset value growth rates, persistency, investment margins, and, for variable annuity policies, benefit utilization. Also, the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company’s valuation of certain guarantees on variable annuity and certain life insurance policies accounted for as insurance liabilities, including controls over management’s development of the significant assumptions. These procedures also included, among others, evaluating and testing management’s process for developing the estimate of certain guarantees on variable annuity and certain life insurance policies accounted for as insurance liabilities, testing the completeness and accuracy of underlying data used by management and testing that assumptions are accurately reflected in the models. Evaluating and testing management’s process also included the involvement of professionals with specialized skill and knowledge to assist in (i) evaluating the reasonableness of the significant assumptions related to customer asset value growth rates, persistency, benefit utilization and investment margins based on industry knowledge and data as well as historical Company data and experience, and (ii) evaluating the appropriateness of management’s models.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 23, 2023, except for the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 3 to the consolidated financial statements and the Adoption of the new accounting standard for long-duration insurance contracts Critical Audit Matter, as to which the date is September 27, 2023

We have served as the Company’s auditor since 2010.

RiverSource Life Insurance Company

Consolidated Balance Sheets

	December 31,
	2022 (1)	2021 (1)
	(in millions, except share amounts)
Assets
Investments:
Available-for-Sale: Fixed maturities, at fair value (amortized cost: 2022, $17,331; 2021, $14,718; allowance for credit losses: 2022, $22; 2021, $1)	$16,135	$16,239
Mortgage loans, at amortized cost (allowance for credit losses: 2022, $11; 2021, $12)	1,768	1,788
Policy loans	847	834
Other investments (allowance for credit losses: 2022, nil; 2021, nil)	207	230
Total investments	18,957	19,091
Investments of consolidated investment entities, at fair value	2,354	2,184
Cash and cash equivalents	2,611	3,200
Cash of consolidated investment entities, at fair value	133	121
Market risk benefits	1,015	539
Reinsurance recoverables (allowance for credit losses: 2022, $23; 2021, $11)	4,228	5,456
Receivables	7,577	8,148
Receivables of consolidated investment entities, at fair value	20	17
Accrued investment income	145	124
Deferred acquisition costs	2,759	2,821
Other assets	4,726	7,311
Other assets of consolidated investment entities, at fair value	2	3
Separate account assets	70,876	92,238
Total assets	$115,403	$141,253

Liabilities and Shareholder’s Equity
Liabilities:
Policyholder account balances, future policy benefits and claims	$34,122	$35,017
Market risk benefits	2,118	3,440
Short-term borrowings	201	200
Long-term debt	500	500
Debt of consolidated investment entities, at fair value	2,363	2,164
Other liabilities	4,131	6,519
Other liabilities of consolidated investment entities, at fair value	119	137
Separate account liabilities	70,876	92,238
Total liabilities	114,430	140,215

Shareholder’s equity:
Common stock, $30 par value; 100,000 shares authorized, issued and outstanding	3	3
Additional paid-in capital	2,466	2,466
Accumulated deficit	(412)	(1,114)
Accumulated other comprehensive income (loss), net of tax	(1,084)	(317)
Total shareholder’s equity	973	1,038
Total liabilities and shareholder’s equity	$115,403	$141,253
(1) Recast for the adoption of accounting standard, Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts. See Note 3 for more information.
See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

Consolidated Statements of Income

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
	(in millions)
Revenues
Premiums	$306	$(871)	$341
Net investment income	827	827	869
Policy and contract charges	2,078	2,250	2,094
Other revenues	644	616	482
Net realized investment gains (losses)	(100)	595	(10)
Total revenues	3,755	3,417	3,776
Benefits and expenses
Benefits, claims, losses and settlement expenses	236	(157)	1,805
Interest credited to fixed accounts	665	600	644
Remeasurement (gains) losses of future policy benefit reserves	1	(52)	—
Change in fair value of market risk benefits	311	(113)	—
Amortization of deferred acquisition costs	241	245	264
Interest and debt expense	108	105	5
Other insurance and operating expenses	682	751	665
Total benefits and expenses	2,244	1,379	3,383
Pretax income (loss)	1,511	2,038	393
Income tax provision (benefit)	209	316	(45)
Net income	$1,302	$1,722	$438
(1) Recast for the adoption of accounting standard, Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts. See Note 3 for more information.
See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
	(in millions)
Net income (loss)	$1,302	$1,722	$438
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities	(2,035)	(848)	428
Effect of changes in discount rate assumptions on certain long-duration contracts	861	284	—
Effect of changes in instrument-specific credit risk on market risk benefits	407	100	—
Total other comprehensive income (loss), net of tax	(767)	(464)	428
Total comprehensive income (loss)	$535	$1,258	$866
(1) Recast for the adoption of accounting standard, Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts. See Note 3 for more information.
See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

Consolidated Statements of Shareholder’s Equity

	Common Shares	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	(in millions)
Balances at January 1, 2020	$3	$2,466	$293	$756	$3,518
Cumulative effect of adoption of current expected credit losses guidance	—	—	(7)	—	(7)
Net income	—	—	438	—	438
Other comprehensive income, net of tax	—	—	—	428	428
Cash dividends to Ameriprise Financial, Inc.	—	—	(800)	—	(800)
Balances at December 31, 2020	3	2,466	(76)	1,184	3,577
Cumulative effect of adoption of long-duration contracts guidance	—	—	(860)	(1,037)	(1,897)
Net income	—	—	1,722	—	1,722
Other comprehensive loss, net of tax	—	—	—	(464)	(464)
Cash dividends to Ameriprise Financial, Inc.	—	—	(1,900)	—	(1,900)
Balances at December 31, 2021 (1)	3	2,466	(1,114)	(317)	1,038
Net income	—	—	1,302	—	1,302
Other comprehensive loss, net of tax	—	—	—	(767)	(767)
Cash dividends to Ameriprise Financial, Inc.	—	—	(600)	—	(600)
Balances at December 31, 2022 (1)	$3	$2,466	$(412)	$(1,084)	$973
(1) Recast for the adoption of accounting standard, Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts. See Note 3 for more information.
See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
	(in millions)
Cash Flows from Operating Activities
Net income	$1,302	$1,722	$438
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion, net	(201)	(98)	(22)
Deferred income tax (benefit) expense	154	138	(278)
Contractholder and policyholder charges, non-cash	(395)	(390)	(385)
Loss from equity method investments	48	72	73
Net realized investment (gains) losses	(3)	(611)	(12)
Impairments and provision for loan losses	91	(3)	22
Net losses (gains) of consolidated investment entities	17	(20)	(2)
Changes in operating assets and liabilities:
Deferred acquisition costs	62	(9)	48
Policyholder account balances, future policy benefits and claims, and market risk benefits, net	1,013	1,482	3,441
Derivatives, net of collateral	311	(575)	(134)
Reinsurance recoverables	84	(19)	(166)
Receivables	279	114	62
Accrued investment income	(21)	10	(3)
Current income tax, net	72	(321)	378
Other operating assets and liabilities of consolidated investment entities	2	20	—
Other, net	136	66	79
Net cash provided by (used in) operating activities	2,951	1,578	3,539

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	1,309	555	102
Maturities, sinking fund payments and calls	1,563	2,804	2,813
Purchases	(5,600)	(3,677)	(4,069)
Proceeds from sales, maturities and repayments of mortgage loans	141	272	207
Funding of mortgage loans	(124)	(215)	(135)
Proceeds from sales and collections of other investments	24	93	123
Purchase of other investments	(46)	(32)	(184)
Purchase of investments by consolidated investment entities	(961)	(1,603)	(57)
Proceeds from sales, maturities and repayments of investments by consolidated investment entities	615	1,047	46
Purchase of equipment and software	(13)	(13)	(10)
Change in policy loans, net	(13)	12	21
Cash paid for deposit receivable	(45)	(377)	(4)
Cash received for deposit receivable	550	254	93
Advance on line of credit to Ameriprise Financial, Inc.	(1,034)	(1)	(702)
Repayment from Ameriprise Financial, Inc. on line of credit	1,034	1	702
Cash paid for written options with deferred premiums	(619)	(552)	(338)
Cash received from written options with deferred premiums	204	106	133
Net cash impact of consolidating consolidated investment entities	—	—	83
Other, net	21	(39)	2
Net cash provided by (used in) investing activities	$(2,994)	$(1,365)	$(1,174)
See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31,
	2022 (1)	2021 (1)	2020
	(in millions)
Cash Flows from Financing Activities
Policyholder account balances:
Deposits and other additions	$1,169	$1,553	$1,649
Net transfers from (to) separate accounts	(162)	(273)	(125)
Surrenders and other benefits	(1,459)	(1,365)	(1,357)
Proceeds from line of credit with Ameriprise Financial, Inc.	—	6	186
Payments on line of credit with Ameriprise Financial, Inc.	—	(6)	(236)
Proceeds from long-term debt with Ameriprise Financial, Inc.	—	—	500
Cash received for purchased options with deferred premiums	378	1,350	40
Cash paid for purchased options with deferred premiums	(197)	(156)	(211)
Borrowings by consolidated investment entities	341	1,756	—
Repayments of debt by consolidated investment entities	(4)	(1,142)	(1)
Cash dividends to Ameriprise Financial, Inc.	(600)	(1,900)	(800)
Net cash provided by (used in) financing activities	(534)	(177)	(355)
Net increase (decrease) in cash and cash equivalents	(577)	36	2,010
Cash and cash equivalents at beginning of period	3,321	3,285	1,275
Cash and cash equivalents at end of period	$2,744	$3,321	$3,285

Supplemental Disclosures:
Income taxes paid (received), net	$(17)	$496	$(143)
Interest paid excluding consolidated investment entities	3	—	2
Interest paid by consolidated investment entities	75	90	—
Non-cash investing activity:
Exchange of an investment that resulted in a realized gain and an increase to amortized cost	—	17	—
Investments transferred in connection with reinsurance transaction	—	7,513	—
(1) Recast for the adoption of accounting standard, Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts. See Note 3 for more information.
See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company
Notes to Consolidated Financial Statements
1. Nature of Business and Basis of Presentation
RiverSource Life Insurance Company is a stock life insurance company with one wholly owned stock life insurance company subsidiary, RiverSource Life Insurance Co. of New York (“RiverSource Life of NY”). RiverSource Life Insurance Company is a wholly owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise Financial”).
•RiverSource Life Insurance Company is domiciled in Minnesota and holds Certificates of Authority in American Samoa, the District of Columbia and all states except New York. RiverSource Life Insurance Company issues insurance and annuity products.
•RiverSource Life of NY is domiciled and holds a Certificate of Authority in New York. RiverSource Life of NY issues insurance and annuity products.
RiverSource Life Insurance Company also wholly owns RiverSource Tax Advantaged Investments, Inc. (“RTA”) and Columbia Cent CLO Advisors, LLC (“Columbia Cent”). RTA is a stock company domiciled in Delaware and is a limited partner in affordable housing partnership investments. Columbia Cent provides asset management services to collateralized loan obligations (“CLOs”).
The accompanying Consolidated Financial Statements include the accounts of RiverSource Life Insurance Company and companies in which it directly or indirectly has a controlling financial interest and variable interest entities (“VIEs”) in which it is the primary beneficiary (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation.
During 2022, the Company identified an error related to the shadow unearned revenue liability balance associated with universal life insurance products. The Company evaluated the error and determined that the impact was not material to the Company’s results for any prior period, but for comparability, the Company revised the prior period Consolidated Financial Statements and related disclosures impacted. A summary of the revision to the Company’s previously reported Consolidated Financial Statements is presented in Note 22.
The accompanying Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities as described in Note 16.
The Company evaluated events or transactions that may have occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued. Other than disclosed in Note 15, no other subsequent events or transactions requiring recognition or disclosure were identified.
The Company’s principal products are variable annuities, structured variable annuities, universal life (“UL”) insurance, including indexed universal life (“IUL”) and variable universal life (“VUL”) insurance, which are issued primarily to individuals. Waiver of premium and accidental death benefit riders are generally available with UL products, in addition to other benefit riders. Variable annuity contract purchasers can choose to add optional benefit riders to their contracts, such as guaranteed minimum death benefit (“GMDB”), guaranteed minimum withdrawal benefit (“GMWB”) and guaranteed minimum accumulation benefit (“GMAB”) riders. In 2020, the Company began offering structured variable annuities which give contractholders the option to allocate a portion of their account value to an indexed account with the contractholder’s rate of return, which may be positive or negative, tied to selected indices. The Company discontinued most new sales of its variable annuities with living benefit guarantees by the end of 2021 and new sales were completely discontinued as of mid-2022. As the Company continues to optimize its risk profile and shift its business mix to lower risk offerings, it has discontinued new sales of its UL insurance with secondary guarantees and its single-pay fixed universal life with a long term care rider products at the end of 2021.
The Company also offers immediate annuities, traditional life insurance and disability income (“DI”) insurance. In 2020, the Company discontinued sales of fixed deferred annuities.
The Company’s business is sold through the advisor network of Ameriprise Financial Services, LLC (“AFS”), a subsidiary of Ameriprise Financial. RiverSource Distributors, Inc., a subsidiary of Ameriprise Financial, serves as the principal underwriter and distributor of variable annuity and life insurance products issued by the Company.
2. Summary of Significant Accounting Policies
The Company adopted Accounting Standards Update (“ASU”), Financial Services – Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”), effective January 1, 2023 with a transition date of January 1, 2021. The significant accounting policies for market risk benefits (“MRB”); deferred acquisition costs (“DAC”); deferred sales inducement costs (“DSIC”); reinsurance; policyholder account balances, future policy benefits and claims; and unearned revenue liability were added or updated as a result of adopting ASU 2018-12. See Note 3 for additional information related to the transition and adoption impact.
Principles of Consolidation
A VIE is an entity that either has equity investors that lack certain essential characteristics of a controlling financial interest (including substantive voting rights, the obligation to absorb the entity’s losses, or the rights to receive the entity’s returns) or has equity investors that do not provide sufficient financial resources for the entity to support its activities.

Voting interest entities (“VOEs”) are those entities that do not qualify as a VIE. The Company consolidates VOEs in which it holds a greater than 50% voting interest. The Company generally accounts for entities using the equity method when it holds a greater than 20% but less than 50% voting interest or when the Company exercises significant influence over the entity. All other investments that are not reported at fair value as trading or Available-for-Sale securities are accounted for using the measurement alternative method when the Company owns less than a 20% voting interest and does not exercise significant influence. Under the measurement alternative, the investment is recorded at the cost basis, less impairments, if any, plus or minus observable price changes of identical or similar investments of the same issuer.
A VIE is consolidated by the reporting entity that determines it has both:
•the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and
•the obligation to absorb potentially significant losses or the right to receive potentially significant benefits to the VIE.
All VIEs are assessed for consolidation under this framework. When evaluating entities for consolidation, the Company considers its contractual rights in determining whether it has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance. In determining whether the Company has this power, it considers whether it is acting in a role that enables it to direct the activities that most significantly impact the economic performance of an entity or if it is acting in an agent role.
In determining whether the Company has the obligation to absorb potential significant losses of the VIE or the right to receive potential significant benefits from the VIE that could potentially be significant to the VIE, the Company considers an analysis of its rights to receive benefits such as investment returns and its obligation to absorb losses associated with any investment in the VIE in conjunction with other qualitative factors. Management and incentive fees that are at market and commensurate with the level of services provided, and where the Company does not hold other interests in the VIE that would absorb more than an insignificant amount of the VIE’s expected losses or receive more than an insignificant amount of the VIE’s expected residual returns, are not considered a variable interest and are excluded from the analysis.
The consolidation guidance has a scope exception for reporting entities with interests in registered money market funds which do not have an explicit support agreement.
Amounts Based on Estimates and Assumptions
Accounting estimates are an integral part of the Consolidated Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and the recognition of credit losses or impairments, valuation of derivative instruments, litigation reserves, future policy benefits, market risk benefits and income taxes and the recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ. Prior to the adoption of ASU 2018-12, DAC and the corresponding recognition of DAC amortization was also considered among the more significant estimates.
Investments
Available-for-Sale Securities
Available-for-Sale securities are carried at fair value with unrealized gains (losses) recorded in accumulated other comprehensive income (“AOCI”), net of impacts to benefit reserves, reinsurance recoverables and income taxes. Gains and losses are recognized on a trade date basis in the Consolidated Statements of Income upon disposition of the securities. Prior to the Company’s adoption of ASU 2018-12, unrealized gains (losses) recorded in AOCI were also net of DAC, DSIC and unearned revenue.
Available-for-Sale securities are impaired when the fair value of an investment is less than its amortized cost. When an Available-for-Sale security is impaired, the Company first assesses whether or not: (i) it has the intent to sell the security (i.e., made a decision to sell) or (ii) it is more likely than not that the Company will be required to sell the security before its anticipated recovery. If either of these conditions exist, the Company recognizes an impairment by reducing the book value of the security for the difference between the investment’s amortized cost and its fair value with a corresponding charge to earnings. Subsequent increases in the fair value of Available-for-Sale securities that occur in periods after a write-down has occurred are recorded as unrealized gains in other comprehensive income (“OCI”), while subsequent decreases in fair value would continue to be recorded as reductions of book value with a charge to earnings.
For securities that do not meet the above criteria, the Company determines whether the decrease in fair value is due to a credit loss or due to other factors. The amount of impairment due to credit-related factors, if any, is recognized as an allowance for credit losses with a related charge to net realized investment gains (losses). The allowance for credit losses is limited to the amount by which the security’s amortized cost basis exceeds its fair value. The amount of the impairment related to other factors is recognized in OCI.
Factors the Company considers in determining whether declines in the fair value of fixed maturity securities are due to credit-related factors include: (i) the extent to which the market value is below amortized cost; (ii) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer; and (iii) market events that could impact credit ratings, economic and business climate, litigation and government actions, and similar external business factors.
If through subsequent evaluation there is a sustained increase in cash flows expected, both the allowance and related charge to earnings may be reversed to reflect the increase in expected principal and interest payments.

In order to determine the amount of the credit loss component for corporate debt securities, a best estimate of the present value of cash flows expected to be collected discounted at the security’s effective interest rate is compared to the amortized cost basis of the security. The significant inputs to cash flow projections consider potential debt restructuring terms, projected cash flows available to pay creditors and the Company’s position in the debtor’s overall capital structure. When assessing potential credit-related impairments for structured investments (e.g., residential mortgage backed securities, commercial mortgage backed securities and asset backed securities), the Company also considers credit-related factors such as overall deal structure and its position within the structure, quality of underlying collateral, delinquencies and defaults, loss severities, recoveries, prepayments and cumulative loss projections.
Management has elected to exclude accrued interest in its measurement of the allowance for credit losses for Available-for-Sale securities. Accrued interest on Available-for-Sale securities is recorded as earned in Accrued investment income. Available-for-Sale securities are generally placed on nonaccrual status when the accrued balance becomes 90 days past due or earlier based on management’s evaluation of the facts and circumstances of each security under review. All previously accrued interest is reversed through Net investment income.
Other Investments
Other investments primarily reflect the Company’s interests in affordable housing partnerships and syndicated loans. Affordable housing partnerships are accounted for under the equity method.
Financing Receivables
Financing receivables are comprised of commercial loans, policy loans, and deposit receivables.
Commercial Loans
Commercial loans include commercial mortgage loans and syndicated loans and are recorded at amortized cost less the allowance for loan losses. Commercial mortgage loans are recorded within Mortgage loans and syndicated loans are recorded within Other investments. Commercial mortgage loans are loans on commercial properties that are originated by the Company. Syndicated loans represent the Company’s investment in loan syndications originated by unrelated third parties.
Interest income is accrued as earned on the unpaid principal balances of the loans. Interest income recognized on commercial mortgage loans and syndicated loans is recorded in Net investment income.
Policy Loans
Policy loans do not exceed the cash surrender value at origination. As there is minimal risk of loss related to policy loans, there is no allowance for credit losses.
Interest income is accrued as earned on the unpaid principal balances of the loans. Interest income recognized on policy loans is recorded in Net investment income.
Deposit Receivables
For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability related to insurance risk in accordance with applicable accounting standards. If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits made and any related embedded derivatives are included in Receivables. As amounts are received, consistent with the underlying contracts, deposit receivables are adjusted. Deposit receivables are accreted using the interest method and the accretion is reported in Other revenues.
See Note 7 for additional information on financing receivables.
Allowance for Credit Losses
The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected over the asset’s expected life, considering past events, current conditions and reasonable and supportable forecasts of future economic conditions. Estimates of expected credit losses consider both historical charge-off and recovery experience as well as current economic conditions and management’s expectation of future charge-off and recovery levels. Expected losses related to risks other than credit risk are excluded from the allowance for credit losses. The allowance for credit losses is measured and recorded upon initial recognition of the loan, regardless of whether it is originated or purchased. The methods and information used to develop the allowance for credit losses for each class of financing receivable are discussed below.
Commercial Loans
The allowance for credit losses for commercial mortgage loans and syndicated loans utilizes a probability of default and loss severity approach to estimate lifetime expected credit losses. Actual historical default and loss severity data for each type of commercial loan is adjusted for current conditions and reasonable and supportable forecasts of future economic conditions to develop the probability of default and loss severity assumptions that are applied to the amortized cost basis of the loans over the expected life of each portfolio. The allowance for credit losses on commercial mortgage loans and syndicated loans is recorded through provisions charged to Net realized investment gains (losses) and is reduced/increased by net charge-offs/recoveries.

Management determines the adequacy of the allowance for credit losses based on the overall loan portfolio composition, recent and historical loss experience, and other pertinent factors, including when applicable, internal risk ratings, loan-to-value (“LTV”) ratios and occupancy rates, along with reasonable and supportable forecasts of economic and market conditions. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change. While the Company may attribute portions of the allowance to specific loan pools as part of the allowance estimation process, the entire allowance is available to absorb losses expected over the life of the loan portfolio.
Deposit receivables
The allowance for credit losses is calculated on an individual reinsurer basis. Deposit receivables are collateralized by underlying trust arrangements. Management evaluates the terms of the reinsurance and trust agreements, the nature of the underlying assets, and the potential for changes in the collateral value when considering the need for an allowance for credit losses.
Nonaccrual Loans
Commercial mortgage loans and syndicated loans are placed on nonaccrual status when either the collection of interest or principal has become 90 days past due or is otherwise considered doubtful of collection. When a loan is placed on nonaccrual status, unpaid accrued interest is reversed. Interest payments received on loans on nonaccrual status are generally applied to principal unless the remaining principal balance has been determined to be fully collectible. Management has elected to exclude accrued interest in its measurement of the allowance for credit losses for commercial mortgage loans and syndicated loans.
Restructured Loans
A loan is classified as a restructured loan when the Company makes certain concessionary modifications to contractual terms for borrowers experiencing financial difficulties. When the interest rate, minimum payments, and/or due dates have been modified in an attempt to make the loan more affordable to a borrower experiencing financial difficulties, the modification is considered a troubled debt restructuring (“TDR”). Modifications to loan terms do not automatically result in TDRs. Generally, performance prior to the restructuring or significant events that coincide with the restructuring are considered in assessing whether the borrower can meet the new terms which may result in the loan being returned to accrual status at the time of the restructuring or after a performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains on nonaccrual status.
Charge-off and Foreclosure
Charge-offs are recorded when the Company concludes that all or a portion of the commercial mortgage loan or syndicated loan is uncollectible. Factors used by the Company to determine whether all amounts due on commercial mortgage loans will be collected, include but are not limited to, the financial condition of the borrower, performance of the underlying properties, collateral and/or guarantees on the loan, and the borrower’s estimated future ability to pay based on property type and geographic location. Factors used by the Company to determine whether all amounts due on syndicated loans will be collected, include but are not limited to the borrower’s financial condition, industry outlook, and internal risk ratings based on rating agency data and internal analyst expectations.
If it is determined that foreclosure on a commercial mortgage loan is probable and the fair value is less than the current loan balance, expected credit losses are measured as the difference between the amortized cost basis of the asset and fair value less estimated costs to sell, if applicable. Upon foreclosure, the commercial mortgage loan and related allowance are reversed, and the foreclosed property is recorded as real estate owned within Other assets.
Cash and Cash Equivalents
Cash equivalents include highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less.
Reinsurance
The Company cedes insurance risk to other insurers under reinsurance agreements.
Reinsurance premiums paid and benefits received are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Reinsurance premiums paid for traditional life, long term care (“LTC”), DI and life contingent immediate annuities, net of the change in any prepaid reinsurance asset, are reported as a reduction of Premiums. Reinsurance recoveries are reported as components of Benefits, claims, losses and settlement expenses.
UL and VUL reinsurance premiums are reported as a reduction of Policy and contract charges. In addition, for UL and VUL insurance policies, the net cost of reinsurance ceded, which represents the discounted amount of the expected cash flows between the reinsurer and the Company, is classified as an asset and amortized based on estimated gross profits (“EGPs”) over the period the reinsurance policies are in-force. Changes in the net cost of reinsurance are reflected as a component of Policy and contract charges.
Insurance liabilities are reported before the effects of reinsurance. Policyholder account balances, future policy benefits and claims recoverable under reinsurance contracts are recorded within Reinsurance recoverables, net of the allowance for credit losses. The Company evaluates the financial condition of its reinsurers prior to entering into new reinsurance contracts and on a periodic basis during the contract term. The allowance for credit losses related to reinsurance recoverable is based on applying observable industry data including insurer ratings, default and loss severity data to the Company’s reinsurance recoverable balances. Management evaluates the results of the calculation and considers differences between the industry data and the Company’s data. Such differences include that the Company has no actual history of losses and that industry data may contain non-life insurers. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change given the long-term nature of these receivables. In addition, the Company has a reinsurance protection agreement that provides credit protections for its reinsured LTC business. The allowance for credit losses on reinsurance recoverable is recorded through provisions charged to Benefits, claims, losses and settlement expenses.
The Company also assumes life insurance and fixed annuity risk from other insurers in limited circumstances. Reinsurance premiums received and benefits paid are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Liabilities for assumed business are recorded within Policyholder account balances, future policy benefits and claims.
See Note 9 for additional information on reinsurance.
Land, Buildings, Equipment and Software
Land, buildings, equipment and internally developed software are carried at cost less accumulated depreciation or amortization and are reflected within other assets. The Company uses the straight-line method of depreciation and amortization over periods ranging from three to 39 years.
As of both December 31, 2022 and 2021, land, buildings, equipment and software were $123 million, net of accumulated depreciation of $229 million and $216 million as of December 31, 2022 and 2021, respectively. Depreciation and amortization expense for the years ended December 31, 2022, 2021 and 2020 was $13 million, $14 million and $14 million, respectively.
Derivative Instruments and Hedging Activities
Freestanding derivative instruments are recorded at fair value and are reflected in Other assets or Other liabilities. The Company’s policy is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting hedge designation, if any. The Company primarily uses derivatives as economic hedges that are not designated as accounting hedges or do not qualify for hedge accounting treatment. The Company occasionally designates derivatives as (i) hedges of changes in the fair value of assets, liabilities, or firm commitments (“fair value hedges”) or (ii) hedges of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedges”).
Derivative instruments that are entered into for hedging purposes are designated as such at the time the Company enters into the contract. For all derivative instruments that are designated for hedging activities, the Company documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also documents its risk management objectives and strategies for entering into the hedge transactions. The Company assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue the application of hedge accounting.
For derivative instruments that do not qualify for hedge accounting or are not designated as accounting hedges, changes in fair value are recognized in current period earnings. Changes in fair value of derivatives are presented in the Consolidated Statements of Income based on the nature and use of the instrument. Changes in fair value of derivatives used as economic hedges are presented in the Consolidated Statements of Income with the corresponding change in the hedged asset or liability.
For derivative instruments that qualify as fair value hedges, changes in the fair value of the derivatives, as well as changes in the fair value of the hedged assets, liabilities or firm commitments, are recognized on a net basis in current period earnings. The carrying value of the hedged item is adjusted for the change in fair value from the designated hedged risk. If a fair value hedge designation is removed or the hedge is terminated prior to maturity, previous adjustments to the carrying value of the hedged item are recognized into earnings over the remaining life of the hedged item.
For derivative instruments that qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is reported in AOCI and reclassified into earnings when the hedged item or transaction impacts earnings. The amount that is reclassified into earnings is presented in the Consolidated Statements of Income with the hedged instrument or transaction impact. Any ineffective portion of the gain or loss is reported in current period earnings as a component of Net investment income. If a hedge designation is removed or a hedge is terminated prior to maturity, the amount previously recorded in AOCI is reclassified to earnings over the period that the hedged item impacts earnings. For hedge relationships that are discontinued because the forecasted transaction is not expected to occur according to the original strategy, any related amounts previously recorded in AOCI are recognized in earnings immediately.
The equity component of indexed annuity, structured variable annuity and IUL obligations are considered embedded derivatives. Additionally, certain annuities contain GMAB and GMWB provisions accounted for as market risk benefits under ASU 2018-12. Prior to the adoption of ASU 2018-12, the GMAB and the non-life contingent benefits associated with GMWB provisions were also considered embedded derivatives. See Note 14 for information regarding the Company’s fair value measurement of derivative instruments and Note 18 for the impact of derivatives on the Consolidated Statements of Income.
Market Risk Benefits
Market risk benefits are contracts or contract features that both provide protection to the contractholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. Market risk benefits include certain contract features on variable annuity products that provide minimum guarantees to contractholders. Guarantees accounted for as market risk benefits include GMDB, guaranteed minimum income benefit (“GMIB”), GMWB and GMAB. If a contract contains multiple market risk benefits, those market risk benefits are bundled together as a single compound market risk benefit.
Market risk benefits are measured at fair value, at the individual contract level, using a non-option-based valuation approach or an option-based valuation approach dependent upon the fee structure of the contract. Changes in fair value are recognized in net income each period with the exception of the portion of the change in fair value due to a change in the instrument-specific credit risk, which is recognized in OCI.
Deferred Acquisition Costs
The Company incurs costs in connection with acquiring new and renewal insurance and annuity businesses. The portion of these costs which are incremental and direct to the acquisition of a new or renewal insurance policy or annuity contract are deferred. Significant costs capitalized include sales based compensation related to the acquisition of new and renewal insurance policies and annuity contracts, medical inspection costs for successful sales, and a portion of employee compensation and benefit costs based upon the amount of time spent on successful sales. Sales based compensation paid to Ameriprise Financial’s advisors and employees and third-party distributors is capitalized. Employee compensation and benefits costs which are capitalized relate primarily to sales efforts, underwriting and processing. All other costs which are not incremental direct costs of acquiring an insurance policy or annuity contract are expensed as incurred. The DAC associated with insurance policies or annuity contracts that are significantly modified or internally replaced with another contract are accounted for as write-offs. These transactions are anticipated in establishing amortization periods and other valuation assumptions.
The Company monitors other DAC amortization assumptions, such as persistency, mortality, morbidity, and variable annuity benefit utilization each quarter and, when assessed independently, each could impact the Company’s DAC balances. Unamortized DAC is reduced for actual experience in excess of expected experience.
The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions described previously. Unless the Company’s management identifies a significant deviation over the course of the quarterly monitoring, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year.
DAC is amortized on a constant-level basis for the grouped contracts over the expected contract term to approximate straight-line amortization. Contracts are grouped by contract type and issue year into cohorts consistent with the grouping used in estimating the associated liability for future policy benefits. DAC related to all long-duration product types (except for life contingent payout annuities) is grouped on a calendar-year annual basis for each legal entity. Further disaggregation is reported for any contracts that include an additional liability for death or other insurance benefit. DAC related to life contingent payout annuities is grouped on a calendar-year annual basis for each legal entity for policies issued prior to 2021 and on a quarterly basis for each legal entity thereafter.
DAC related to annuity products (including variable deferred annuities, structured variable annuities, fixed deferred annuities, and life contingent payout annuities) is amortized based on initial premium. DAC related to life insurance products (including UL insurance, VUL insurance, IUL insurance, term life insurance, and whole life insurance) is amortized based on original specified amount (i.e., face amount). DAC related to DI insurance is amortized based on original monthly benefit.
The accounting contract term for annuity products (except for life contingent payout annuities) is over the projected accumulation period. Life contingent payout annuities are amortized over the period which annuity payments are expected to be paid. The accounting contract term for life insurance products is over the projected life of the contract. DI insurance is amortized over the projected life of the contract, including the claim paying period.
Deferred Acquisition Costs (Pre-adoption of ASU 2018-12)
Non-Traditional Long-Duration Products
For non-traditional long-duration products (including variable, structured variable and fixed deferred annuity contracts, UL and VUL insurance products), DAC were amortized based on projections of EGPs over amortization periods equal to the approximate life of the business.
EGPs varied based on persistency rates (assumptions at which contractholders and policyholders were expected to surrender, make withdrawals from and make deposits to their contracts), mortality levels, client asset value growth rates (based on equity and bond market performance), variable annuity benefit utilization and interest margins (the spread between earned rates on invested assets and rates credited to contractholder and policyholder accounts) and were management’s best estimates. Management regularly monitored financial market conditions and actual contractholder and policyholder behavior experience and compared them to its assumptions. These assumptions were updated whenever it appeared that earlier estimates should be revised. When assumptions were changed, the percentage of EGPs used to amortize DAC might have also changed. A change in the required amortization percentage was applied retrospectively; an increase in amortization percentage resulted in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage resulted in an increase in the DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions could have been either positive or negative in any particular period and was reflected in the period in which such changes were made. At each balance sheet date, the DAC balance was adjusted for the effect that would result from the realization of unrealized gains (losses) on securities impacting EGPs, with the related change recognized through AOCI.
The client asset value growth rates were the rates at which variable annuity and VUL insurance contract values invested in separate accounts which were assumed to appreciate in the future. The rates used varied by equity and fixed income investments. Management reviewed and, where appropriate, adjusted its assumptions with respect to client asset value growth rates on a regular basis. The Company typically used a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate was reviewed quarterly to ensure consistency with management’s assessment of anticipated equity market performance. DAC amortization expense recorded in a period when client asset value growth rates exceeded management’s near-term estimate were typically less than in a period when growth rates fell short of management’s near-term estimate.
Traditional Long-Duration Products
For traditional long-duration products (including traditional life and DI insurance products), DAC were generally amortized as a percentage of premiums over amortization periods equal to the premium paying period. The assumptions made in calculating the DAC balance and DAC amortization expense were consistent with those used in determining the liabilities.
For traditional life and DI insurance products, the assumptions provided for adverse deviations in experience and were revised only if management concluded experience will be so adverse that DAC were not recoverable. If management concluded that DAC were not recoverable, DAC were reduced to the amount that was recoverable based on best estimate assumptions and a corresponding expense was recorded in the Consolidated Statements of Income.
Deferred Sales Inducement Costs
Deferred sales inducements are contract features that are intended to attract new customers or to persuade existing customers to keep their current policy. Sales inducement costs consist of bonus interest credits and premium credits added to certain annuity contract and insurance policy values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC on a constant-level basis. DSIC is recorded in Other assets and amortization of DSIC is recorded in Benefits, claims, losses and settlement expenses.
Prior to the adoption of ASU 2018-12, DSIC was amortized based on EGPs consistent with DAC and recorded in Other assets and the amortization of DSIC was recorded in Benefits, claims, losses and settlement expenses.
Separate Account Assets and Liabilities
Separate account assets represent funds held for the benefit of and Separate account liabilities represent the obligation to the variable annuity contractholders and variable life insurance policyholders who have a contractual right to receive the benefits of their contract or policy and bear the related investment risk. Gains and losses on separate account assets accrue directly to the contractholder or policyholder and are not reported in the Company’s Consolidated Statements of Income. Separate account assets are recorded at fair value and Separate account liabilities are equal to the assets recognized.
Policyholder Account Balances, Future Policy Benefits and Claims
The Company establishes reserves to cover the benefits associated with non-traditional and traditional long-duration products. Non-traditional long-duration products include variable and structured variable annuity contracts, fixed annuity contracts and UL and VUL policies. Traditional long-duration products include term life, whole life, DI, LTC insurance products and life contingent payout annuity products.
Non-Traditional Long-Duration Products
The liabilities for non-traditional long-duration products include fixed account values on variable and fixed annuities and UL and VUL policies, non-life contingent payout annuities, liabilities for guaranteed benefits associated with variable annuities (including structured variable annuities), and embedded derivatives for structured variable annuities, indexed annuities, and IUL products.
Liabilities for fixed account values on variable annuities, structured variable annuities, fixed deferred annuities, and UL and VUL policies are equal to accumulation values, which are the cumulative gross deposits and credited interest less withdrawals and various charges. The liability for non-life contingent payout annuities is recognized as the present value of future payments using the effective yield at inception of the contract.

A portion of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The liability for these future losses is determined at the reporting date by estimating the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). See Note 10 for information regarding the liability for contracts with secondary guarantees. Liabilities for fixed deferred indexed annuity, structured variable annuity and IUL products are equal to the accumulation of host contract values, guaranteed benefits, and the fair value of embedded derivatives.
See Note 12 for information regarding variable annuity guarantees.
Embedded Derivatives
The fair value of embedded derivatives related to structured variable annuities, indexed annuities and IUL fluctuate based on equity markets and interest rates and the estimate of the Company’s nonperformance risk and is recorded in Policyholder account balances, future policy benefits and claims. See Note 14 for information regarding the fair value measurement of embedded derivatives.
Traditional Long-Duration Products
The liabilities for traditional long-duration products include cash flows related to unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI, LTC, and life contingent payout annuity policies as claims are incurred in the future. The claim liability (also referred to as disabled life reserves) is presented together as one liability for future policy benefits.
A liability for future policy benefits, which is the present value of estimated future policy benefits to be paid to or on behalf of policyholders and certain related expenses less the present value of estimated future net premiums to be collected from policyholders, is accrued as premium revenue is recognized. Expected insurance benefits are accrued over the life of the contract in proportion to premium revenue recognized (referred to as the net premium approach). The net premium ratio reflects cash flows from contract inception to contract termination (i.e., through the claim paying period) and cannot exceed 100%.
Assumptions utilized in the net premium approach, including mortality, morbidity, and terminations, are reviewed as part of experience studies at least annually or more frequently if suggested by evidence. Expense assumptions and actual expenses are updated within the net premium calculation consistent with other policyholder assumptions.
The updated cash flows used in the calculation are discounted using a forward rate curve. The discount rate represents an upper-medium-grade (i.e., low credit risk) fixed-income instrument yield (i.e., an A rating) that reflects the duration characteristics of the liability. Discount rates will be locked in annually, at the end of each year for all products, except life contingent payout annuities, and calculated as the monthly average discount rate curves for the year. For life contingent payout annuities, the discount rates will be locked in quarterly, at the end of each quarter based on the average of the three months for the quarter.
The liability for future policy benefits will be updated for actual experience at least on an annual basis and concurrent with changes to cash flow assumptions. When net premiums are updated for cash flow changes, the estimated cash flows over the entire life of a group of contracts are updated using historical experience and updated future cash flow assumptions.
The revised net premiums are used to calculate an updated liability for future policy benefits as of the beginning of the reporting period, discounted at the original locked in rate (i.e., contract issuance rate). The updated liability for future policy benefits as of the beginning of the reporting period is then compared with the carrying amount of the liability as of that date prior to updating cash flow assumptions to determine the current period remeasurement gain or loss reflected in current period earnings. The revised net premiums are then applied as of the beginning of the quarter to calculate the benefit expense for the current reporting period.
The difference between the updated carrying amount of the liability for future policy benefits measured using the current discount rate assumption and the original discount rate assumption is recognized in OCI. The interest accretion rate remains the original discount rate used at contract issue date.
If the updating of cash flow assumptions results in the present value of future benefits and expenses exceeding the present value of future gross premiums, a charge to net income is recorded for the current reporting period such that net premiums are set equal to gross premiums. In subsequent periods, the liability for future policy benefits is accrued with net premiums set equal to gross premiums.
Contracts (except for life contingent payout annuities sold subsequent to December 31, 2020) are grouped into cohorts by contract type and issue year, as well as by legal entity and reportable segment. Life contingent payout annuities sold in periods beginning in 2021 are grouped into quarterly cohorts.
See Note 10 for information regarding the liabilities for traditional long-duration products.

Deferred Profit Liability
For limited-payment products, gross premiums received in excess of net premiums are deferred at initial recognition as a deferred profit liability (“DPL”). Gross premiums are measured using assumptions consistent with those used in the measurement of the liability for future policy benefits, including discount rate, mortality, lapses and expenses.
The DPL is amortized and recognized as premium revenue in proportion to expected future benefit payments from annuity contracts. Interest is accreted on the balance of the DPL using the discount rate determined at contract issuance. The Company reviews and updates its estimate of cash flows from the DPL at the same time as the estimates of cash flows for the liability for future policy benefits. When cash flows are updated, the updated estimates are used to recalculate the DPL at contract issuance. The recalculated DPL as of the beginning of the current reporting period is compared to the carrying amount of the DPL as of the beginning of the current reporting period, and any difference is recognized as either a charge or credit to premium revenue.
DPL is recorded in Policyholder account balances, future policy benefits and claims and included as a reconciling item within the disaggregated rollforwards.
Policyholder Account Balances, Future Policy Benefits and Claims (Pre-adoption of ASU 2018-12)
Non-traditional long-duration products included variable and structured variable annuity contracts, fixed annuity contracts and UL and VUL policies. Traditional long-duration products included term life, whole life, DI and LTC insurance products.
Guarantees accounted for as insurance liabilities included GMDB, gain gross-up (“GGU”), GMIB and the life contingent benefits associated with GMWB. In addition, UL and VUL policies with product features that result in profits followed by losses were accounted for as insurance liabilities.
Guarantees accounted for as embedded derivatives included GMAB and the non-life contingent benefits associated with GMWB. In addition, the portion of structured variable annuities, indexed annuities and IUL policies allocated to the indexed account was accounted for as an embedded derivative.
Changes in future policy benefits and claims were reflected in earnings in the period adjustments are made. Where applicable, benefit amounts expected to be recoverable from reinsurance companies who share in the risk were separately recorded as Reinsurance recoverables.
Non-Traditional Long-Duration Products (Pre-adoption of ASU 2018-12)
The liabilities for non-traditional long-duration products included fixed account values on variable and fixed annuities and UL and VUL policies, liabilities for guaranteed benefits associated with variable annuities and embedded derivatives for variable and structured variable annuities, indexed annuities and IUL products.
Liabilities for fixed account values on variable, structured variable and fixed deferred annuities and UL and VUL policies were equal to accumulation values, which were the cumulative gross deposits and credited interest less withdrawals and various charges. These liabilities were not impacted by the adoption of ASU 2018-12.
A portion of the Company’s UL and VUL policies had product features that resulted in profits followed by losses from the insurance component of the contract. These profits followed by losses could be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensured that, subject to specified conditions, the policy would not terminate and would continue to provide a death benefit even if there was insufficient policy value to cover the monthly deductions and charges. The liability for these future losses was determined by estimating the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). These liabilities were not impacted by the adoption of ASU 2018-12. See Note 10 for information regarding the liability for contracts with secondary guarantees.
Liabilities for fixed deferred indexed annuity, structured variable annuity and IUL products were equal to the accumulation of host contract values covering guaranteed benefits and the fair value of embedded equity options. These liabilities were not impacted by the adoption of ASU 2018-12.
The GMDB and GGU liability was determined by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).
If elected by the contract owner and after a stipulated waiting period from contract issuance, a GMIB guaranteed a minimum lifetime annuity based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The GMIB liability was determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated life based on expected assessments.
The liability for the life contingent benefits associated with GMWB provisions was determined by estimating the expected value of benefits that were contingent upon survival after the account value was equal to zero and recognizing the benefits over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

In determining the liabilities for GMDB, GGU, GMIB and the life contingent benefits associated with GMWB, the Company projected these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency, benefit utilization and investment margins and were consistent with those used for DAC valuation for the same contracts. As with DAC, unless the Company’s management identified a significant deviation over the course of quarterly monitoring, management reviewed and updated these assumptions annually in the third quarter of each year.
Variable annuity guarantees are now accounted for as market risk benefits under ASU 2018-12. See Note 12 for information regarding variable annuity guarantees.
Liabilities for fixed annuities in a benefit or payout status utilized assumptions established as of the date the payout phase was initiated. The liabilities were the present value of future estimated payments reduced for mortality (which was based on industry mortality tables with modifications based on the Company’s experience) and discounted with interest rates. There was no change to the accounting for non-life contingent payout annuities under ASU 2018-12. The accounting for life contingent payout annuities is described above.
Embedded Derivatives (Pre-adoption of ASU 2018-12)
The fair value of embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions fluctuated based on equity, interest rate and credit markets and the estimate of the Company’s nonperformance risk, which would cause these embedded derivatives to be either an asset or a liability. The fair value of embedded derivatives related to structured variable annuities, indexed annuities and IUL fluctuated based on equity markets and interest rates and the estimate of the Company’s nonperformance risk and was a liability. Variable annuity guarantees are now accounted for as market risk benefits under ASU 2018-12. See Note 14 for information regarding the fair value measurement of embedded derivatives.
Traditional Long-Duration Products (Pre-adoption of ASU 2018-12)
The liabilities for traditional long-duration products included liabilities for unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that would become payable on term life, whole life, DI and LTC policies as claims incurred in the future.
Liabilities for unpaid amounts on reported life insurance claims were equal to the death benefits payable under the policies.
Liabilities for unpaid amounts on reported DI and LTC claims included any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These unpaid amounts were calculated using anticipated claim continuance rates based on established industry tables, adjusted as appropriate for the Company’s experience. The discount rates used to calculate present values were based on average interest rates earned on assets supporting the liability for unpaid amounts.
Liabilities for estimated benefits payable on claims that have been incurred but not yet reported were based on periodic analysis of the actual time lag between when a claim occurred and when it was reported.
Liabilities for estimates of benefits that would become payable on future claims on term life, whole life and DI insurance policies were based on the net level premium and LTC policies were based on a gross premium valuation reflecting management’s current best estimate assumptions. Net level premium included anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Gross premium valuation included expected premium rate increases, benefit reductions, morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates were based on established industry mortality and morbidity tables, with modifications based on the Company’s experience. Anticipated premium payments and persistency rates varied by policy form, issue age, policy duration and certain other pricing factors.
For term life, whole life, DI and LTC policies, the Company utilized best estimate assumptions as of the date the policy was issued with provisions for the risk of adverse deviation, as appropriate. After the liabilities were initially established, management performed premium deficiency tests using current best estimate assumptions without provisions for adverse deviation annually in the third quarter of each year unless management identified a material deviation over the course of quarterly monitoring. If the liabilities determined based on these best estimate assumptions were greater than the net reserves (i.e., GAAP reserves net of any DAC balance), the existing net reserves were adjusted by first reducing the DAC balance by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency was more than the DAC balance, then the net reserves were increased by the excess through a charge to current period earnings. If a premium deficiency was recognized, the assumptions as of the date of the loss recognition were locked in and used in subsequent periods. The assumptions for LTC insurance products were management’s best estimate as of the date of loss recognition and thus no longer provided for adverse deviations in experience.
See Note 10 for information regarding the liabilities for traditional long-duration products.
Unearned Revenue Liability
The Company’s UL and VUL policies require payment of fees or other policyholder assessments in advance for services to be provided in future periods. These charges are deferred as unearned revenue and amortized consistent with DAC amortization factors.

Prior to the adoption of ASU 2018-12, these charges were deferred and amortized based on EGPs. The unearned revenue liability is recorded in Other liabilities and the amortization is recorded in Policy and contract charges.
Income Taxes
The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.
The Company’s taxable income is included in the consolidated federal income tax return of Ameriprise Financial. The Company provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded.
The Company’s provision for income taxes represents the net amount of income taxes that the Company expects to pay or to receive from various taxing jurisdictions in connection with its operations. The Company provides for income taxes based on amounts that the Company believes it will ultimately owe taking into account the recognition and measurement for uncertain tax positions. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items.
In connection with the provision for income taxes, the Consolidated Financial Statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes.
The Company is required to establish a valuation allowance for any portion of its deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business. Consideration is given to, among other things in making this determination: (i) future taxable income exclusive of reversing temporary differences and carryforwards; (ii) future reversals of existing taxable temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies. Management may need to identify and implement appropriate planning strategies to ensure its ability to realize deferred tax assets and reduce the likelihood of the establishment of a valuation allowance with respect to such assets. See Note 20 for additional information on the Company’s valuation allowance.
Changes in tax rates and tax law are accounted for in the period of enactment. Deferred tax assets and liabilities are adjusted for the effect of a change in tax laws or rates and the effect is included in net income.
Revenue Recognition
Premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature are net of reinsurance ceded and are recognized as revenue when due.
Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities classified as Available-for-Sale so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term. When actual prepayments differ significantly from originally anticipated prepayments, the retrospective effective yield is recalculated to reflect actual payments to date and updated future payment assumptions and a catch-up adjustment is recorded in the current period. In addition, the new effective yield, which reflects anticipated future payments, is used prospectively.
Mortality and expense risk fees are based on a percentage of the fair value of assets held in the Company’s separate accounts and recognized when assessed. Variable annuity guaranteed benefit rider charges, cost of insurance charges on UL and VUL insurance and contract charges (net of reinsurance premiums and cost of reinsurance for UL insurance products) and surrender charges on annuities and UL and VUL insurance are recognized as revenue when assessed.
Realized gains and losses on the sale of securities, other than equity method investments, are recognized using the specific identification method, on a trade date basis.
Fees received under marketing support and distribution services arrangements are recognized as revenue when earned.
See Note 4 for further discussion of accounting policies on revenue from contracts with customers.
3. Recent Accounting Pronouncements
Adoption of New Accounting Standards
Financial Services – Insurance – Targeted Improvements to the Accounting for Long-Duration Contracts
In August 2018, the Financial Accounting Standards Board (“FASB”) updated the accounting standard related to long-duration insurance contracts (ASU 2018-12). The guidance changes elements of the measurement models and disclosure requirements for an insurer’s long-duration insurance contract benefits and acquisition costs by expanding the use of fair value accounting to certain contract benefits, requiring updates, if any, and at least annually, to assumptions used to measure liabilities for future policy benefits, changing the amortization pattern of deferred acquisition costs to a constant-level basis, and removing certain shadow adjustments previously recorded in AOCI. Adoption of the accounting standard will not impact overall cash flows, insurance subsidiaries’ dividend capacity, or regulatory capital requirements.
When the Company adopted the standard effective January 1, 2023 with a transition date of January 1, 2021 (the “transition date”), opening equity was adjusted for the adoption impacts to retained earnings and AOCI and prior periods presented (i.e. 2021 and 2022) were recast. The adoption impact as of January 1, 2021 was a reduction in total equity of $1.9 billion, of which $0.9 billion and $1.0 billion were reflected in retained earnings and AOCI, respectively. The Consolidated Financial Statements were not recast for the comparative period ended December 31, 2020.
The following table presents the effects of the adoption of the above new accounting standard to the Company’s previously reported Consolidated Balance Sheets:

	As Filed December 31, 2022	Adjustment	Post-adoption December 31, 2022	As Filed December 31, 2021	Adjustment	Post-adoption December 31, 2021
	(in millions)
Assets
Market risk benefits	$—	$1,015	$1,015	$—	$539	$539
Reinsurance recoverables (allowance for credit losses: 2022, $23; 2021, $11)	4,412	(184)	4,228	4,529	927	5,456
Deferred acquisition costs	3,141	(382)	2,759	2,757	64	2,821
Other assets	4,791	(65)	4,726	7,015	296	7,311
Total assets	$115,019	$384	$115,403	$139,427	$1,826	$141,253

Liabilities and Shareholder’s Equity
Liabilities:
Policyholder account balances, future policy benefits and claims	$36,057	$(1,935)	$34,122	$35,744	$(727)	$35,017
Market risk benefits	—	2,118	2,118	—	3,440	3,440
Other liabilities	4,120	11	4,131	6,303	216	6,519
Total liabilities	114,236	194	114,430	137,286	2,929	140,215

Shareholder’s equity:
Accumulated deficit	(799)	387	(412)	(912)	(202)	(1,114)
Accumulated other comprehensive income (loss), net of tax	(887)	(197)	(1,084)	584	(901)	(317)
Total shareholder’s equity	783	190	973	2,141	(1,103)	1,038
Total liabilities and shareholder’s equity	$115,019	$384	$115,403	$139,427	$1,826	$141,253

The following table presents the effects of the adoption of the above new accounting standard to the Company’s previously reported Consolidated Statements of Income:

	Years Ended December 31,
	As Filed 2022	Adjustment	Post-adoption 2022	As Filed 2021	Adjustment	Post-adoption 2021
	(in millions)
Revenues
Policy and contract charges	$2,091	$(13)	$2,078	$2,304	$(54)	$2,250
Total revenues	3,768	(13)	3,755	3,471	(54)	3,417
Benefits and expenses
Benefits, claims, losses and settlement expenses	1,366	(1,130)	236	715	(872)	(157)
Remeasurement (gains) losses of future policy benefit reserves	—	1	1	—	(52)	(52)
Change in fair value of market risk benefits	—	311	311	—	(113)	(113)
Amortization of deferred acquisition costs	196	45	241	112	133	245
Other insurance and operating expenses	670	12	682	738	13	751
Total benefits and expenses	3,005	(761)	2,244	2,270	(891)	1,379
Pretax income (loss)	763	748	1,511	1,201	837	2,038
Income tax provision (benefit)	50	159	209	137	179	316
Net income (loss)	$713	$589	$1,302	$1,064	$658	$1,722
The adoption of the standard did not affect the previously reported totals for net cash flows provided by (used in) operating, investing, or financing activities.
Future Adoption of New Accounting Standards
Financial Instruments – Credit Losses – Troubled Debt Restructurings and Vintage Disclosures
In March 2022, the FASB proposed amendments to ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”). The update removes the recognition and measurement guidance for TDRs by creditors in Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors, and modifies the disclosure requirements for certain loan refinancing and restructuring by creditors when a borrower is experiencing financial difficulty. Rather than applying the recognition and measurement for TDRs, an entity must apply the loan refinancing and restructuring guidance to determine whether a modification results in a new loan or a continuation of an existing loan. The update also requires entities to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of Subtopic 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost. The amendments are to be applied prospectively, but entities may apply a modified retrospective transition for changes to the recognition and measurement of TDRs. For entities that have adopted Topic 326, the amendments are effective for interim and annual periods beginning after December 15, 2022. Early adoption is permitted for entities that have adopted Topic 326, including adoption in an interim period. The Company adopted the standard on January 1, 2023. The adoption of this update did not have an impact on the Company’s consolidated financial condition and results of operations.

4. Revenue from Contracts with Customers
The following table presents disaggregated revenue from contracts with customers and a reconciliation to total revenues reported on the Consolidated Statements of Income:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Policy and contract charges
Affiliated (from Columbia Management Investment Distributors, Inc.)	$164	$193	$173
Unaffiliated	14	17	14
Total	178	210	187

Other revenues
Administrative fees
Affiliated (from Columbia Management Investment Services, Corp.)	42	49	44
Unaffiliated	18	20	18
	60	69	62
Other fees
Affiliated (from Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Wanger Asset Management, LLC)	334	389	351
Unaffiliated	4	5	4
	338	394	355
Total	398	463	417
Total revenue from contracts with customers	576	673	604
Revenue from other sources (1)	3,179	2,744	3,172
Total revenues	$3,755	$3,417	$3,776
(1) Amounts primarily consist of revenue associated with insurance and annuity products and investment income from financial instruments.
The following discussion describes the nature, timing, and uncertainty of revenues and cash flows arising from the Company’s contracts with customers.
Policy and Contract Charges
The Company earns revenue for providing distribution-related services to affiliated and unaffiliated mutual funds that are available as underlying investments in its variable annuity and variable life insurance products. The performance obligation is satisfied at the time the mutual fund is distributed. Revenue is recognized over the time the mutual fund is held in the variable product and is generally earned based on a fixed rate applied, as a percentage, to the net asset value of the fund. The revenue is not recognized at the time of sale because it is variably constrained due to factors outside the Company’s control, including market volatility and how long the fund(s) remain in the insurance policy or annuity contract. The revenue will not be recognized until it is probable that a significant reversal will not occur. These fees are accrued and collected on a monthly basis.
Other Revenues
Administrative Fees
The Company earns revenue for providing customer support, contract servicing and administrative services for affiliated and unaffiliated mutual funds that are available as underlying instruments in its variable annuity and variable life insurance products. The transfer agent and administration revenue is earned daily based on a fixed rate applied, as a percentage, to assets under management. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.
Other Fees
The Company earns revenue for providing affiliated and unaffiliated partners an opportunity to educate the financial advisors of its affiliate, AFS, that sell the Company's products as well as product and marketing personnel to support the offer, sale and servicing of funds within the Company's variable annuity and variable life insurance products. These payments allow the parties to train and support the advisors, explain the features of their products, and distribute marketing and educational materials. The affiliated revenue is earned based on a rate, updated at least annually, which is applied, as a percentage, to the market value of assets invested. The unaffiliated revenue is earned based on a fixed rate applied, as a percentage, to the market value of assets invested. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.

Receivables
Receivables for revenue from contracts with customers are recognized when the performance obligation is satisfied and the Company has an unconditional right to the revenue. Receivables related to revenues from contracts with customers were $48 million and $62 million as of December 31, 2022 and 2021, respectively.
5.  Variable Interest Entities
The Company provides asset management services to CLOs which are considered to be VIEs that are sponsored by the Company. In addition, the Company invests in structured investments other than CLOs and certain affordable housing partnerships which are considered VIEs. The Company consolidates the CLOs if the Company is deemed to be the primary beneficiary. The Company has no obligation to provide financial or other support to the non-consolidated VIEs beyond its initial investment and existing future funding commitments, and the Company has not provided any support to these entities. The Company has unfunded commitments related to consolidated CLOs of $30 million and $27 million as of December 31, 2022 and 2021, respectively. See Note 21 for information on future funding commitments of other VIEs.
See Note 2 for further discussion of the Company’s accounting policy on consolidation.
CLOs
CLOs are asset backed financing entities collateralized by a pool of assets, primarily syndicated loans and, to a lesser extent, high-yield bonds. Multiple tranches of debt securities are issued by a CLO, offering investors various maturity and credit risk characteristics. The debt securities issued by the CLOs are non-recourse to the Company. The CLO’s debt holders have recourse only to the assets of the CLO. The assets of the CLOs cannot be used by the Company. Scheduled debt payments are based on the performance of the CLO’s collateral pool. The Company earns management fees from the CLOs based on the value of the CLO’s collateral pool and, in certain instances, may also receive incentive fees. The fee arrangement is at market and commensurate with the level of effort required to provide those services. The Company has invested in a portion of the unrated, junior subordinated notes and highly rated senior notes of certain CLOs. The Company consolidates certain CLOs where it is the primary beneficiary and has the power to direct the activities that most significantly impact the economic performance of the CLO.
The Company’s maximum exposure to loss with respect to non-consolidated CLOs is limited to its amortized cost, which was $1 million as of both December 31, 2022 and 2021. The Company classifies these investments as Available-for-Sale securities. See Note 6 for additional information on these investments.
Affordable Housing Partnerships and Other Real Estate Partnerships
The Company is a limited partner in affordable housing partnerships that qualify for government-sponsored low income housing tax credit programs and partnerships that invest in multi-family residential properties that were originally developed with an affordable housing component. The Company has determined it is not the primary beneficiary and therefore does not consolidate these partnerships.
A majority of the limited partnerships are VIEs. The Company’s maximum exposure to loss as a result of its investment in the VIEs is limited to the carrying value. The carrying value is reflected in other investments and was $92 million and $138 million as of December 31, 2022 and 2021, respectively. The Company had a liability of $7 million and $8 million as of December 31, 2022 and 2021, respectively, related to original purchase commitments not yet remitted to the VIEs. The Company has not provided any additional support and is not contractually obligated to provide additional support to the VIEs beyond the funding commitments.
Structured Investments
The Company invests in structured investments which are considered VIEs for which it is not the sponsor. These structured investments typically invest in fixed income instruments and are managed by third parties and include asset backed securities, and commercial and residential mortgage backed securities. The Company classifies these investments as Available-for-Sale securities. The Company has determined that it is not the primary beneficiary of these structures due to the size of the Company’s investment in the entities and position in the capital structure of these entities. The Company's maximum exposure to loss as a result of its investment in these structured investments is limited to its amortized cost. See Note 6 for additional information on these structured investments.

Fair Value of Assets and Liabilities
The Company categorizes its fair value measurements according to a three-level hierarchy. See Note 14 for the definition of the three levels of the fair value hierarchy.
The following tables present the balances of assets and liabilities held by consolidated investment entities measured at fair value on a recurring basis:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Investments:
Corporate debt securities	$—	$35	$—	$35
Common stocks	—	3	—	3
Syndicated loans	—	2,191	125	2,316
Total investments	—	2,229	125	2,354
Receivables	—	20	—	20
Other assets	—	1	1	2
Total assets at fair value	$—	$2,250	$126	$2,376

Liabilities
Debt (1)	$—	$2,363	$—	$2,363
Other liabilities	—	119	—	119
Total liabilities at fair value	$—	$2,482	$—	$2,482

	December 31, 2021
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Investments:
Common stocks	$—	$3	$—	$3
Syndicated loans	—	2,117	64	2,181
Total investments	—	2,120	64	2,184
Receivables	—	17	—	17
Other assets	—	—	3	3
Total assets at fair value	$—	$2,137	$67	$2,204

Liabilities
Debt (1)	$—	$2,164	$—	$2,164
Other liabilities	—	137	—	137
Total liabilities at fair value	$—	$2,301	$—	$2,301
(1) The carrying value of the CLOs’ debt is set equal to the fair value of the CLOs’ assets. The estimated fair value of the CLOs’ debt was $2.4 billion and $2.2 billion as of December 31, 2022 and 2021, respectively.

The following tables provide a summary of changes in Level 3 assets held by consolidated investment entities measured at fair value on a recurring basis:

	Common Stocks	Syndicated Loans		Other Assets

Balance, January 1, 2022	$—	$64		$3
Total gains (losses) included in:
Net income	—	(11)	(1)	—
Purchases	—	69		—
Sales	—	(4)		—
Settlements	—	(8)		—
Transfers into Level 3	2	218		1
Transfers out of Level 3	(2)	(203)		(3)
Balance, December 31, 2022	$—	$125		$1

Changes in unrealized gains (losses) included in net income relating to assets held at December 31, 2022	$—	$(10)	(1)	$—

	Syndicated Loans		Other Assets
	(in millions)
Balance, January 1, 2021	$92		$2
Total gains (losses) included in:
Net income	2	(1)	1	(1)
Purchases	106		—
Sales	(38)		—
Settlements	(49)		—
Transfers into Level 3	119		2
Transfers out of Level 3	(150)		(2)
Deconsolidation of consolidated investment entities	(18)		—
Balance, December 31, 2021	$64		$3

Changes in unrealized gains (losses) included in net income relating to assets held at December 31, 2021	$—		$1	(1)

	Syndicated Loans	Other Assets
	(in millions)
Balance, January 1, 2020	$—	$—
Total gains (losses) included in:
Purchases	—	2
Sales	(2)	—
Transfers into Level 3	15	—
Transfers out of Level 3	(70)	—
Consolidation of consolidated investment entities	149	—
Balance, December 31, 2020	$92	$2

Changes in unrealized gains (losses) included in net income relating to assets held at December 31, 2020	$—	$—
(1) Included in Net investment income.
Securities and loans transferred from Level 3 primarily represent assets with fair values that are now obtained from a third-party pricing service with observable inputs or priced in active markets. Securities and loans transferred to Level 3 represent assets with fair values that are now based on a single non-binding broker quote.

All Level 3 measurements as of December 31, 2022 and 2021 were obtained from non-binding broker quotes where unobservable inputs utilized in the fair value calculation are not reasonably available to the Company.
Determination of Fair Value
Assets
Investments
The fair value of syndicated loans obtained from third-party pricing services using a market approach with observable inputs is classified as Level 2. The fair value of syndicated loans obtained from third-party pricing services with a single non-binding broker quote as the underlying valuation source is classified as Level 3. The underlying inputs used in non-binding broker quotes are not readily available to the Company. See Note 14 for a description of the Company’s determination of the fair value of corporate debt securities, common stocks and other investments.
Receivables
For receivables of the consolidated CLOs, the carrying value approximates fair value as the nature of these assets has historically been short term and the receivables have been collectible. The fair value of these receivables is classified as Level 2.
Liabilities
Debt
The fair value of the CLOs’ assets, typically syndicated bank loans, is more observable than the fair value of the CLOs’ debt tranches for which market activity is limited and less transparent. As a result, the fair value of the CLOs’ debt is set equal to the fair value of the CLOs’ assets and is classified as Level 2.
Other Liabilities
Other liabilities consist primarily of securities purchased but not yet settled held by consolidated CLOs. The carrying value approximates fair value as the nature of these liabilities has historically been short term. The fair value of these liabilities is classified as Level 2. Other liabilities also include accrued interest on the CLO debt.
Fair Value Option
The Company has elected the fair value option for the financial assets and liabilities of the consolidated CLOs. Management believes that the use of the fair value option better matches the changes in fair value of assets and liabilities related to the CLOs.
The following table presents the fair value and unpaid principal balance of loans and debt for which the fair value option has been elected:

	December 31, 2022	December 31, 2021
	(in millions)
Syndicated loans
Unpaid principal balance	$2,525	$2,233
Excess unpaid principal over fair value	(209)	(52)
Fair value	$2,316	$2,181

Fair value of loans more than 90 days past due	$—	$—
Fair value of loans in nonaccrual status	23	13
Difference between fair value and unpaid principal of loans more than 90 days past due, loans in nonaccrual status or both	48	10

Debt
Unpaid principal balance	$2,636	$2,296
Excess unpaid principal over fair value	(273)	(132)
Carrying value (1)	$2,363	$2,164
(1) The carrying value of the CLOs’ debt is set equal to the fair value of the CLOs’ assets. The estimated fair value of the CLOs’ debt was $2.4 billion and $2.2 billion as of December 31, 2022 and 2021, respectively.
During the third quarter of 2022, the Company launched one new CLO and issued debt of $352 million.
Interest income from syndicated loans, bonds and structured investments is recorded based on contractual rates in Net investment income. Gains and losses related to changes in the fair value of investments are recorded in Net investment income and gains and losses on sales of investments are recorded in Net realized investment gains (losses). Interest expense on debt is recorded in Interest and debt expense with gains and losses related to changes in the fair value of debt recorded in Net investment income.

Total net gains (losses) recognized in Net investment income related to the changes in fair value of investments the Company owns in the consolidated CLOs where it has elected the fair value option and collateralized financing entity accounting were immaterial for the years ended December 31, 2022, 2021 and 2020.
Debt of the consolidated investment entities and the stated interest rates were as follows:

	Carrying Value		Weighted Average Interest Rate
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	(in millions)
Debt of consolidated CLOs due 2028-2034	$2,363	$2,164	5.3%	1.7%
The debt of the consolidated CLOs has both fixed and floating interest rates, which range from nil to 13.6%. The interest rates on the debt of CLOs are weighted average rates based on the outstanding principal and contractual interest rates.
6.  Investments
Available-for-Sale securities distributed by type were as follows:

	December 31, 2022
Description of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(in millions)
Fixed maturities:
Corporate debt securities	$9,349	$180	$(803)	$(20)	$8,706
Residential mortgage backed securities	3,254	8	(303)	—	2,959
Commercial mortgage backed securities	2,904	2	(255)	—	2,651
State and municipal obligations	761	53	(26)	(2)	786
Asset backed securities	1,025	10	(38)	—	997
Foreign government bonds and obligations	37	—	(2)	—	35
U.S. government and agency obligations	1	—	—	—	1
Total	$17,331	$253	$(1,427)	$(22)	$16,135

	December 31, 2021
Description of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(in millions)
Fixed maturities:
Corporate debt securities	$8,447	$1,238	$(47)	$—	$9,638
Residential mortgage backed securities	2,226	36	(12)	—	2,250
Commercial mortgage backed securities	2,615	56	(15)	—	2,656
State and municipal obligations	832	244	(1)	(1)	1,074
Asset backed securities	517	22	(2)	—	537
Foreign government bonds and obligations	80	4	(1)	—	83
U.S. government and agency obligations	1	—	—	—	1
Total	$14,718	$1,600	$(78)	$(1)	$16,239
In March 2020, the Company purchased $368 million of investments at fair value, primarily agency residential mortgage backed securities, from Ameriprise Financial.
As of December 31, 2022 and 2021, accrued interest of $139 million and $118 million, respectively, is excluded from the amortized cost basis of Available-for-Sale securities in the tables above and is recorded in Accrued investment income.
As of December 31, 2022 and 2021, investment securities with a fair value of $2.6 billion and $2.4 billion, respectively, were pledged to meet contractual obligations under derivative contracts and short-term borrowings, of which $302 million and $314 million, respectively, may be sold, pledged or rehypothecated by the counterparty.

As of both December 31, 2022 and 2021, fixed maturity securities comprised approximately 85% of the Company’s total investments. Rating agency designations are based on the availability of ratings from Nationally Recognized Statistical Rating Organizations (“NRSROs”), including Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings Ltd. (“Fitch”). The Company uses the median of available ratings from Moody’s, S&P and Fitch, or if fewer than three ratings are available, the lower rating is used. When ratings from Moody’s, S&P and Fitch are unavailable, the Company may utilize ratings from other NRSROs or rate the securities internally. As of December 31, 2022 and 2021, $257 million and $359 million, respectively, of securities were internally rated by CMIA, an affiliate of the Company, using criteria similar to those used by NRSROs.
A summary of fixed maturity securities by rating was as follows:

	December 31, 2022			December 31, 2021
Ratings	Amortized Cost	Fair Value	Percent of Total Fair Value	Amortized Cost	Fair Value	Percent of Total Fair Value
	(in millions, except percentages)
AAA	$6,313	$5,754	36%	$5,031	$5,107	31%
AA	1,159	1,188	7	757	932	6
A	1,572	1,594	10	1,662	2,013	12
BBB	7,646	7,023	43	6,293	7,063	44
Below investment grade (1)	641	576	4	975	1,124	7
Total fixed maturities	$17,331	$16,135	100%	$14,718	$16,239	100%
(1) The amortized cost of below investment grade securities includes interest in non-consolidated CLOs managed by the Company of $1 million as of both December 31, 2022 and 2021. The fair value of below investment grade securities includes interest in non-consolidated CLOs managed by the Company of $1 million and $2 million as of December 31, 2022 and 2021, respectively. These securities are not rated but are included in below investment grade due to their risk characteristics.
As of December 31, 2022 and 2021, approximately 36% and 40%, respectively, of securities rated AAA were GNMA, FNMA and FHLMC mortgage backed securities. As of December 31, 2022, the Company had holdings in Ameriprise Advisor Financing 2, LLC (“AAF 2”), an affiliate of the Company, totaling $544 million that was 56% of the Company’s total shareholder’s equity. Also, the Company had an additional 30 issuers with holdings totaling $4.4 billion that individually were between 10% and 22% of the Company’s total shareholder’s equity as of December 31, 2022. As of December 31, 2021, the Company had holdings in Ameriprise Advisor Financing, LLC (“AAF”), an affiliate of the Company, totaling $289 million that was 28% of the Company’s total shareholder’s equity. Also, the Company had an additional 35 issuers with holdings totaling $4.9 billion that individually were between 10% and 24% of the Company’s total shareholder’s equity as of December 31, 2021. There were no other holdings of any other issuer greater than 10% of the Company’s total shareholder’s equity as of December 31, 2022 and 2021.
The following tables summarize the fair value and gross unrealized losses on Available-for-Sale securities, aggregated by major investment type and the length of time that individual securities have been in a continuous unrealized loss position for which no allowance for credit losses has been recorded:

Description of Securities	December 31, 2022
	Less than 12 months			12 months or more			Total
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
	(in millions, except number of securities)
Corporate debt securities	405	$5,028	$(443)	100	$1,532	$(360)	505	$6,560	$(803)
Residential mortgage backed securities	189	1,643	(117)	52	826	(186)	241	2,469	(303)
Commercial mortgage backed securities	176	1,746	(149)	58	666	(106)	234	2,412	(255)
State and municipal obligations	40	126	(15)	26	59	(11)	66	185	(26)
Asset backed securities	39	808	(28)	4	60	(10)	43	868	(38)
Foreign government bonds and obligations	10	32	(1)	1	1	(1)	11	33	(2)
Total	859	$9,383	$(753)	241	$3,144	$(674)	1,100	$12,527	$(1,427)

Description of Securities	December 31, 2021
	Less than 12 months			12 months or more			Total
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
	(in millions, except number of securities)
Corporate debt securities	102	$2,007	$(42)	14	$81	$(5)	116	$2,088	$(47)
Residential mortgage backed securities	55	1,162	(12)	2	1	—	57	1,163	(12)
Commercial mortgage backed securities	60	809	(15)	3	13	—	63	822	(15)
State and municipal obligations	25	63	(1)	—	—	—	25	63	(1)
Asset backed securities	5	91	(2)	—	—	—	5	91	(2)
Foreign government bonds and obligations	5	6	—	6	4	(1)	11	10	(1)
Total	252	$4,138	$(72)	25	$99	$(6)	277	$4,237	$(78)
As part of the Company’s ongoing monitoring process, management determined that the change in gross unrealized losses on its Available-for-Sale securities for which an allowance for credit losses has not been recognized during the year ended December 31, 2022 is primarily attributable to the impact of higher interest rates and wider credit spreads driven by continued market volatility, with no specific credit concerns. The Company did not recognize these unrealized losses in earnings because it was determined that such losses were due to non-credit factors. The Company does not intend to sell these securities and does not believe that it is more likely than not that the Company will be required to sell these securities before the anticipated recovery of the remaining amortized cost basis. As of December 31, 2022 and 2021, approximately 93% and 92%, respectively, of the total of Available-for-Sale securities with gross unrealized losses were considered investment grade.
The following table presents a rollforward of the allowance for credit losses on Available-for-Sale securities:

	Corporate Debt Securities	State and Municipal Obligations	Total
	(in millions)
Balance at January 1, 2020	$—	$—	$—
Additions for which credit losses were not previously recorded	13	—	13
Additional increases (decreases) on securities that had an allowance recorded in a previous period	(3)	—	(3)
Balance at December 31, 2020	10	—	10
Additions for which credit losses were not previously recorded	—	1	1
Charge-offs	(10)	—	(10)
Balance at December 31, 2021	—	1	1
Additions for which credit losses were not previously recorded	20	—	20
Additional increases (decreases) on securities that had an allowance recorded in a previous period	—	1	1
Balance at December 31, 2022	$20	$2	$22
Net realized gains and losses on Available-for-Sale securities, determined using the specific identification method, recognized in Net realized investment gains (losses) were as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Gross realized investment gains	$28	$576	$17
Gross realized investment losses	(25)	(6)	(2)
Credit losses	(21)	(1)	(10)
Other impairments	(70)	(13)	—
Total	$(88)	$556	$5

Credit losses for the year ended December 31, 2022 primarily related to recording an allowance for credit losses on a corporate debt security in the communications industry. Credit losses for the year ended December 31, 2021 primarily related to recording an allowance for credit losses on certain state and municipal securities. Credit losses for the year ended December 31, 2020 primarily related to recording an allowance for credit losses on certain corporate debt securities, primarily in the oil and gas industry. Other impairments for the years ended December 31, 2022 and 2021 related to Available-for-Sale securities which the Company intended to sell.
See Note 19 for a rollforward of net unrealized investment gains (losses) included in AOCI.
Available-for-Sale securities by contractual maturity as of December 31, 2022 were as follows:

	Amortized Cost	Fair Value
	(in millions)
Due within one year	$317	$315
Due after one year through five years	1,644	1,581
Due after five years through 10 years	3,608	3,104
Due after 10 years	4,579	4,528
	10,148	9,528
Residential mortgage backed securities	3,254	2,959
Commercial mortgage backed securities	2,904	2,651
Asset backed securities	1,025	997
Total	$17,331	$16,135
Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage backed securities, commercial mortgage backed securities and asset backed securities are not due at a single maturity date. As such, these securities were not included in the maturities distribution.
The following is a summary of Net investment income:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Fixed maturities	$615	$643	$777
Mortgage loans	73	102	115
Other investments	159	101	(3)
	847	846	889
Less: investment expenses	20	19	20
Total	$827	$827	$869
Net realized investment gains (losses) are summarized as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Fixed maturities	$(88)	$556	$5
Mortgage loans	(1)	57	(10)
Other investments	(11)	(18)	(5)
Total	$(100)	$595	$(10)
7. Financing Receivables
Financing receivables are comprised of commercial loans, policy loans and deposit receivables. See Note 2 for information regarding the Company’s accounting policies related to financing receivables and the allowance for credit losses.

Allowance for Credit Losses
The following table presents a rollforward of the allowance for credit losses:

Commercial Loans
(in millions)
Balance at December 31, 2019 (1)	$20
Cumulative effect of adoption of current expected credit losses guidance	3
Balance at January 1, 2020	23
Provisions	12
Balance at December 31, 2020	35
Provisions	(23)
Balance at December 31, 2021	12
Provisions	1
Charge-offs	(2)
Balance at December 31, 2022	$11
(1) Prior to January 1, 2020, the allowance for credit losses was based on an incurred loss model that did not require estimating expected credit losses over the expected life of the asset.
The decrease in the allowance for credit losses provision for commercial loans in 2021 reflected the sale of certain commercial mortgage loans and syndicated loans in conjunction with the fixed deferred and immediate annuity reinsurance transaction in 2021.
As of December 31, 2022 and 2021, accrued interest on commercial loans was $14 million and $11 million, respectively, and is recorded in Accrued investment income and excluded from the amortized cost basis of commercial loans.
Purchases and Sales
There were no commercial mortgage loans sold for the years ended December 31, 2022 and 2020. During the year ended December 31, 2021, the Company sold $746 million of commercial mortgage loans.
During the years ended December 31, 2022, 2021 and 2020, the Company purchased $42 million, $26 million and $140 million, respectively, of syndicated loans, and sold nil, $340 million and $13 million, respectively, of syndicated loans.
The Company has not acquired any loans with deteriorated credit quality as of the acquisition date.
Credit Quality Information
There were no nonperforming loans as of both December 31, 2022 and 2021. All loans were considered to be performing.
Commercial Loans
Commercial Mortgage Loans
The Company reviews the credit worthiness of the borrower and the performance of the underlying properties in order to determine the risk of loss on commercial mortgage loans. Loan-to-value ratio is the primary credit quality indicator included in this review.
Based on this review, the commercial mortgage loans are assigned an internal risk rating, which management updates when credit risk changes. Commercial mortgage loans which management has assigned its highest risk rating were less than 1% of total commercial mortgage loans as of both December 31, 2022 and 2021. Loans with the highest risk rating represent distressed loans which the Company has identified as impaired or expects to become delinquent or enter into foreclosure within the next six months. There were no commercial mortgage loans past due as of both December 31, 2022 and 2021.
The tables below present the amortized cost basis of commercial mortgage loans by year of origination and loan-to-value ratio:

	December 31, 2022
Loan-to-Value Ratio	2022	2021	2020	2019	2018	Prior	Total
	(in millions)
> 100%	$—	$—	$2	$2	$—	$39	$43
80% - 100%	1	9	2	20	7	30	69
60% - 80%	39	85	17	52	9	104	306
40% - 60%	49	84	64	80	55	426	758
< 40%	16	8	27	42	78	432	603
Total	$105	$186	$112	$196	$149	$1,031	$1,779

	December 31, 2021
Loan-to-Value Ratio	2021	2020	2019	2018	2017	Prior	Total
	(in millions)
> 100%	$—	$—	$20	$10	$—	$29	$59
80% - 100%	9	2	9	2	—	29	51
60% - 80%	141	76	59	15	58	133	482
40% - 60%	37	30	75	74	49	393	658
< 40%	6	8	46	—	47	443	550
Total	$193	$116	$209	$101	$154	$1,027	$1,800
Loan-to-value ratio is based on income and expense data provided by borrowers at least annually and long-term capitalization rate assumptions based on property type.
In addition, the Company reviews the concentrations of credit risk by region and property type. Concentrations of credit risk of commercial mortgage loans by U.S. region were as follows:

	Loans		Percentage
	December 31,		December 31,
	2022	2021	2022	2021
	(in millions)
East North Central	$192	$183	11%	10%
East South Central	51	54	3	3
Middle Atlantic	100	107	6	6
Mountain	120	111	7	6
New England	17	21	1	1
Pacific	601	589	34	33
South Atlantic	467	477	26	26
West North Central	115	136	6	8
West South Central	116	122	6	7
	1,779	1,800	100%	100%
Less: allowance for credit losses	11	12
Total	$1,768	$1,788
Concentrations of credit risk of commercial mortgage loans by property type were as follows:

	Loans		Percentage
	December 31,		December 31,
	2022	2021	2022	2021
	(in millions)
Apartments	$465	$464	26%	26%
Hotel	14	15	1	1
Industrial	295	293	17	16
Mixed use	55	57	3	3
Office	243	254	14	14
Retail	576	589	32	33
Other	131	128	7	7
	1,779	1,800	100%	100%
Less: allowance for credit losses	11	12
Total	$1,768	$1,788
Syndicated Loans
The recorded investment in syndicated loans as of December 31, 2022 and 2021 was $72 million and $43 million, respectively. The Company’s syndicated loan portfolio is diversified across industries and issuers. There were no syndicated loans past due as of both December 31, 2022 and 2021. The Company assigns an internal risk rating to each syndicated loan in its portfolio ranging from 1 through 5, with 5 reflecting the lowest quality.

The tables below present the amortized cost basis of syndicated loans by origination year and internal risk rating:

	December 31, 2022
Internal Risk Rating	2022	2021	2020	2019	2018	Prior	Total
	(in millions)
Risk 5	$—	$—	$—	$—	$—	$—	$—
Risk 4	—	—	—	—	—	—	—
Risk 3	—	5	—	3	—	2	10
Risk 2	5	13	2	5	—	11	36
Risk 1	3	5	1	3	5	9	26
Total	$8	$23	$3	$11	$5	$22	$72

	December 31, 2021
Internal Risk Rating	2021	2020	2019	2018	2017	Prior	Total
	(in millions)
Risk 5	$—	$—	$—	$—	$—	$—	$—
Risk 4	—	—	—	—	—	—	—
Risk 3	—	—	—	—	—	1	1
Risk 2	11	—	4	1	8	4	28
Risk 1	4	—	—	3	3	4	14
Total	$15	$—	$4	$4	$11	$9	$43
Policy Loans
Policy loans do not exceed the cash surrender value at origination. As there is minimal risk of loss related to policy loans, there is no allowance for credit losses.
Deposit Receivables
Deposit receivables were $7.4 billion and $7.9 billion as of December 31, 2022 and 2021, respectively. Deposit receivables are collateralized by the fair value of the assets held in trusts. Based on management’s evaluation of the collateral value relative to the deposit receivables, the allowance for credit losses for deposit receivables was not material as of both December 31, 2022 and 2021.
Troubled Debt Restructurings
There were no loans accounted for as a troubled debt restructuring by the Company during the years ended December 31, 2022, 2021 and 2020. There are no commitments to lend additional funds to borrowers whose loans have been restructured.

8. Deferred Acquisition Costs and Deferred Sales Inducement Costs
The following tables summarize the balances of and changes in DAC, including the January 1, 2021 adoption of ASU 2018-12.

	Variable Annuities	Structured Variable Annuities	Fixed Annuities	Fixed Indexed Annuities	Universal Life Insurance	Variable Universal Life Insurance
	(in millions)
Pre-adoption balance at December 31, 2020	$1,671	$22	$43	$7	$100	$452
Effect of shadow reserve adjustments	42	4	18	1	31	53
Post-adoption balance at January 1, 2021	1,713	26	61	8	131	505
Capitalization of acquisition costs	110	71	—	—	3	54
Amortization	(145)	(6)	(8)	(1)	(9)	(47)
Balance at December 31, 2021	$1,678	$91	$53	$7	$125	$512

	Indexed Universal Life Insurance	Other Life Insurance	Life Contingent Payout Annuities	Term and Whole Life Insurance	Disability Insurance	Total, All Products
	(in millions)
Pre-adoption balance at December 31, 2020	$108	$(3)	$—	$19	$89	$2,508
Effect of shadow reserve adjustments	149	6	—	—	—	304
Post-adoption balance at January 1, 2021	257	3	—	19	89	2,812
Capitalization of acquisition costs	9	—	1	2	4	254
Amortization	(18)	—	—	(2)	(9)	(245)
Balance at December 31, 2021	$248	$3	$1	$19	$84	$2,821

	Variable Annuities	Structured Variable Annuities	Fixed Annuities	Fixed Indexed Annuities	Universal Life Insurance	Variable Universal Life Insurance
	(in millions)
Balance at January 1, 2022	$1,678	$91	$53	$7	$125	$512
Capitalization of acquisition costs	39	73	—	—	1	55
Amortization	(135)	(15)	(8)	(1)	(8)	(46)
Balance at December 31, 2022	$1,582	$149	$45	$6	$118	$521

	Indexed Universal Life Insurance	Other Life Insurance	Life Contingent Payout Annuities	Term and Whole Life Insurance	Disability Insurance	Total, All Products
	(in millions)
Balance at January 1, 2022	$248	$3	$1	$19	$84	$2,821
Capitalization of acquisition costs	5	—	1	1	4	179
Amortization	(17)	—	—	(2)	(9)	(241)
Balance at December 31, 2022	$236	$3	$2	$18	$79	$2,759
The balances of and changes in DAC prior to the adoption of ASU 2018-12 were as follows:

2020
(in millions)
Balance at January 1	$2,673
Capitalization of acquisition costs	216
Amortization	(164)
Amortization, impact of valuation assumptions review	(100)
Impact of change in net unrealized (gains) losses on securities	(117)
Balance at December 31	$2,508

The impact of the Company’s valuation assumption review to DAC for the year ended December 31, 2020 primarily reflected updates to interest rate assumptions, partially offset by a favorable impact from lower surrenders on annuity contracts with a withdrawal benefit.
The following tables summarize the balances of and changes in DSIC, including the January 1, 2021 adoption of ASU 2018-12. DSIC are recorded in Other assets.

	Variable Annuities	Fixed Annuities	Total, All Products
	(in millions)
Pre-adoption balance at December 31, 2020	$173	$14	$187
Effect of shadow reserve adjustments	8	8	16
Post-adoption balance at January 1, 2021	181	22	203
Capitalization of sales inducement costs	1	—	1
Amortization	(18)	(3)	(21)
Balance at December 31, 2021	$164	$19	$183

	Variable Annuities	Fixed Annuities	Total, All Products
	(in millions)
Balance at January 1, 2022	$164	$19	$183
Capitalization of sales inducement costs	1	—	1
Amortization	(16)	(3)	(19)
Balance at December 31, 2022	$149	$16	$165
The balances of and changes in DSIC prior to the adoption of ASU 2018-12 were as follows:

2020
(in millions)
Balance at January 1	$216
Capitalization of sales inducement costs	1
Amortization	(13)
Amortization, impact of valuation assumptions review	(16)
Impact of change in net unrealized (gains) losses on securities	(1)
Balance at December 31	$187
9. Reinsurance
The Company reinsures a portion of the insurance risks associated with its traditional life, DI and LTC insurance products through reinsurance agreements with unaffiliated reinsurance companies. The Company reinsures 100% of its insurance risk associated with its life contingent immediate annuity policies in force as of June 30, 2021 through a reinsurance agreement with Global Atlantic Financial Group’s subsidiary Commonwealth Annuity and Life Insurance Company. Policies issued on or after July 1, 2021 and policies issued by RiverSource Life of NY are not subject to this reinsurance agreement.
Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.
The Company generally reinsures 90% of the death benefit liability for new term life insurance policies beginning in 2001 (RiverSource Life of NY began in 2002) and new individual UL and VUL insurance policies beginning in 2002 (2003 for RiverSource Life of NY). Policies issued prior to these dates are not subject to these same reinsurance levels.
However, for IUL policies issued after September 1, 2013 and VUL policies issued after January 1, 2014, the Company generally reinsures 50% of the death benefit liability. Similarly, the Company reinsures 50% of the death benefit and morbidity liabilities related to its UL product with LTC benefits.
The maximum amount of life insurance risk the Company will retain is $10 million on a single life and $10 million on any flexible premium survivorship life policy; however, reinsurance agreements are in place such that retaining more than $1.5 million of insurance risk on a single life or a flexible premium survivorship life policy is very unusual. Risk on UL and VUL policies is reinsured on a yearly renewable term basis. Risk on most term life policies starting in 2001 (2002 for RiverSource Life of NY) is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionally in all material risks and premiums associated with a policy.
The Company also has life insurance and fixed annuity risk previously assumed under reinsurance arrangements with unaffiliated insurance companies.

For existing LTC policies, the Company has continued ceding 50% of the risk on a coinsurance basis to subsidiaries of Genworth Financial, Inc. (“Genworth”) and retains the remaining risk. For RiverSource Life of NY, this reinsurance arrangement applies for 1996 and later issues only. Under these agreements, the Company has the right, but never the obligation, to recapture some, or all, of the risk ceded to Genworth.
Generally, the Company retains at most $5,000 per month of risk per life on DI policies sold on policy forms introduced in most states starting in 2007 (2010 for RiverSource Life of NY) and reinsures the remainder of the risk on a coinsurance basis with unaffiliated reinsurance companies. The Company retains all risk for new claims on DI contracts sold on other policy forms introduced prior to 2007 (2010 for RiverSource Life of NY). The Company also retains all risk on accidental death benefit claims and substantially all risk associated with waiver of premium provisions.
As of December 31, 2022 and 2021, traditional life and UL insurance policies in force were $198.9 billion and $198.6 billion, respectively, of which $146.2 billion and $145.1 billion as of December 31, 2022 and 2021 were reinsured at the respective year ends.
The effect of reinsurance on premiums for traditional long-duration products was as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Direct premiums	$530	$490	$565
Reinsurance ceded	(224)	(1,361)	(224)
Net premiums	$306	$(871)	$341
Policy and contract charges are presented on the Consolidated Statements of Income net of $165 million, $152 million and $140 million of reinsurance ceded for non-traditional long-duration products for the years ended December 31, 2022, 2021 and 2020, respectively.
The amount of claims recovered through reinsurance on all contracts was $435 million, $404 million and $400 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Reinsurance recoverables include approximately $2.7 billion and $3.5 billion related to LTC risk ceded to Genworth as of December 31, 2022 and 2021, respectively.
Policyholder account balances, future policy benefits and claims include $388 million and $413 million related to previously assumed reinsurance arrangements as of December 31, 2022 and 2021, respectively.
10. Policyholder Account Balances, Future Policy Benefits and Claims
Policyholder account balances, future policy benefits and claims consisted of the following:

	December 31, 2022	December 31, 2021
	(in millions)
Policyholder account balances
Policyholder account balances	$24,986	$23,723

Future policy benefits
Reserve for future policy benefits	7,495	9,721
Deferred profit liability	62	54
Additional liabilities for insurance guarantees	1,186	1,242
Other insurance and annuity liabilities	177	66
Total future policy benefits	8,920	11,083
Policy claims and other policyholders’ funds	216	211
Total policyholder account balances, future policy benefits and claims	$34,122	$35,017
Variable Annuities
Purchasers of variable annuities can select from a variety of investment options and can elect to allocate a portion to a fixed account. A vast majority of the premiums received for variable annuity contracts are held in separate accounts where the assets are held for the exclusive benefit of those contractholders.
Most of the variable annuity contracts issued by the Company contain a GMDB. The Company previously offered contracts with GMAB, GMWB, and GMIB provisions. See Note 2 and Note 12 for information regarding the Company’s variable annuity guarantees. See Note 14 and Note 18 for additional information regarding the Company’s derivative instruments used to hedge risks related to these provisions.
Structured Variable Annuities
Structured variable annuities provide contractholders the option to allocate a portion of their account value to an indexed account held in a non-insulated separate account with the contractholder’s rate of return, which may be positive or negative, tied to selected indices. The amount allocated by a contractholder to the indexed account creates an embedded derivative which is measured at fair value. The Company hedges the equity and interest rate risk related to the indexed account with freestanding derivative instruments.
Fixed Annuities
Fixed annuities include deferred, payout and fixed deferred indexed annuity contracts. In 2020, the Company discontinued sales of fixed deferred and fixed deferred indexed annuities.
Deferred contracts offer a guaranteed minimum rate of interest and security of the principal invested. Payout contracts guarantee a fixed income payment for life or the term of the contract. Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates.
The Company’s fixed index annuity product is a fixed annuity that includes an indexed account. The rate of interest credited above the minimum guarantee for funds allocated to the indexed account is linked to the performance of the specific index for the indexed account (subject to a cap). The amount allocated by a contractholder to the indexed account creates an embedded derivative which is measured at fair value. The Company hedges the interest credited rate including equity and interest rate risk related to the indexed account with freestanding derivative instruments.
See Note 18 for additional information regarding the Company’s derivative instruments used to hedge the risk related to indexed accounts.
Insurance Liabilities
Purchasers of UL accumulate cash value that increases by a fixed interest rate. Purchasers of VUL can select from a variety of investment options and can elect to allocate a portion of their account balance to a fixed account or a separate account. A vast majority of the premiums received for VUL policies are held in separate accounts where the assets are held for the exclusive benefit of those policyholders.
IUL is a UL policy that includes an indexed account. The rate of credited interest for funds allocated by a contractholder to the indexed account is linked to the performance of the specific index for the indexed account (subject to stated account parameters, which include a cap and floor, or a spread). The policyholder may allocate all or a portion of the policy value to a fixed or any available indexed account. The amount allocated by a contractholder to the indexed account creates an embedded derivative which is measured at fair value. The Company hedges the interest credited rate including equity and interest rate risk related to the indexed account with freestanding derivative instruments. See Note 18 for additional information regarding the Company’s derivative instruments used to hedge the risk related to IUL.
The Company also offers term life insurance as well as DI products. The Company no longer offers standalone LTC products and whole life insurance but has in force policies from prior years.
Insurance liabilities include accumulation values, incurred but not reported claims, obligations for anticipated future claims, unpaid reported claims and claim adjustment expenses.

The balances of and changes in policyholder account balances were as follows:

	Variable Annuities	Structured Variable Annuities	Fixed Annuities	Fixed Indexed Annuities	Non-Life Contingent Payout Annuities
	(in millions, except percentages)
Balance at January 1, 2022	$4,972	$4,458	$7,251	$323	$527
Contract deposits	146	2,784	55	—	53
Policy charges	(8)	—	—	—	—
Surrenders and other benefits	(450)	(41)	(744)	(17)	(124)
Net transfer from (to) separate account liabilities	(60)	—	—	—	—
Other variable account adjustments	—	(791)	—	—	—
Interest credited	152	—	237	6	15
Balance at December 31, 2022	$4,752	$6,410	$6,799	$312	$471

Weighted-average crediting rate	3.2%	1.1%	3.5%	1.9%	N/A
Cash surrender value (1)	$4,720	$5,986	$6,786	$277	N/A

	Universal Life Insurance	Variable Universal Life Insurance	Indexed Universal Life Insurance	Other Life Insurance	Total, All Products
	(in millions, except percentages)
Balance at January 1, 2022	$1,602	$1,493	$2,534	$563	$23,723
Contract deposits	134	233	218	(3)	3,620
Policy charges	(178)	(91)	(116)	—	(393)
Surrenders and other benefits	(67)	(70)	(50)	(56)	(1,619)
Net transfer from (to) separate account liabilities	—	(102)	—	—	(162)
Other variable account adjustments	—	—	—	—	(791)
Interest credited	53	57	68	20	608
Balance at December 31, 2022	$1,544	$1,520	$2,654	$524	$24,986

Weighted-average crediting rate	3.6%	3.9%	2.0%	4.0%
Net amount at risk	$9,187	$57,354	$15,043	$149
Cash surrender value (1)	$1,382	$1,054	$2,148	$348

	Variable Annuities	Structured Variable Annuities	Fixed Annuities	Fixed Indexed Annuities	Non-Life Contingent Payout Annuities
	(in millions, except percentages)
Balance at January 1, 2021	$5,098	$1,377	$7,619	$318	$578
Contract deposits	332	2,699	59	—	69
Policy charges	(11)	—	—	—	—
Surrenders and other benefits	(434)	(15)	(672)	(9)	(134)
Net transfer from (to) separate account liabilities	(168)	—	—	—	—
Other variable account adjustments	—	397	—	—	—
Interest credited	155	—	245	14	14
Balance at December 31, 2021	$4,972	$4,458	$7,251	$323	$527

Weighted-average crediting rate	3.2%	1.0%	3.4%	1.9%	N/A
Cash surrender value (1)	$4,936	$4,180	$7,232	$319	N/A

	Universal Life Insurance	Variable Universal Life Insurance	Indexed Universal Life Insurance	Other Life Insurance	Total, All Products
	(in millions, except percentages)
Balance at January 1, 2021	$1,640	$1,476	$2,269	$605	$20,980
Contract deposits	157	232	242	(3)	3,787
Policy charges	(181)	(87)	(111)	—	(390)
Surrenders and other benefits	(69)	(80)	(41)	(61)	(1,515)
Net transfer from (to) separate account liabilities	—	(105)	—	—	(273)
Other variable account adjustments	—	—	—	—	397
Interest credited	55	57	175	22	737
Balance at December 31, 2021	$1,602	$1,493	$2,534	$563	$23,723

Weighted-average crediting rate	3.6%	3.8%	2.0%	4.0%
Net amount at risk	$9,619	$55,224	$15,461	$165
Cash surrender value (1)	$1,424	$1,072	$2,013	$379
(1) Cash surrender value represents the amount of the contractholder's account balances distributable at the balance sheet date less certain surrender charges. For variable annuities and VUL, the cash surrender value shown is the proportion of the total cash surrender value related to their fixed account liabilities.
Refer to Note 12 for the net amount at risk for market risk benefits associated with variable and structured variable annuities. Fixed, fixed indexed, and non-life contingent payout annuities do not have net amount at risk in excess of account value. Net amount at risk for insurance products is calculated as the death benefit amount in excess of applicable account values, host, embedded derivative, and separate account liabilities.

The following tables present the account values of fixed deferred annuities, fixed insurance, and the fixed portion of variable annuities and variable insurance contracts by range of guaranteed minimum interest rates (“GMIRs”) and the range of the difference between rates credited to policyholders and contractholders as of December 31, 2022 and December 31, 2021 and the respective guaranteed minimums, as well as the percentage of account values subject to rate reset in the time period indicated. Rates are reset at management’s discretion, subject to guaranteed minimums.

December 31, 2022
				Account Values with Crediting Rates
	Range of Guaranteed Minimum Crediting Rates			At Guaranteed Minimum	1-49 bps above Guaranteed Minimum	50-99 bps above Guaranteed Minimum	100-150 bps above Guaranteed Minimum	Greater than 150 bps above Guaranteed Minimum	Total
				(in millions, except percentages)
Fixed accounts of variable annuities	1%	–	1.99%	$169	$102	$18	$—	$—	$289
	2%	–	2.99%	177	—	—	—	—	177
	3%	–	3.99%	2,611	—	—	1	—	2,612
	4%	–	5.00%	1,611	—	—	—	—	1,611
	Total			$4,568	$102	$18	$1	$—	$4,689

Fixed accounts of structured variable annuities	1%	–	1.99%	$12	$7	$3	$1	$—	$23
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$12	$7	$3	$1	$—	$23

Fixed annuities	1%	–	1.99%	$460	$402	$132	$33	$10	$1,037
	2%	–	2.99%	67	—	—	—	—	67
	3%	–	3.99%	3,344	—	—	—	—	3,344
	4%	–	5.00%	2,333	—	—	—	—	2,333
	Total			$6,204	$402	$132	$33	$10	$6,781

Non-indexed accounts of fixed indexed annuities	1%	–	1.99%	$1	$3	$7	$14	$—	$25
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$1	$3	$7	$14	$—	$25

Universal life insurance	1%	–	1.99%	$—	$—	$—	$—	$—	$—
	2%	–	2.99%	55	—	1	—	—	56
	3%	–	3.99%	885	1	2	—	—	888
	4%	–	5.00%	569	—	—	—	—	569
	Total			$1,509	$1	$3	$—	$—	$1,513

				Account Values with Crediting Rates
	Range of Guaranteed Minimum Crediting Rates			At Guaranteed Minimum	1-49 bps above Guaranteed Minimum	50-99 bps above Guaranteed Minimum	100-150 bps above Guaranteed Minimum	Greater than 150 bps above Guaranteed Minimum	Total
				(in millions, except percentages)
Fixed accounts of variable universal life insurance	1%	–	1.99%	$4	$3	$2	$—	$9	$18
	2%	–	2.99%	30	—	1	2	2	35
	3%	–	3.99%	134	1	1	1	—	137
	4%	–	5.00%	648	—	—	—	—	648
	Total			$816	$4	$4	$3	$11	$838

Non-indexed accounts of indexed universal life insurance	1%	–	1.99%	$—	$—	$3	$—	$—	$3
	2%	–	2.99%	126	—	—	—	—	126
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$126	$—	$3	$—	$—	$129

Other life insurance	1%	–	1.99%	$—	$—	$—	$—	$—	$—
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	32	—	—	—	—	32
	4%	–	5.00%	314	—	—	—	—	314
	Total			$346	$—	$—	$—	$—	$346

Total	1%	–	1.99%	$646	$517	$165	$48	$19	$1,395
	2%	–	2.99%	455	—	2	2	2	461
	3%	–	3.99%	7,006	2	3	2	—	7,013
	4%	–	5.00%	5,475	—	—	—	—	5,475
	Total			$13,582	$519	$170	$52	$21	$14,344

Percentage of total account values that reset in:
Next 12 months				99.8%	96.3%	93.8%	100.0%	100.0%	99.6%
> 12 months to 24 months				0.1	3.0	5.8	—	—	0.3
> 24 months				0.1	0.7	0.4	—	—	0.1
Total				100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2021
				Account Values with Crediting Rates
	Range of Guaranteed Minimum Crediting Rates			At Guaranteed Minimum	1-49 bps above Guaranteed Minimum	50-99 bps above Guaranteed Minimum	100-150 bps above Guaranteed Minimum	Greater than 150 bps above Guaranteed Minimum	Total
				(in millions, except percentages)
Fixed accounts of variable annuities	1%	–	1.99%	$283	$13	$8	$—	$—	$304
	2%	–	2.99%	193	—	—	—	—	193
	3%	–	3.99%	2,729	—	—	1	—	2,730
	4%	–	5.00%	1,627	—	—	—	—	1,627
	Total			$4,832	$13	$8	$1	$—	$4,854

				Account Values with Crediting Rates
	Range of Guaranteed Minimum Crediting Rates			At Guaranteed Minimum	1-49 bps above Guaranteed Minimum	50-99 bps above Guaranteed Minimum	100-150 bps above Guaranteed Minimum	Greater than 150 bps above Guaranteed Minimum	Total
				(in millions, except percentages)
Fixed accounts of structured variable annuities	1%	–	1.99%	$13	$—	$—	$—	$—	$13
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$13	$—	$—	$—	$—	$13

Fixed annuities	1%	–	1.99%	$1,009	$100	$86	$36	$10	$1,241
	2%	–	2.99%	79	—	—	—	—	79
	3%	–	3.99%	3,637	—	—	—	—	3,637
	4%	–	5.00%	2,274	—	—	—	—	2,274
	Total			$6,999	$100	$86	$36	$10	$7,231

Non-indexed accounts of fixed indexed annuities	1%	–	1.99%	$1	$4	$8	$15	$—	$28
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$1	$4	$8	$15	$—	$28

Universal life insurance	1%	–	1.99%	$—	$—	$—	$—	$—	$—
	2%	–	2.99%	46	—	—	—	—	46
	3%	–	3.99%	907	—	—	—	—	907
	4%	–	5.00%	617	—	—	—	—	617
	Total			$1,570	$—	$—	$—	$—	$1,570

Fixed accounts of variable universal life insurance	1%	–	1.99%	$11	$—	$—	$—	$—	$11
	2%	–	2.99%	35	—	—	—	—	35
	3%	–	3.99%	137	—	—	—	—	137
	4%	–	5.00%	666	—	—	—	—	666
	Total			$849	$—	$—	$—	$—	$849

Non-indexed accounts of indexed universal life insurance	1%	–	1.99%	$—	$—	$3	$—	$—	$3
	2%	–	2.99%	130	—	—	—	—	130
	3%	–	3.99%	—	—	—	—	—	—
	4%	–	5.00%	—	—	—	—	—	—
	Total			$130	$—	$3	$—	$—	$133

				Account Values with Crediting Rates
	Range of Guaranteed Minimum Crediting Rates			At Guaranteed Minimum	1-49 bps above Guaranteed Minimum	50-99 bps above Guaranteed Minimum	100-150 bps above Guaranteed Minimum	Greater than 150 bps above Guaranteed Minimum	Total
				(in millions, except percentages)
Other life insurance	1%	–	1.99%	$—	$—	$—	$—	$—	$—
	2%	–	2.99%	—	—	—	—	—	—
	3%	–	3.99%	35	—	—	—	—	35
	4%	–	5.00%	342	—	—	—	—	342
	Total			$377	$—	$—	$—	$—	$377

Total	1%	–	1.99%	$1,317	$117	$105	$51	$10	$1,600
	2%	–	2.99%	483	—	—	—	—	483
	3%	–	3.99%	7,445	—	—	1	—	7,446
	4%	–	5.00%	5,526	—	—	—	—	5,526
	Total			$14,771	$117	$105	$52	$10	$15,055

Percentage of total account values that reset in:
Next 12 months				98.8%	85.1%	79.8%	33.8%	1.1%	98.2%
> 12 months to 24 months				1.0	—	10.5	66.2	98.9	1.4
> 24 months				0.2	14.9	9.7	—	—	0.4
Total				100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
The following tables summarize the balances of and changes in the liability for future policy benefits, including the January 1, 2021 adoption of ASU 2018-12.

	Life Contingent Payout Annuities	Term and Whole Life Insurance	Disability Insurance	Long Term Care Insurance	Total, All Products
	(in millions)
Pre-adoption balance at December 31, 2020	$1,536	$633	$530	$5,749	$8,448
Effect of shadow reserve adjustments	(175)	—	—	(566)	(741)
Adjustments for loss contracts (with premiums in excess of gross premiums) under the modified retrospective approach	4	—	—	35	39
Effect of change in deferred profit liability	(43)	—	—	—	(43)
Effect of remeasurement of the liability at the current single A discount rate	215	265	238	1,965	2,683
Post-adoption balance at January 1, 2021	1,537	898	768	7,183	10,386
Less: reinsurance recoverable	—	601	24	3,623	4,248
Post-adoption balance at January 1, 2021, after reinsurance recoverable	$1,537	$297	$744	$3,560	$6,138

	Life Contingent Payout Annuities	Term and Whole Life Insurance	Disability Insurance	Long Term Care Insurance	Total, All Products
	(in millions, except percentages)
Present Value of Expected Net Premiums:
Balance at January 1, 2021	$—	$702	$238	$1,831	$2,771
Beginning balance at original discount rate	—	536	183	1,498	2,217
Effect of changes in cash flow assumptions	—	—	—	(6)	(6)
Effect of actual variances from expected experience	—	56	(35)	(61)	(40)
Adjusted beginning of year balance	$—	$592	$148	$1,431	$2,171
Issuances	38	78	18	—	134
Interest accrual	—	29	9	73	111
Net premiums collected	(38)	(63)	(20)	(184)	(305)
Derecognition (lapses)	—	—	—	—	—
Ending balance at original discount rate	$—	$636	$155	$1,320	$2,111
Effect of changes in discount rate assumptions	—	141	33	227	401
Balance at December 31, 2021	$—	$777	$188	$1,547	$2,512

Present Value of Future Policy Benefits:
Balance at January 1, 2021	$1,537	$1,600	$1,006	$9,014	$13,157
Beginning balance at original discount rate	1,321	1,169	714	6,716	9,920
Effect of changes in cash flow assumptions	—	—	—	(8)	(8)
Effect of actual variances from expected experience	(14)	58	(40)	(124)	(120)
Adjusted beginning of year balance	$1,307	$1,227	$674	$6,584	$9,792
Issuances	39	78	18	—	135
Interest accrual	53	70	39	347	509
Benefit payments	(168)	(120)	(43)	(336)	(667)
Derecognition (lapses)	—	—	—	—	—
Ending balance at original discount rate	$1,231	$1,255	$688	$6,595	$9,769
Effect of changes in discount rate assumptions	139	343	226	1,755	2,463
Balance at December 31, 2021	$1,370	$1,598	$914	$8,350	$12,232

Adjustment due to reserve flooring	$—	$1	$—	$—	$1

Net liability for future policy benefits	$1,370	$822	$726	$6,803	$9,721
Less: reinsurance recoverable	1,265	558	25	3,443	5,291
Net liability for future policy benefits, after reinsurance recoverable	$105	$264	$701	$3,360	$4,430

Discounted expected future gross premiums	$—	$2,005	$1,158	$1,623	$4,786
Expected future gross premiums	$—	$2,815	$1,395	$1,905	$6,115
Expected future benefit payments	$1,707	$2,159	$1,217	$11,568	$16,651

Weighted average interest accretion rate	4.2%	6.5%	5.9%	5.3%
Weighted average discount rate	2.6%	2.8%	2.8%	2.9%

Weighted average duration of liability (in years)	7	8	9	10
The annual review of LTC future policy benefit reserves in the third quarter of 2021 resulted in assumption updates that decreased the net liability for future policy benefits $2 million, partially offset by a $1 million decrease to reinsurance recoverable, primarily reflecting updates to premium rate increase and benefit reduction assumptions.

	Life Contingent Payout Annuities	Term and Whole Life Insurance	Disability Insurance	Long Term Care Insurance	Total, All Products
	(in millions, except percentages)
Present Value of Expected Net Premiums:
Balance at January 1, 2022	$—	$777	$188	$1,547	$2,512
Beginning balance at original discount rate	—	636	155	1,320	2,111
Effect of changes in cash flow assumptions	—	1	1	52	54
Effect of actual variances from expected experience	—	47	(22)	(48)	(23)
Adjusted beginning of year balance	$—	$684	$134	$1,324	$2,142
Issuances	42	57	12	—	111
Interest accrual	—	34	7	65	106
Net premiums collected	(42)	(67)	(16)	(169)	(294)
Derecognition (lapses)	—	—	—	—	—
Ending balance at original discount rate	$—	$708	$137	$1,220	$2,065
Effect of changes in discount rate assumptions	—	(22)	(3)	(13)	(38)
Balance at December 31, 2022	$—	$686	$134	$1,207	$2,027

Present Value of Future Policy Benefits:
Balance at January 1, 2022	$1,370	$1,598	$914	$8,350	$12,232
Beginning balance at original discount rate	1,231	1,255	688	6,595	9,769
Effect of changes in cash flow assumptions	—	(8)	1	42	35
Effect of actual variances from expected experience	(13)	52	(28)	(36)	(25)
Adjusted beginning of year balance	$1,218	$1,299	$661	$6,601	$9,779
Issuances	42	57	12	—	111
Interest accrual	49	73	38	336	496
Benefit payments	(154)	(116)	(42)	(368)	(680)
Derecognition (lapses)	—	—	—	—	—
Ending balance at original discount rate	$1,155	$1,313	$669	$6,569	$9,706
Effect of changes in discount rate assumptions	(90)	6	27	(130)	(187)
Balance at December 31, 2022	$1,065	$1,319	$696	$6,439	$9,519

Adjustment due to reserve flooring	$—	$3	$—	$—	$3

Net liability for future policy benefits	$1,065	$636	$562	$5,232	$7,495
Less: reinsurance recoverable	949	443	19	2,649	4,060
Net liability for future policy benefits, after reinsurance recoverable	$116	$193	$543	$2,583	$3,435

Discounted expected future gross premiums	$—	$1,855	$926	$1,381	$4,162
Expected future gross premiums	$—	$3,183	$1,331	$1,908	$6,422
Expected future benefit payments	$1,595	$2,234	$1,169	$11,229	$16,227

Weighted average interest accretion rate	4.1%	6.4%	6.1%	5.2%
Weighted average discount rate	5.2%	5.5%	5.4%	5.4%

Weighted average duration of liability (in years)	6	7	8	9
The annual review of LTC future policy benefit reserves in the third quarter of 2022 resulted in assumption updates that decreased the net liability for future policy benefits $10 million, partially offset by a $4 million decrease to reinsurance recoverable, primarily reflecting updates to morbidity, premium rate increase and benefit reduction assumptions. The annual review of term life insurance future policy benefit reserves in the third quarter of 2022 resulted in assumption updates that decreased the net liability for future policy benefits by $9 million, offset by a $16 million decrease to reinsurance recoverable, reflecting updates to lapse assumptions.
The balances of and changes in additional liabilities related to insurance guarantees were as follows:

	Universal Life Insurance	Variable Universal Life Insurance	Other Life Insurance	Total, All Products
	(in millions, except percentages)
Balance at January 1, 2022	$1,120	$76	$46	$1,242
Interest accrual	32	5	1	38
Benefit accrual	108	8	—	116
Benefit payments	(43)	(14)	(4)	(61)
Effect of actual variances from expected experience	(19)	2	(2)	(19)
Impact of change in net unrealized (gains) losses on securities	(98)	(3)	(29)	(130)
Balance at December 31, 2022	$1,100	$74	$12	$1,186

Weighted average interest accretion rate	2.9%	7.0%	4.1%
Weighted average discount rate	3.2%	7.1%	4.0%

Weighted average duration of reserves (in years)	10	8	6

	Universal Life Insurance	Variable Universal Life Insurance	Other Life Insurance	Total, All Products
	(in millions, except percentages)
Balance at January 1, 2021	$1,030	$74	$58	$1,162
Interest accrual	29	5	1	35
Benefit accrual	129	8	3	140
Benefit payments	(37)	(12)	(5)	(54)
Effect of actual variances from expected experience	(10)	2	(1)	(9)
Impact of change in net unrealized (gains) losses on securities	(21)	(1)	(10)	(32)
Balance at December 31, 2021	$1,120	$76	$46	$1,242

Weighted average interest accretion rate	2.9%	7.0%	4.0%
Weighted average discount rate	3.1%	7.1%	4.0%

Weighted average duration of reserves (in years)	12	9	7
The amount of revenue and interest recognized in the Statement of Income was as follows:

	Years Ended December 31,
	2022		2021
	Gross Premiums	Interest Expense	Gross Premiums	Interest Expense
	(in millions)
Life contingent payout annuities	$45	$49	$39	$53
Term and whole life insurance	169	39	166	41
Disability insurance	127	31	131	30
Long term care insurance	189	271	192	274
Total	$530	$390	$528	$398

The following tables summarize the balances of and changes in unearned revenue, including the January 1, 2021 adoption of ASU 2018-12.

	Universal Life Insurance	Variable Universal Life Insurance	Indexed Universal Life Insurance	Total, All Products
	(in millions)
Pre-adoption balance at December 31, 2020	$19	$76	$—	$95
Effect of shadow reserve adjustments	5	10	153	168
Post-adoption balance at January 1, 2021	24	86	153	263
Deferral of revenue	3	34	55	92
Amortization	(1)	(8)	(13)	(22)
Balance at December 31, 2021	$26	$112	$195	$333

Balance at January 1, 2022	$26	$112	$195	$333
Deferral of revenue	2	48	54	104
Amortization	(1)	(10)	(16)	(27)
Balance at December 31, 2022	$27	$150	$233	$410
11. Separate Account Assets and Liabilities
The fair value of separate account assets is invested exclusively in mutual funds.
No gains or losses were recognized on assets transferred to separate accounts for the years ended December 31, 2022, 2021 and 2020.
The balances of and changes in separate account liabilities were as follows:

	Variable Annuities	Variable Universal Life	Total
	(in millions)
Balance at January 1, 2022	$82,862	$9,376	$92,238
Premiums and deposits	1,067	425	1,492
Policy charges	(1,396)	(278)	(1,674)
Surrenders and other benefits	(4,923)	(286)	(5,209)
Investment return	(14,450)	(1,654)	(16,104)
Net transfer from (to) general account	63	70	133
Balance at December 31, 2022	$63,223	$7,653	$70,876

Cash surrender value	$61,461	$7,200	$68,661

	Variable Annuities	Variable Universal Life	Total
	(in millions)
Balance at January 1, 2021	$79,299	$8,257	$87,556
Premiums and deposits	2,590	411	3,001
Policy charges	(1,520)	(263)	(1,783)
Surrenders and other benefits	(6,336)	(362)	(6,698)
Investment return	8,660	1,249	9,909
Net transfer from (to) general account	169	84	253
Balance at December 31, 2021	$82,862	$9,376	$92,238

Cash surrender value	$80,746	$8,939	$89,685

12. Market Risk Benefits/Variable Annuity and Insurance Guarantees
Market Risk Benefits
Market risk benefits are contracts or contract features that both provide protection to the contractholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk. Most of the variable annuity contracts issued by the Company contain a GMDB provision. The Company previously offered contracts containing GMWB, GMAB, or GMIB provisions.
The GMDB provisions provide a specified minimum return upon death of the contractholder. The death benefit payable is the greater of (i) the contract value less any purchase payment credits subject to recapture less a pro-rata portion of any rider fees, or (ii) the GMDB provisions specified in the contract. The Company has the following primary GMDB provisions:
•Return of premium – provides purchase payments minus adjusted partial surrenders.
•Reset – provides that the value resets to the account value at specified contract anniversary intervals minus adjusted partial surrenders. This provision was often provided in combination with the return of premium provision and is no longer offered.
•Ratchet – provides that the value ratchets up to the maximum account value at specified anniversary intervals, plus subsequent purchase payments less adjusted partial surrenders.
The variable annuity contracts with GMWB riders typically have account values that are based on an underlying portfolio of mutual funds, the values of which fluctuate based on fund performance. At contract issue, the guaranteed amount is equal to the amount deposited but the guarantee may be increased annually to the account value (a “step-up”) in the case of favorable market performance or by a benefit credit if the contract includes this provision.
The Company has GMWB riders in force, which contain one or more of the following provisions:
•Withdrawals at a specified rate per year until the amount withdrawn is equal to the guaranteed amount.
•Withdrawals at a specified rate per year for the life of the contractholder (“GMWB for life”).
•Withdrawals at a specified rate per year for joint contractholders while either is alive.
•Withdrawals based on performance of the contract.
•Withdrawals based on the age withdrawals begin.
•Credits are applied annually for a specified number of years to increase the guaranteed amount as long as withdrawals have not been taken.
Variable annuity contractholders age 79 or younger at contract issue could obtain a principal-back guarantee by purchasing the optional GMAB rider for an additional charge. The GMAB rider guarantees that, regardless of market performance at the end of the 10-year waiting period, the contract value will be no less than the original investment or a specified percentage of the highest anniversary value, adjusted for withdrawals. If the contract value is less than the guarantee at the end of the 10-year period, a lump sum will be added to the contract value to make the contract value equal to the guarantee value.
Individual variable annuity contracts may have both a death benefit and a living benefit. Net amount at risk is quantified for each benefit and a composite net amount at risk is calculated using the greater of the death benefit or living benefit for each individual contract. The net amount at risk for GMDB, and GMAB is defined as the current guaranteed benefit amount in excess of the current contract value. The net amount at risk for GMIB is defined as the greater of the present value of the minimum guaranteed annuity payments less the current contract value or zero. The net amount at risk for GMWB is defined as the greater of the present value of the minimum guaranteed withdrawal payments less the current contract value or zero.
The following tables summarize the balances of and changes in market risk benefits, including the January 1, 2021 adoption of ASU 2018-12.

(in millions)
Pre-adoption balance at December 31, 2020	$3,084
Effect of shadow reserve adjustments	(3)
Adjustments for the cumulative effect of the changes in instrument-specific credit risk on market risk benefits between the original contract issuance date and the transition date	670
Adjustments to the host contract for differences between previous carrying amount and fair value measurement for the market risk benefits under the option-based method of valuation	20
Adjustments for the remaining difference (exclusive of the instrument-specific credit risk change and host contract adjustments) between previous carrying amount and fair value measurements for the market risk benefits	1,058
Post-adoption balance at January 1, 2021	$4,829

	Years Ended December 31,
	2022	2021
	(in millions, except age)
Balance at beginning of period	$2,901	$4,829
Issuances	27	45
Interest accrual and time decay	(237)	(294)
Reserve increase from attributed fees collected	810	819
Reserve release for benefit payments and derecognition	(29)	(8)
Effect of changes in interest rates and bond markets	(4,193)	(1,053)
Effect of changes in equity markets and subaccount performance	2,258	(1,558)
Effect of changes in equity index volatility	205	73
Actual policyholder behavior different from expected behavior	17	52
Effect of changes in other future expected assumptions	(139)	123
Effect of changes in the instrument-specific credit risk on market risk benefits	(517)	(127)
Balance at end of period	$1,103	$2,901

Reconciliation of the gross balances in an asset or liability position:
Asset position	$1,015	$539
Liability position	(2,118)	(3,440)
Net asset (liability) position	$(1,103)	$(2,901)

Guaranteed benefit amount in excess of current account balances (net amount at risk):
Death benefits	$2,781	$251
Living benefits	$3,364	$195
Composite (greater of)	$5,830	$441

Weighted average attained age of contractholders	68	68

Changes in unrealized (gains) losses in net income relating to liabilities held at end of period	$(2,044)	$(2,502)
Changes in unrealized (gains) losses in other comprehensive income relating to liabilities held at end of period	$(505)	$(102)
The following tables provide a summary of the significant inputs and assumptions used in the fair value measurements developed by the Company or reasonably available to the Company of market risk benefits:

	December 31, 2022
	Fair Value	Valuation Technique	Significant Inputs and Assumptions	Range			Weighted Average
	(in millions)
Market risk benefits	$1,103	Discounted cash flow	Utilization of guaranteed withdrawals (1)	0.0%	–	48.0%	11.0%
			Surrender rate (2)	0.2%	–	45.6%	3.6%
			Market volatility (3)	0.0%	–	26.6%	12.1%
			Nonperformance risk (4)	95 bps			95 bps
			Mortality rate (5)	0.0%	–	41.6%	1.5%

	December 31, 2021
	Fair Value	Valuation Technique	Significant Inputs and Assumptions	Range			Weighted Average
	(in millions)
Market risk benefits	$2,901	Discounted cash flow	Utilization of guaranteed withdrawals (1)	0.0%	–	48.0%	10.6%
			Surrender rate (2)	0.2%	–	45.6%	3.6%
			Market volatility (3)	0.0%	–	25.4%	11.4%
			Nonperformance risk (4)	65 bps			65 bps
			Mortality rate (5)	0.0%	–	54.5%	1.5%
(1) The utilization of guaranteed withdrawals represents the percentage of contractholders that will begin withdrawing in any given year. The weighted average utilization rate represents the average assumption, weighted based on the benefit base. The calculation excludes policies that have already started taking withdrawals.
(2) The weighted average surrender rate represents the average assumption weighted based on the account value of each contract.
(3) Market volatility represents the implied volatility of each contractholder’s mix of funds. The weighted average market volatility represents the average volatility across all contracts, weighted by the size of the guaranteed benefit.
(4) The nonperformance risk is the spread added to the U.S. Treasury curve.
(5) The weighted average mortality rate represents the average assumption weighted based on the account value of each contract.
Changes to Significant Inputs and Assumptions:
During the years ended December 31, 2022 and 2021, the Company updated inputs and assumptions based on management’s review of experience studies. These updates resulted in the following notable changes in the fair value estimates of market risk benefits calculations:
Year ended December 31, 2022
•Updates to utilization of guaranteed withdrawals assumptions resulted in a decrease to pre-tax income of $39 million.
•Updates to surrender rates resulted in a decrease to pre-tax income of $200 million.
•Updates to mortality rates resulted in a decrease to pre-tax income of $49 million.
Year ended December 31, 2021
•Updates to surrender rates resulted in a decrease to pre-tax income of $185 million.
Refer to the rollforward of market risk benefits for the impacts of changes to interest rate, equity market, volatility and nonperformance risk assumptions.
Uncertainty of Fair Value Measurements
Significant increases (decreases) in utilization and volatility used in the fair value measurement of market risk benefits in isolation would have resulted in a significantly higher (lower) liability value.
Significant increases (decreases) in nonperformance risk and surrender rates used in the fair value measurement of market risk benefits in isolation would have resulted in a significantly lower (higher) liability value.
Significant increases (decreases) in mortality rates used in the fair value measurement of the death benefit portion of market risk benefits in isolation would have resulted in a significantly higher (lower) liability value whereas significant increases (decreases) in mortality rates used in the fair values measurement of the life contingent portion of market risk benefits in isolation would have resulted in a significantly lower (higher) liability value.
Surrender rates, utilization rates and mortality rates vary with the type of base product, type of rider, the duration of the policy, age of the contractholder, calendar year of the projection, previous withdrawal history, and the relationship between the value of the guaranteed benefit and the contract accumulation value.
Determination of Fair Value
The Company values market risk benefits using internal valuation models. These models include observable capital market assumptions and significant unobservable inputs related to implied volatility as well as contractholder behavior assumptions that include margins for risk, all of which the Company believes a market participant would expect. The fair value also reflects a current estimate of the Company’s nonperformance risk. Given the significant unobservable inputs to this valuation, these measurements are classified as Level 3.

Variable Annuity and Insurance Guarantees
Changes in additional liabilities (contra liabilities) for variable annuity and insurance guarantees prior to the adoption of ASU 2018-12 were as follows:

	GMDB & GGU	GMIB	GMWB (1)	GMAB (1)	UL
	(in millions)
Balance at January 1, 2020	$16	$7	$1,462	$(39)	$758
Incurred claims	15	—	1,587	40	209
Paid claims	(7)	(1)	—	—	(51)
Balance at December 31, 2020	$24	$6	$3,049	$1	$916
(1) The incurred claims for GMWB and GMAB include the change in the fair value of the liabilities (contra liabilities) less paid claims.
13. Debt
Short-Term Borrowings
RiverSource Life Insurance Company is a member of the Federal Home Loan Bank (“FHLB”) of Des Moines which provides access to collateralized borrowings. As of December 31, 2022 and 2021, the Company had accessed collateralized borrowings and pledged (granted a lien on) certain investments, primarily commercial mortgage backed securities, with an aggregate fair value of $962 million and $1.0 billion, respectively. The amount of the Company’s liability including accrued interest was $201 million and $200 million as of December 31, 2022 and 2021, respectively. The remaining maturity of outstanding FHLB advances was less than three months as of both December 31, 2022 and 2021. The weighted average annualized interest rate on the FHLB advances held as of December 31, 2022 and 2021 was 4.6% and 0.3%, respectively.
Lines of Credit
RiverSource Life Insurance Company, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under this line of credit may not exceed 3% of RiverSource Life Insurance Company’s statutory admitted assets (excluding separate accounts) as of the prior year end. The interest rate for any borrowing under the agreement is established by reference to London Interbank Offered Rate (“LIBOR”) for U.S. dollar deposits with maturities comparable to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of
Ameriprise Financial. Amounts borrowed may be repaid at any time with no prepayment penalty. There were no amounts outstanding on this line of credit as of both December 31, 2022 and 2021.
RiverSource Life of NY, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under this line of credit may not exceed the lesser of $25 million or 3% of RiverSource Life of NY’s statutory admitted assets (excluding separate accounts) as of the prior year end. The interest rate for any borrowing under the agreement is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period. Amounts borrowed may be repaid at any time with no prepayment penalty. The credit agreement is amended to extend the maturity on an annual basis with Ameriprise Financial, subject to the New York Department of Financial Services’ non-disapproval. There were no amounts outstanding on this line of credit as of both December 31, 2022 and 2021.
RTA, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender not to exceed $100 million. The interest rate for any borrowing under the agreement is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. Amounts borrowed may be repaid at any time with no prepayment penalty. This line of credit is automatically renewed annually with Ameriprise Financial. There were no amounts outstanding on this line of credit as of both December 31, 2022 and 2021.
Long-Term Debt
The Company has a $500 million unsecured 3.5% surplus note due December 31, 2050 to Ameriprise Financial. The surplus note is subordinate in right of payment to the prior payment in full of the Company’s obligations to policyholders, claimants and beneficiaries and all other creditors. No payment of principal or interest shall be made without the prior approval of the Minnesota Department of Commerce and such payments shall be made only from RiverSource Life Insurance Company’s statutory surplus. Interest payments, which commenced on June 30, 2021, are due semiannually in arrears on June 30 and December 31. Subject to the preceding conditions, the Company may prepay all or a portion of the principal at any time. The outstanding balance was $500 million as of both December 31, 2022 and 2021 and is recorded in Long-term debt.

14. Fair Values of Assets and Liabilities
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is not exchanged subject to a forced liquidation or distressed sale.
Valuation Hierarchy
The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety.
The three levels of the fair value hierarchy are defined as follows:
Level 1    Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
Level 2    Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.
Level 3    Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis (See Note 5 for the balances of assets and liabilities for consolidated investment entities):

	December 31, 2022
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$8,311	$395	$8,706
Residential mortgage backed securities	—	2,959	—	2,959
Commercial mortgage backed securities	—	2,651	—	2,651
State and municipal obligations	—	786	—	786
Asset backed securities	—	452	545	997
Foreign government bonds and obligations	—	35	—	35
U.S. government and agency obligations	1	—	—	1
Total Available-for-Sale securities	1	15,194	940	16,135
Cash equivalents	1,063	1,529	—	2,592
Market risk benefits	—	—	1,015	1,015	(1)
Receivables:
Fixed deferred indexed annuity ceded embedded derivatives	—	—	48	48
Other assets:
Interest rate derivative contracts	7	260	—	267
Equity derivative contracts	129	2,564	—	2,693
Foreign exchange derivative contracts	—	34	—	34
Credit derivative contracts	—	13	—	13
Total other assets	136	2,871	—	3,007
Separate account assets at net asset value (“NAV”)				70,876	(2)
Total assets at fair value	$1,200	$19,594	$2,003	$93,673

Liabilities
Policyholder account balances, future policy benefits and claims:
Fixed deferred indexed annuity embedded derivatives	$—	$3	$44	$47
IUL embedded derivatives	—	—	739	739
Structured variable annuity embedded derivatives	—	—	(137)	(137)	(3)
Total policyholder account balances, future policy benefits and claims	—	3	646	649	(4)
Market risk benefits	—	—	2,118	2,118	(1)
Other liabilities:
Interest rate derivative contracts	4	351	—	355
Equity derivative contracts	138	2,228	—	2,366
Foreign exchange derivative contracts	6	4	—	10
Total other liabilities	148	2,583	—	2,731
Total liabilities at fair value	$148	$2,586	$2,764	$5,498

	December 31, 2021
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$9,142	$496	$9,638
Residential mortgage backed securities	—	2,250	—	2,250
Commercial mortgage backed securities	—	2,656	—	2,656
State and municipal obligations	—	1,074	—	1,074
Asset backed securities	—	246	291	537
Foreign government bonds and obligations	—	83	—	83
U.S. government and agency obligations	1	—	—	1
Total Available-for-Sale securities	1	15,451	787	16,239
Cash equivalents	1,985	1,191	—	3,176
Market risk benefits	—	—	539	539	(1)
Receivables:
Fixed deferred indexed annuity ceded embedded derivatives	—	—	59	59
Other assets:
Interest rate derivative contracts	1	1,251	—	1,252
Equity derivative contracts	158	4,080	—	4,238
Foreign exchange derivative contracts	1	17	—	18
Credit derivative contracts	—	9	—	9
Total other assets	160	5,357	—	5,517
Separate account assets at NAV				92,238	(2)
Total assets at fair value	$2,146	$21,999	$1,385	$117,768

Liabilities
Policyholder account balances, future policy benefits and claims:
Fixed deferred indexed annuity embedded derivatives	$—	$5	$56	$61
IUL embedded derivatives	—	—	905	905
Structured variable annuity embedded derivatives	—	—	406	406
Total policyholder account balances, future policy benefits and claims	—	5	1,367	1,372	(5)
Market risk benefits	—	—	3,440	3,440	(1)
Other liabilities:
Interest rate derivative contracts	1	467	—	468
Equity derivative contracts	101	3,610	—	3,711
Foreign exchange derivative contracts	1	—	—	1
Total other liabilities	103	4,077	—	4,180
Total liabilities at fair value	$103	$4,082	$4,807	$8,992
(1) See Note 12 for additional information related to market risk benefits, including the balances of and changes in market risk benefits as well as the significant inputs and assumptions used in the fair value measurements of market risk benefits.
(2) Amounts are comprised of certain financial instruments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient and have not been classified in the fair value hierarchy.
(3) The fair value of the structured variable annuity embedded derivatives was a net asset as of December 31, 2022 and the amount is presented as a contra liability.
(4) The Company’s adjustment for nonperformance risk resulted in a $139 million cumulative decrease to the embedded derivatives as of December 31, 2022.
(5) The Company’s adjustment for nonperformance risk resulted in a $96 million cumulative decrease to the embedded derivatives as of December 31, 2021.

The following tables provide a summary of changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

	Available-for-Sale Securities					Receivables
	Corporate Debt Securities	Commercial Mortgage Backed Securities	Asset Backed Securities	Total		Fixed Deferred Indexed Annuity Ceded Embedded Derivatives
	(in millions)
Balance at January 1, 2022	$496	$—	$291	$787		$59
Total gains (losses) included in:
Net income	(1)	—	—	(1)	(1)	(8)
Other comprehensive income (loss)	(44)	—	(25)	(69)		—
Purchases	29	30	564	623		—
Settlements	(85)	—	(285)	(370)		(3)
Transfers out of Level 3	—	(30)	—	(30)		—
Balance at December 31, 2022	$395	$—	$545	$940		$48

Changes in unrealized gains (losses) in net income relating to assets held at December 31, 2022	$(1)	$—	$—	$(1)	(1)	$—
Changes in unrealized gains (losses) in other comprehensive income (loss) relating to assets held at December 31, 2022	$(42)	$—	$(21)	$(63)		$—

	Policyholder Account Balances, Future Policy Benefits and Claims
	Fixed Deferred Indexed Annuity Embedded Derivatives		IUL Embedded Derivatives		Structured Variable Annuity Embedded Derivatives		Total
	(in millions)
Balance at January 1, 2022	$56		$905		$406		$1,367
Total (gains) losses included in:
Net income	(9)	(2)	(105)	(2)	(633)	(3)	(747)
Issues	—		51		90		141
Settlements	(3)		(112)		—		(115)
Balance at December 31, 2022	$44		$739		$(137)	(4)	$646

Changes in unrealized (gains) losses in net income relating to liabilities held at December 31, 2022	$—		$(105)	(2)	$(633)	(3)	$(738)

	Available-for-Sale Securities					Receivables
	Corporate Debt Securities	Residential Mortgage Backed Securities	Asset Backed Securities	Total		Fixed Deferred Indexed Annuity Ceded Embedded Derivatives
	(in millions)
Balance at January 1, 2021	$766	$9	$395	$1,170		$—
Total gains (losses) included in:
Net income	(1)	—	—	(1)	(1)	3
Other comprehensive income (loss)	(10)	—	(1)	(11)		—
Purchases	108	—	—	108		—
Issues	—	—	—	—		57
Settlements	(119)	—	(81)	(200)		(1)
Transfers into Level 3	168	—	2	170		—
Transfers out of Level 3	(416)	(9)	(24)	(449)		—
Balance at December 31, 2021	$496	$—	$291	$787		$59

Changes in unrealized gains (losses) in net income relating to assets held at December 31, 2021	$(1)	$—	$—	$(1)	(1)	$—
Changes in unrealized gains (losses) in other comprehensive income (loss) relating to assets held at December 31, 2021	$(8)	$—	$(1)	$(9)		$—

	Policyholder Account Balances, Future Policy Benefits and Claims
	Fixed Deferred Indexed Annuity Embedded Derivatives		IUL Embedded Derivatives		Structured Variable Annuity Embedded Derivatives		Total
	(in millions)
Balance at January 1, 2021	$49		$935		$70		$1,054
Total (gains) losses included in:
Net income	10	(2)	68	(2)	393	(3)	471
Issues	—		—		(28)		(28)
Settlements	(3)		(98)		(29)		(130)
Balance at December 31, 2021	$56		$905		$406		$1,367

Changes in unrealized (gains) losses in net income relating to liabilities held at December 31, 2021	$—		$68	(2)	$—		$68

	Available-for-Sale Securities
	Corporate Debt Securities	Residential Mortgage Backed Securities	Asset Backed Securities	Total
	(in millions)
Balance at January 1, 2020	$735	$17	$389	$1,141
Total gains (losses) included in:
Other comprehensive income (loss)	15	1	(2)	14
Purchases	62	39	—	101
Settlements	(46)	—	(6)	(52)
Transfers into Level 3	—	—	14	14
Transfers out of Level 3	—	(48)	—	(48)
Balance at December 31, 2020	$766	$9	$395	$1,170

Changes in unrealized gains (losses) in net income relating to assets held at December 31, 2020	$(1)	$—	$—	$(1)	(1)
Changes in unrealized gains (losses) in other comprehensive income (loss) relating to assets held at December 31, 2020	$15	$1	$(2)	$14

	Policyholder Account Balances, Future Policy Benefits and Claims
	Fixed Deferred Indexed Annuity Embedded Derivatives		IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives (5)		Structured Variable Annuity Embedded Derivatives		Total
	(in millions)
Balance at January 1, 2020	$43		$881		$763		$—		$1,687
Total (gains) losses included in:
Net income	4	(2)	76	(2)	1,152	(3)	91	(3)	1,323
Issues	3		61		362		(21)		405
Settlements	(1)		(83)		39		—		(45)
Balance at December 31, 2020	$49		$935		$2,316		$70		$3,370

Changes in unrealized (gains) losses in net income relating to liabilities held at December 31, 2020	$—		$76	(2)	$1,206	(3)	$—		$1,282
(1) Included in Net investment income.
(2) Included in Interest credited to fixed accounts.
(3) Included in Benefits, claims, losses and settlement expenses.
(4) The fair value of the structured variable annuity embedded derivatives was a net asset as of December 31, 2022 and the amount is presented as a contra liability.
(5) GMWB and GMAB were accounted for as embedded derivatives prior to the adoption of ASU 2018-12. Upon adoption of ASU 2018-12, GMWB and GMAB are accounted for as market risk benefits.
The increase (decrease) to pretax income of the Company’s adjustment for nonperformance risk on the fair value of its embedded derivatives was $45 million and $(23) million, net of the reinsurance accrual, for the years ended December 31, 2022 and 2021, respectively, and $196 million, net of DAC, DSIC, unearned revenue amortization and the reinsurance accrual, for the year ended December 31, 2020 (prior to the adoption of ASU 2018-12).
Securities transferred from Level 3 primarily represent securities with fair values that are now obtained from a third-party pricing service with observable inputs or fair values that were included in an observable transaction with a market participant. Securities transferred to Level 3 represent securities with fair values that are now based on a single non-binding broker quote.

The following tables provide a summary of the significant unobservable inputs used in the fair value measurements developed by the Company or reasonably available to the Company of Level 3 assets and liabilities:

	December 31, 2022
	Fair Value		Valuation Technique	Unobservable Input	Range			Weighted Average
	(in millions)
Corporate debt securities (private placements)	$395		Discounted cash flow	Yield/spread to U.S. Treasuries (1)	1.1%	-	2.3%	1.4%
Asset backed securities	$545		Discounted cash flow	Annual default rate	2.4%			2.4%
				Loss severity	25.0%			25.0%
				Yield/spread to U.S. Treasuries (2)	320 bps	-	550 bps	329 bps
Fixed deferred indexed annuity ceded embedded derivatives	$48		Discounted cash flow	Surrender rate (4)	0.0%	-	66.8%	1.4%
Fixed deferred indexed annuity embedded derivatives	$44		Discounted cash flow	Surrender rate (4)	0.0%	-	66.8%	1.4%
				Nonperformance risk (5)	95 bps			95 bps
IUL embedded derivatives	$739		Discounted cash flow	Nonperformance risk (5)	95 bps			95 bps
Structured variable annuity embedded derivatives	$(137)	(6)	Discounted cash flow	Surrender rate (4)	0.8%	-	40.0%	0.9%
				Nonperformance risk (5)	95 bps			95 bps

	December 31, 2021
	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average
	(in millions)
Corporate debt securities (private placements)	$496	Discounted cash flow	Yield/spread to U.S. Treasuries (1)	0.8%	-	2.4%	1.1%
Asset backed securities	$291	Discounted cash flow	Annual default rate	5.8%			5.8%
			Loss severity	25.0%			25.0%
			Yield/spread to swap rates (3)	175 bps	-	275 bps	182 bps
Fixed deferred indexed annuity ceded embedded derivatives	$59	Discounted cash flow	Surrender rate (4)	0.0%	-	66.8%	1.4%
Fixed deferred indexed annuity embedded derivatives	$56	Discounted cash flow	Surrender rate (4)	0.0%	-	66.8%	1.4%
			Nonperformance risk (5)	65 bps			65 bps
IUL embedded derivatives	$905	Discounted cash flow	Nonperformance risk (5)	65 bps			65 bps
Structured variable annuity embedded derivatives	$406	Discounted cash flow	Surrender rate (4)	0.8%	-	40.0%	0.9%
			Nonperformance risk (5)	65 bps			65 bps
(1) The weighted average for the yield/spread to U.S. Treasuries for corporate debt securities (private placements) is weighted based on the security’s market value as a percentage of the aggregate market value of the securities.
(2) The weighted average for the yield/spread to U.S. Treasuries for asset backed securities is calculated as the sum of each tranche’s balance multiplied by its spread to U.S. Treasuries divided by the aggregate balances of the tranches.
(3) The weighted average for the yield/spread to swap rates for asset backed securities is calculated as the sum of each tranche’s balance multiplied by its yield/spread to swap divided by the aggregate balances of the tranches.
(4) The weighted average surrender rate represents the average assumption weighted based on the account value of each contract.
(5)The nonperformance risk is the spread added to the observable interest rates used in the valuation of the embedded derivatives. During the third quarter of 2022, the Company changed to using a U.S. Treasury curve as its observable discount rate curve reflecting the evolution of LIBOR discontinuation as an observable reference rate used by market participants.
(6) The fair value of the structured variable annuity embedded derivatives was a net asset as of December 31, 2022 and the amount is presented as a contra liability.

Level 3 measurements not included in the tables above are obtained from non-binding broker quotes where unobservable inputs utilized in the fair value calculation are not reasonably available to the Company.
Uncertainty of Fair Value Measurements
Significant increases (decreases) in the yield/spread to U.S. Treasuries used in the fair value measurement of Level 3 corporate debt securities and asset backed securities in isolation would have resulted in a significantly lower (higher) fair value measurement.
Significant increases (decreases) in the annual default rate used in the fair value measurement of Level 3 asset backed securities in isolation, generally, would have resulted in a significantly lower (higher) fair value measurement and significant increases (decreases) in loss severity in isolation would have resulted in a significantly lower (higher) fair value measurement.
Significant increases (decreases) in the yield/spread to swap rates in isolation would have resulted in a significantly lower (higher) fair value measurement.
Significant increases (decreases) in the surrender rate used in the fair value measurement of the fixed deferred indexed annuity ceded embedded derivatives in isolation would have resulted in a significantly lower (higher) fair value measurement.
Significant increases (decreases) in nonperformance risk and surrender rate used in the fair value measurements of the fixed deferred indexed annuity embedded derivatives and structured variable annuity embedded derivatives in isolation would have resulted in a significantly lower (higher) liability value.
Significant increases (decreases) in nonperformance risk used in the fair value measurement of the IUL embedded derivatives in isolation would have resulted in a significantly lower (higher) fair value measurement.
Determination of Fair Value
The Company uses valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company’s market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company’s income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.
The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.
Assets
Available-for-Sale Securities
When available, the fair value of securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from third-party pricing services, non-binding broker quotes, or other model-based valuation techniques.
Level 1 securities primarily include U.S. Treasuries.
Level 2 securities primarily include corporate bonds, residential mortgage backed securities, commercial mortgage backed securities, state and municipal obligations, asset backed securities and foreign government securities. The fair value of these Level 2 securities is based on a market approach with prices obtained from third-party pricing services. Observable inputs used to value these securities can include, but are not limited to, reported trades, benchmark yields, issuer spreads and non-binding broker quotes. The fair value of securities included in an observable transaction with a market participant are also considered Level 2 when the market is not active.
Level 3 securities primarily include certain corporate bonds, non-agency residential mortgage backed securities, commercial mortgage backed securities and asset backed securities with fair value typically based on a single non-binding broker quote. The underlying inputs used for some of the non-binding broker quotes are not readily available to the Company. The Company’s privately placed corporate bonds are typically based on a single non-binding broker quote. The fair value of affiliated asset backed securities is determined using a discounted cash flow model. Inputs used to determine the expected cash flows include assumptions about discount rates and default, prepayment and recovery rates of the underlying assets. Given the significance of the unobservable inputs to this fair value measurement, the fair value of the investment in the affiliated asset backed securities is classified as Level 3.
In consideration of the above, management is responsible for the fair values recorded on the financial statements. Prices received from third-party pricing services are subjected to exception reporting that identifies investments with significant daily price movements as well as no movements. The Company reviews the exception reporting and resolves the exceptions through reaffirmation of the price or recording an appropriate fair value estimate. The Company also performs subsequent transaction testing. The Company performs annual due diligence of third-party pricing services. The Company’s due diligence procedures include assessing the vendor’s valuation qualifications, control environment, analysis of asset-class specific valuation methodologies, and understanding of sources of market observable assumptions and unobservable assumptions, if any, employed in the valuation methodology. The Company also considers the results of its exception reporting controls and any resulting price challenges that arise.

Cash Equivalents
Cash equivalents include time deposits and other highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less. Actively traded money market funds are measured at their NAV and classified as Level 1. U.S. Treasuries are also classified as Level 1. The Company’s remaining cash equivalents are classified as Level 2 and measured at amortized cost, which is a reasonable estimate of fair value because of the short time between the purchase of the instrument and its expected realization.
Receivables
The Company reinsured its fixed deferred indexed annuity products which have an indexed account that is accounted for as an embedded derivative. The Company uses discounted cash flow models to determine the fair value of these ceded embedded derivatives. The fair value of fixed deferred indexed annuity ceded embedded derivatives includes significant observable interest rates, volatilities and equity index levels and significant unobservable surrender rates. Given the significance of the unobservable surrender rates, these embedded derivatives are classified as Level 3.
Other Assets
Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active over-the-counter (“OTC”) markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The counterparties’ nonperformance risk associated with uncollateralized derivative assets was immaterial as of both December 31, 2022 and 2021. See Note 17 and Note 18 for further information on the credit risk of derivative instruments and related collateral.
Separate Account Assets
The fair value of assets held by separate accounts is determined by the NAV of the funds in which those separate accounts are invested. The NAV is used as a practical expedient for fair value and represents the exit price for the separate account. Separate account assets are excluded from classification in the fair value hierarchy.
Liabilities
Policyholder Account Balances, Future Policy Benefits and Claims
There is no active market for the transfer of the Company’s embedded derivatives attributable to the provisions of certain variable annuity riders (prior to the adoption of ASU 2018-12), fixed deferred indexed annuity, structured variable annuity and IUL products.
Prior to the adoption of ASU 2018-12, the Company valued the embedded derivatives attributable to the provisions of certain variable annuity riders using internal valuation models. These models calculated fair value as the present value of future expected benefit payments less the present value of future expected rider fees attributable to the embedded derivative feature. The projected cash flows used by these models included observable capital market assumptions and incorporated significant unobservable inputs related to implied volatility as well as contractholder behavior assumptions that included margins for risk, all of which the Company believed a market participant would expect. The fair value also reflected a current estimate of the Company’s nonperformance risk specific to these embedded derivatives. Given the significant unobservable inputs to this valuation, these measurements were classified as Level 3. The embedded derivatives attributable to these provisions were recorded in Policyholder account balances, future policy benefits and claims. Refer to Note 12 for additional information on these provisions accounted for as market risk benefits under ASU 2018-12.
The Company uses a discounted cash flow model to determine the fair value of the embedded derivatives associated with the provisions of its equity index annuity product. The projected cash flows generated by this model are based on significant observable inputs related to interest rates, volatilities and equity index levels and, therefore, are classified as Level 2.
The Company uses discounted cash flow models to determine the fair value of the embedded derivatives associated with the provisions of its fixed deferred indexed annuity, structured variable annuity and IUL products. The structured variable annuity product is a limited flexible purchase payment annuity that offers 45 different indexed account options providing equity market exposure and a fixed account. Each indexed account includes a protection option (a buffer or a floor). If the index has a negative return, contractholder losses will be reduced by a buffer or limited to a floor. The portion allocated to an indexed account is accounted for as an embedded derivative. The fair value of fixed deferred indexed annuity, structured variable annuity and IUL embedded derivatives includes significant observable interest rates, volatilities and equity index levels and significant unobservable surrender rates and the estimate of the Company’s nonperformance risk. Given the significance of the unobservable surrender rates and the nonperformance risk assumption, the fixed deferred indexed annuity, structured variable annuity and IUL embedded derivatives are classified as Level 3.
The embedded derivatives attributable to these provisions are recorded in Policyholder account balances, future policy benefits and claims.
Other Liabilities
Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active OTC markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The Company’s nonperformance risk associated with uncollateralized derivative liabilities was immaterial as of both December 31, 2022 and 2021. See Note 17 and Note 18 for further information on the credit risk of derivative instruments and related collateral.
Fair Value on a Nonrecurring Basis
The Company assesses its investment in affordable housing partnerships for impairment. The investments that are determined to be impaired are written down to their fair value. The Company uses a discounted cash flow model to measure the fair value of these investments. Inputs to the discounted cash flow model are estimates of future net operating losses and tax credits available to the Company and discount rates based on market condition and the financial strength of the syndicator (general partner). The balance of affordable housing partnerships measured at fair value on a nonrecurring basis was $58 million and $93 million as of December 31, 2022 and 2021, respectively, and is classified as Level 3 in the fair value hierarchy.
Assets and Liabilities Not Reported at Fair Value
The following tables provide the carrying value and the estimated fair value of financial instruments that are not reported at fair value:

	December 31, 2022
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(in millions)
Financial Assets
Mortgage loans, net	$1,768	$—	$—	$1,600	$1,600
Policy loans	847	—	847	—	847
Other investments	89	—	69	20	89
Receivables	7,372	—	—	6,174	6,174

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$14,450	$—	$—	$12,470	$12,470
Short-term borrowings	201	—	201	—	201
Long-term debt	500	—	315	—	315
Other liabilities	8	—	—	7	7
Separate account liabilities - investment contracts	298	—	298	—	298

	December 31, 2021
	Carrying Value	Fair Value
		Level 1	Level 2	Level 3	Total
	(in millions)
Financial Assets
Mortgage loans, net	$1,788	$—	$—	$1,872	$1,872
Policy loans	834	—	834	—	834
Other investments	61	—	40	21	61
Receivables	7,876	—	—	8,630	8,630

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$12,289	$—	$—	$13,215	$13,215
Short-term borrowings	200	—	200	—	200
Long-term debt	500	—	498	—	498
Other liabilities	9	—	—	9	9
Separate account liabilities - investment contracts	403	—	403	—	403
Other investments include syndicated loans and the Company’s membership in the FHLB. Receivables include deposit receivables. See Note 7 for additional information on mortgage loans, policy loans, syndicated loans and deposit receivables.
Policyholder account balances, future policy benefits and claims include fixed annuities in deferral status, non-life contingent fixed annuities in payout status, indexed and structured variable annuity host contracts, and the fixed portion of a small number of variable annuity contracts classified as investment contracts. See Note 10 for additional information on these liabilities. Short-term borrowings include FHLB borrowings. Long-term debt includes the surplus note with Ameriprise Financial. See Note 13 for further information on short-term borrowings and long-term debt. Other liabilities include future funding commitments to affordable housing partnerships and other real estate partnerships. Separate account liabilities are related to certain annuity products that are classified as investment contracts.
15. Related Party Transactions
Revenues
See Note 4 for information about revenues from contracts with customers earned by the Company from related party transactions with affiliates.
The Company is the lessor of one real estate property which it leases to Ameriprise Financial under an operating lease that expires November 30, 2029. The Company earned $5 million in rental income for each of the years ended December 31, 2022, 2021 and 2020, which is reflected in Other revenues. The Company expects to earn $5 million in each year of the five year period ending December 31, 2027 and a total of $9 million thereafter.
Expenses
Charges by Ameriprise Financial and affiliated companies to the Company for use of joint facilities, technology support, marketing services and other services aggregated $320 million, $345 million and $358 million for the years ended December 31, 2022, 2021 and 2020, respectively. Certain of these costs are included in DAC. Expenses allocated to the Company may not be reflective of expenses that would have been incurred by the Company on a stand-alone basis.
Income Taxes
The Company’s taxable income is included in the consolidated federal income tax return of Ameriprise Financial. The net amount due from (to) Ameriprise Financial for federal income taxes was $(56) million and $18 million as of December 31, 2022 and 2021, respectively, which is reflected in Other liabilities and Other assets, respectively.
Investments
The Company invested in AA and A rated asset backed securities issued by AAF as of December 31, 2021 and in AA, A and BBB rated asset backed securities issued by AAF 2 as of December 31, 2022, both affiliates of the Company. The asset backed securities are collateralized by a portfolio of loans issued to advisors affiliated with AFS, an affiliated broker dealer. As of December 31, 2021, the fair value of these asset backed securities was $289 million. During the third quarter of 2022, the Company redeemed the outstanding AA and A rated securities issued by AAF at par and invested $564 million in new AA, A and BBB rated asset backed securities issued by AAF 2. As of December 31, 2022, the fair value of these asset backed securities was $544 million. The fair value of these asset backed securities is reported in Investments: Available-for-Sale Fixed Maturities, at fair value. Interest income from these asset backed securities was $17 million, $12 million and $14 million for the years ended December 31, 2022, 2021 and 2020, respectively, and is reported in Net investment income.
Lines of Credit
RiverSource Life Insurance Company, as the lender, has a revolving credit agreement with Ameriprise Financial as the borrower. This line of credit is not to exceed 3% of RiverSource Life Insurance Company’s statutory admitted assets as of the prior year end. The interest rate for any borrowing under the agreement is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. In the event of default, an additional 1% interest will accrue during such period of default. There were no amounts outstanding on this revolving credit agreement as of both December 31, 2022 and 2021. See Note 13 for information about additional lines of credit with an affiliate.
Long-Term Debt
See Note 13 for information about a surplus note to an affiliate.
Dividends, Return of Capital or Distributions
Cash dividends and return of capital or distributions paid and received by RiverSource Life Insurance Company were as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Dividends paid to Ameriprise Financial	$600	$1,900	$800
Dividend received from RiverSource Life of NY	63	—	—
Dividends received from RTA	—	50	95
Return of capital received from RTA	80	—	—
On February 17, 2023, RiverSource Life Insurance Company’s Board of Directors declared a cash dividend of up to $200 million to Ameriprise Financial, payable on or after March 20, 2023, pending approval by the Minnesota Department of Commerce.

For dividends and other distributions from the life insurance companies, advance notification was provided to state insurance regulators prior to payments. See Note 16 for additional information.
16. Regulatory Requirements
The National Association of Insurance Commissioners (“NAIC”) defines Risk-Based Capital (“RBC”) requirements for insurance companies. The RBC requirements are used by the NAIC and state insurance regulators to identify companies that merit regulatory actions designed to protect policyholders. These requirements apply to the Company. The Company has met its minimum RBC requirements.
Insurance companies are required to prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of their respective states of domicile, which vary materially from GAAP. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules. The more significant differences from GAAP include charging policy acquisition costs to expense as incurred, establishing annuity and insurance reserves using different actuarial methods and assumptions, classifying surplus notes as a component of statutory surplus rather than debt, valuing investments on a different basis and excluding certain assets from the balance sheet by charging them directly to surplus, such as a portion of the net deferred income tax assets.
State insurance statutes contain limitations as to the amount of dividends and other distributions that insurers may make without providing prior notification to state regulators. For RiverSource Life Insurance Company, payments in excess of unassigned surplus, as determined in accordance with accounting practices prescribed by the State of Minnesota, require advance notice to the Minnesota Department of Commerce, RiverSource Life Insurance Company’s primary regulator, and are subject to potential disapproval. RiverSource Life Insurance Company’s statutory unassigned (deficit)/surplus was $(679) million and $175 million as of December 31, 2022 and 2021, respectively.
In addition, dividends or distributions whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceed the greater of the previous year’s statutory net gain from operations or 10% of the previous year-end statutory capital and surplus are referred to as “extraordinary dividends.” Extraordinary dividends also require advance notice to the Minnesota Department of Commerce, and are subject to potential disapproval. Statutory capital and surplus was $3.1 billion and $3.4 billion as of December 31, 2022 and 2021, respectively.
Statutory net gain from operations and net income for RiverSource Life Insurance Company are summarized as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Statutory net gain from operations	$1,615	$1,366	$1,393
Statutory net income	1,769	253	1,582
Government debt securities of $4 million and $5 million as of December 31, 2022 and 2021, respectively, were on deposit with various states as required by law.
17. Offsetting Assets and Liabilities
Certain financial instruments and derivative instruments are eligible for offset in the Consolidated Balance Sheets. The Company’s derivative instruments are subject to master netting and collateral arrangements and qualify for offset. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company’s policy is to recognize amounts subject to master netting arrangements on a gross basis in the Consolidated Balance Sheets.
The following tables present the gross and net information about the Company’s assets subject to master netting arrangements:

	December 31, 2022
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
				Financial Instruments(1)	Cash Collateral	Securities Collateral
	(in millions)
Derivatives:
OTC	$2,887	$—	$2,887	$(2,313)	$(565)	$(5)	$4
OTC cleared	23	—	23	(9)	—	—	14
Exchange-traded	97	—	97	(75)	—	—	22
Total	$3,007	$—	$3,007	$(2,397)	$(565)	$(5)	$40

	December 31, 2021
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
				Financial Instruments(1)	Cash Collateral	Securities Collateral
	(in millions)
Derivatives:
OTC	$5,330	$—	$5,330	$(3,571)	$(1,623)	$(114)	$22
OTC cleared	88	—	88	(41)	—	—	47
Exchange-traded	99	—	99	(91)	—	—	8
Total	$5,517	$—	$5,517	$(3,703)	$(1,623)	$(114)	$77
(1) Represents the amount of assets that could be offset by liabilities with the same counterparty under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
The following tables present the gross and net information about the Company’s liabilities subject to master netting arrangements:

	December 31, 2022
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
				Financial Instruments(1)	Cash Collateral	Securities Collateral
	(in millions)
Derivatives:
OTC	$2,630	$—	$2,630	$(2,313)	$(38)	$(277)	$2
OTC cleared	9	—	9	(9)	—	—	—
Exchange-traded	92	—	92	(75)	—	(17)	—
Total	$2,731	$—	$2,731	$(2,397)	$(38)	$(294)	$2

	December 31, 2021
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
				Financial Instruments(1)	Cash Collateral	Securities Collateral
	(in millions)
Derivatives:
OTC	$4,048	$—	$4,048	$(3,571)	$(181)	$(293)	$3
OTC cleared	41	—	41	(41)	—	—	—
Exchange-traded	91	—	91	(91)	—	—	—
Total	$4,180	$—	$4,180	$(3,703)	$(181)	$(293)	$3
(1) Represents the amount of liabilities that could be offset by assets with the same counterparty under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.
In the tables above, the amount of assets or liabilities presented are offset first by financial instruments that have the right of offset under master netting or similar arrangements, then any remaining amount is reduced by the amount of cash and securities collateral. The actual collateral may be greater than amounts presented in the tables.
When the fair value of collateral accepted by the Company is less than the amount due to the Company, there is a risk of loss if the counterparty fails to perform or provide additional collateral. To mitigate this risk, the Company monitors collateral values regularly and requires additional collateral when necessary. When the value of collateral pledged by the Company declines, it may be required to post additional collateral.
Freestanding derivative instruments are reflected in Other assets and Other liabilities. Cash collateral pledged by the Company is reflected in Other assets and cash collateral accepted by the Company is reflected in Other liabilities. See Note 18 for additional disclosures related to the Company’s derivative instruments.
18. Derivatives and Hedging Activities
Derivative instruments enable the Company to manage its exposure to various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including equity and interest rate indices or prices. The Company primarily enters into derivative agreements for risk management purposes related to the Company’s products and operations.

Certain of the Company’s freestanding derivative instruments are subject to master netting arrangements. The Company’s policy on the recognition of derivatives on the Consolidated Balance Sheets is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. See Note 17 for additional information regarding the estimated fair value of the Company’s freestanding derivatives after considering the effect of master netting arrangements and collateral.
Generally, the Company uses derivatives as economic hedges and accounting hedges. The following table presents the notional value and gross fair value of derivative instruments, including embedded derivatives:

	December 31, 2022			December 31, 2021
	Notional	Gross Fair Value		Notional	Gross Fair Value
		Assets (1)	Liabilities (2)		Assets (1)	Liabilities (2)
	(in millions)
Derivatives not designated as hedging instruments
Interest rate contracts	$101,302	$267	$355	$79,459	$1,252	$468
Equity contracts	67,416	2,693	2,366	59,763	4,238	3,711
Credit contracts	1,802	13	—	1,717	9	—
Foreign exchange contracts	2,870	34	10	2,239	18	1
Total non-designated hedges	173,390	3,007	2,731	143,178	5,517	4,180

Embedded derivatives
IUL	N/A	—	739	N/A	—	905
Fixed deferred indexed annuities and deposit receivables	N/A	48	47	N/A	59	61
Structured variable annuity (3)	N/A	—	(137)	N/A	—	406
Total embedded derivatives	N/A	48	649	N/A	59	1,372
Total derivatives	$173,390	$3,055	$3,380	$143,178	$5,576	$5,552
N/A  Not applicable.
(1) The fair value of freestanding derivative assets is included in Other assets and the fair value of ceded derivative assets related to deposit receivables is included in Receivables.
(2) The fair value of freestanding derivative liabilities is included in Other liabilities. The fair value of IUL, fixed deferred indexed annuity and structured variable annuity embedded derivatives is included in Policyholder account balances, future policy benefits and claims.
(3) The fair value of the structured variable annuity embedded derivatives as of December 31, 2022 included $194 million of individual contracts in a liability position and $331 million of individual contracts in an asset position. The fair value of the structured variable annuity embedded derivatives as of December 31, 2021 included $409 million of individual contracts in a liability position and $3 million of individual contracts in an asset position.
See Note 14 for additional information regarding the Company’s fair value measurement of derivative instruments.
As of December 31, 2022 and 2021, investment securities with a fair value of $14 million and $123 million, respectively, were received as collateral to meet contractual obligations under derivative contracts, of which $5 million and $123 million, respectively, may be sold, pledged or rehypothecated by the Company. As of both December 31, 2022 and 2021, the Company had sold, pledged, or rehypothecated none of these securities. In addition, as of both December 31, 2022 and 2021, non-cash collateral accepted was held in separate custodial accounts and was not included in the Company’s Consolidated Balance Sheets.

The following table presents a summary of the impact of derivatives not designated as hedging instruments, including embedded derivatives, on the Consolidated Statements of Income:

	Net Investment Income	Benefits, Claims, Losses and Settlement Expenses	Interest Credited to Fixed Accounts	Change in Fair Value of Market Risk Benefits
	(in millions)
Year Ended December 31, 2022
Interest rate contracts	$—	$(26)	$—	$(2,874)
Equity contracts	—	(164)	(126)	899
Credit contracts	—	—	—	279
Foreign exchange contracts	—	—	—	105
IUL embedded derivatives	—	—	217	—
Fixed deferred indexed annuity and deposit receivables embedded derivatives	—	—	4	—
Structured variable annuity embedded derivatives	—	633	—	—
Total gain (loss)	$—	$443	$95	$(1,591)

Year Ended December 31, 2021
Interest rate contracts	$—	$—	$—	$(886)
Equity contracts	1	34	91	(851)
Credit contracts	—	—	—	43
Foreign exchange contracts	—	—	—	5
IUL embedded derivatives	—	—	30	—
Fixed deferred indexed annuity and deposit receivables embedded derivatives	—	—	(8)	—
Structured variable annuity embedded derivatives	—	(393)	—	—
Total gain (loss)	$1	$(359)	$113	$(1,689)

Year Ended December 31, 2020
Interest rate contracts	$—	$1,633	$—	$—
Equity contracts	—	(744)	55	—
Credit contracts	—	(106)	—	—
Foreign exchange contracts	—	(8)	—	—
GMWB and GMAB embedded derivatives (1)	—	(1,553)	—	—
IUL embedded derivatives	—	—	7	—
Fixed deferred indexed annuities embedded derivatives	—	—	(4)	—
Structured variable annuity embedded derivatives	—	(91)	—	—
Total gain (loss)	$—	$(869)	$58	$—
(1) GMWB and GMAB were accounted for as embedded derivatives prior to the adoption of ASU 2018-12. Upon adoption of ASU 2018-12, GMWB and GMAB are accounted for as market risk benefits.
The Company holds derivative instruments that either do not qualify or are not designated for hedge accounting treatment. These derivative instruments are used as economic hedges of equity, interest rate, credit and foreign currency exchange rate risk related to various products and transactions of the Company.

The deferred premium associated with certain of the above options is paid or received semi-annually over the life of the contract or at maturity. The following is a summary of the payments the Company is scheduled to make and receive for these options as of December 31, 2022:

	Premiums Payable	Premiums Receivable
	(in millions)
2023	$50	$43
2024	132	23
2025	121	21
2026	251	88
2027	19	—
2028-2029	59	—
Total	$632	$175
Actual timing and payment amounts may differ due to future settlements, modifications or exercises of the contracts prior to the full premium being paid or received.
Structured variable annuity and IUL products have returns tied to the performance of equity markets. As a result of fluctuations in equity markets, the obligation incurred by the Company related to structured variable annuity and IUL products will positively or negatively impact earnings over the life of these products. The equity component of structured variable annuity and IUL product obligations are considered embedded derivatives, which are bifurcated from their host contracts for valuation purposes and reported on the Consolidated Balance Sheets at fair value with changes in fair value reported in earnings. As a means of economically hedging its obligations under the provisions of these products, the Company enters into index options and futures contracts.
Cash Flow Hedges
During the years ended December 31, 2022, 2021 and 2020, the Company held no derivatives that were designated as cash flow hedges. During the years ended December 31, 2022, 2021 and 2020, no hedge relationships were discontinued due to forecasted transactions no longer being expected to occur according to the original hedge strategy.
Credit Risk
Credit risk associated with the Company’s derivatives is the risk that a derivative counterparty will not perform in accordance with the terms of the applicable derivative contract. To mitigate such risk, the Company has established guidelines and oversight of credit risk through a comprehensive enterprise risk management program that includes members of senior management. Key components of this program are to require preapproval of counterparties and the use of master netting and collateral arrangements whenever practical. See Note 17 for additional information on the Company’s credit exposure related to derivative assets.
Certain of the Company’s derivative contracts contain provisions that adjust the level of collateral the Company is required to post based on the Company’s financial strength rating (or based on the debt rating of the Company’s parent, Ameriprise Financial). Additionally, certain of the Company’s derivative contracts contain provisions that allow the counterparty to terminate the contract if the Company does not maintain a specific financial strength rating or Ameriprise Financial’s debt does not maintain a specific credit rating (generally an investment grade rating). If these termination provisions were to be triggered, the Company’s counterparty could require immediate settlement of any net liability position. As of December 31, 2022 and 2021, the aggregate fair value of derivative contracts in a net liability position containing such credit contingent provisions was $234 million and $383 million, respectively. The aggregate fair value of assets posted as collateral for such instruments as of December 31, 2022 and 2021 was $232 million and $383 million, respectively. If the credit contingent provisions of derivative contracts in a net liability position as of both December 31, 2022 and 2021 were triggered, the aggregate fair value of additional assets that would be required to be posted as collateral or needed to settle the instruments immediately would have been $2 million and nil as of December 31, 2022 and 2021, respectively.

19. Shareholder’s Equity
The following tables provide the amounts related to each component of OCI:

	Year Ended December 31, 2022
	Pretax	Income Tax Benefit (Expense)	Net of Tax
	(in millions)
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period (1)	$(2,784)	$595	$(2,189)
Reclassification of net (gains) losses on securities included in net income (2)	88	(19)	69
Impact of benefit reserves and reinsurance recoverables	103	(18)	85
Net unrealized gains (losses) on securities	(2,593)	558	(2,035)
Effect of changes in discount rate assumptions on certain long-duration contracts	1,095	(234)	861
Effect of changes in instrument-specific credit risk on MRBs	517	(110)	407
Total other comprehensive income (loss)	$(981)	$214	$(767)

	Year Ended December 31, 2021
	Pretax	Income Tax Benefit (Expense)	Net of Tax
	(in millions)
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period (1)	$(527)	$111	$(416)
Reclassification of net (gains) losses on securities included in net income (2)	(556)	117	(439)
Impact of benefit reserves and reinsurance recoverables	8	(1)	7
Net unrealized gains (losses) on securities	(1,075)	227	(848)
Effect of changes in discount rate assumptions on certain long-duration contracts	361	(77)	284
Effect of changes in instrument-specific credit risk on MRBs	127	(27)	100
Total other comprehensive income (loss)	$(587)	$123	$(464)

	Year Ended December 31, 2020
	Pretax	Income Tax Benefit (Expense)	Net of Tax
	(in millions)
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period (1)	$811	$(170)	$641
Reclassification of net (gains) losses on securities included in net income (2)	5	(1)	4
Impact of DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables(3)	(274)	57	(217)
Net unrealized gains (losses) on securities	542	(114)	428
Total other comprehensive income (loss)	$542	$(114)	$428
(1) Includes impairments on Available-for-Sale securities related to factors other than credit that were recognized in OCI during the period.
(2) Reclassification amounts are recorded in Net realized investment gains (losses).
(3) See Note 22 for a summary of the revision to the Company’s previously reported Consolidated Financial Statements.
Other comprehensive income (loss) related to net unrealized gains (losses) on securities includes three components: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period; (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales of Available-for-Sale securities and due to the reclassification of noncredit losses to credit losses; and (iii) other adjustments primarily consisting of changes in insurance and annuity asset and liability balances, such as benefit reserves and reinsurance recoverables, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet dates. Prior to the adoption of ASU 2018-12, adjustments to DAC, DSIC, and unearned revenue were also included.

The following table presents the changes in the balances of each component of AOCI, net of tax:

	Net Unrealized Gains (Losses) on Securities	Effect of Changes in Discount Rate Assumptions	Effect of Changes in Instrument-Specific Credit Risk on MRBs	Other	Total
	(in millions)
Balance at January 1, 2020	$757	$—	$—	$(1)	$756
OCI before reclassifications	424	—	—	—	424
Amounts reclassified from AOCI	4	—	—	—	4
Total OCI	428	—	—	—	428
Balance at December 31, 2020	1,185	—	—	(1)	1,184
Cumulative effect of adoption of long-duration contracts guidance	707	(1,217)	(527)	—	(1,037)
OCI before reclassifications	(409)	284	100	—	(25)
Amounts reclassified from AOCI	(439)	—	—	—	(439)
Total OCI	(848)	284	100	—	(464)
Balance at December 31, 2021	1,044	(933)	(427)	(1)	(317)
OCI before reclassifications	(2,104)	861	407	—	(836)
Amounts reclassified from AOCI	69	—	—	—	69
Total OCI	(2,035)	861	407	—	(767)
Balance at December 31, 2022	$(991)	$(72)	$(20)	$(1)	$(1,084)
20. Income Taxes
The components of income tax provision (benefit) were as follows:

	Years Ended December 31,
	2022	2021	2020
	(in millions)
Current income tax
Federal	$57	$172	$233
State	(2)	6	—
Total current income tax	55	178	233
Deferred income tax
Federal	150	136	(277)
State	4	2	(1)
Total deferred income tax	154	138	(278)
Total income tax provision (benefit)	$209	$316	$(45)
The principal reasons that the aggregate income tax provision (benefit) is different from that computed by using the U.S. statutory rate of 21% were as follows:

	Years Ended December 31,
	2022	2021	2020
Tax at U.S. statutory rate	21.0%	21.0%	21.0%
Changes in taxes resulting from:
Low income housing tax credits	(2.9)	(3.3)	(20.1)
Dividend received deduction	(2.3)	(1.7)	(9.7)
Foreign tax credit, net of addback	(1.7)	(0.9)	(1.9)
Other, net	(0.3)	0.4	(0.8)
Income tax provision (benefit)	13.8%	15.5%	(11.5)%
The decrease in the Company’s effective tax rate for the year ended December 31, 2022 compared to 2021 is primarily due to the lower pretax income relative to tax preferred items.

The increase in the Company’s effective tax rate for the year ended December 31, 2021 compared to 2020 is primarily due to the higher pretax income relative to tax preferred items.
Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for GAAP reporting versus income tax return purposes. Deferred income tax assets and liabilities are measured at the statutory rate of 21% as of both December 31, 2022 and 2021. The significant components of the Company’s deferred income tax assets and liabilities, which are included net within Other assets or Other liabilities, were as follows:

	December 31,
	2022	2021
	(in millions)
Deferred income tax assets
Liabilities for policyholder account balances, future policy benefits and claims	$2,274	$2,386
Net unrealized losses on Available-for-Sale securities	244	—
Other	29	14
Gross deferred income tax assets	2,547	2,400
Less: valuation allowance	30	11
Total deferred income tax assets	2,517	2,389

Deferred income tax liabilities
Investment related	923	508
Deferred acquisition costs	409	438
Net unrealized gains on Available-for-Sale securities	—	308
Other	52	57
Gross deferred income tax liabilities	1,384	1,311
Net deferred income tax assets	$1,133	$1,078
Included in the Company’s deferred income tax assets are tax benefits related to state net operating losses of $28 million, net of federal benefit, which will expire beginning December 31, 2023. Based on analysis of the Company’s tax position as of December 31, 2022, management believes it is more likely than not that the Company will not realize certain state net operating losses of $28 million and state deferred tax assets of $2 million; therefore, a valuation allowance of $30 million has been established.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:

	2022	2021	2020
	(in millions)
Balance at January 1	$37	$38	$39
Additions based on tax positions related to the current year	—	—	1
Reductions based on tax positions related to the current year	(1)	(1)	(1)
Additions for tax positions of prior years	1	—	—
Reductions due to lapse of statute of limitations	—	—	(1)
Balance at December 31	$37	$37	$38
If recognized, approximately $20 million, net of federal tax benefits, of unrecognized tax benefits as of December 31, 2022, 2021 and 2020, would affect the effective tax rate.
It is reasonably possible that the total amount of unrecognized tax benefits will change in the next 12 months. The Company estimates that the total amount of gross unrecognized tax benefits may decrease by approximately $34 million in the next 12 months primarily due to Internal Revenue Service (“IRS”) settlements.
The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the income tax provision. The Company recognized nil, a net increase of $1 million and nil in interest and penalties for the years ended December 31, 2022, 2021 and 2020, respectively. As of both December 31, 2022 and 2021, the Company had a payable of $3 million related to accrued interest and penalties.
The Company files income tax returns as part of its inclusion in the consolidated federal income tax returns of Ameriprise Financial in the U.S. federal jurisdiction and various state jurisdictions. The federal statute of limitations are closed on years through 2015, except for one issue for 2014 and 2015 which was claimed on amended returns. The IRS is currently auditing Ameriprise Financial’s U.S.

income tax returns for 2016 through 2020. Ameriprise Financial’s or the Company’s state income tax returns are currently under examination by various jurisdictions for years ranging from 2015 through 2020.
21. Commitments, Guarantees and Contingencies
Commitments
The following table presents the Company’s funding commitments as of December 31:

	2022	2021
	(in millions)
Commercial mortgage loans	$—	$48
Affordable housing and other real estate partnerships	8	9
Total funding commitments	$8	$57
Guarantees
The Company’s annuity and life products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2022, these guarantees range from 1% to 5%.
Contingencies
The Company and its affiliates are involved in the normal course of business in legal proceedings which include regulatory inquiries, arbitration and litigation, including class actions, concerning matters arising in connection with the conduct of its activities. These include proceedings specific to the Company as well as proceedings generally applicable to business practices in the industries in which it operates. The Company can also be subject to legal proceedings arising out of its general business activities, such as its investments, contracts, and employment relationships. Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.
As with other insurance companies, the level of regulatory activity and inquiry concerning the Company’s businesses remains elevated. From time to time, the Company and its affiliates, including AFS and RiverSource Distributors, Inc. receive requests for information from, and/or are subject to examination or claims by various state, federal and other domestic authorities. The Company and its affiliates typically have numerous pending matters, which include information requests, exams or inquiries regarding their business activities and practices and other subjects, including from time to time: sales and distribution of various products, including the Company’s insurance and annuity products; supervision of associated persons, including AFS financial advisors and RiverSource Distributors, Inc.’s wholesalers; administration of insurance and annuity claims; security of client information; and transaction monitoring systems and controls. The Company and its affiliates have cooperated and will continue to cooperate with the applicable regulators.
These pending matters are subject to uncertainties and, as such, it is inherently difficult to determine whether any loss is probable or even reasonably possible, or to reasonably estimate the amount of any loss that may result from such matters. The Company cannot predict with certainty if, how, or when any such proceedings will be initiated or resolved. Matters frequently need to be more developed before a potential loss or range of loss can be reasonably estimated for any matter. An adverse outcome in any matter could result in an adverse judgment, a settlement, fine, penalty, or other sanction, and may lead to further claims, examinations, or adverse publicity each of which could have a material adverse effect on the Company’s consolidated financial condition, results of operations, or liquidity.
In accordance with applicable accounting standards, the Company establishes an accrued liability for contingent litigation and regulatory matters when those matters present loss contingencies that are both probable and can be reasonably estimated. The Company discloses the nature of the contingency when management believes there is at least a reasonable possibility that the outcome may be material to the Company’s consolidated financial statements and, where feasible, an estimate of the possible loss. In such cases, there still may be an exposure to loss in excess of any amounts reasonably estimated and accrued. When a loss contingency is not both probable and reasonably estimable, the Company does not establish an accrued liability, but continues to monitor, in conjunction with any outside counsel handling a matter, further developments that would make such loss contingency both probable and reasonably estimable. Once the Company establishes an accrued liability with respect to a loss contingency, the Company continues to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established, and any appropriate adjustments are made each quarter.
Guaranty Fund Assessments
RiverSource Life Insurance Company and RiverSource Life of NY are required by law to be a member of the guaranty fund association in every state where they are licensed to do business. In the event of insolvency of one or more unaffiliated insurance companies, the Company could be adversely affected by the requirement to pay assessments to the guaranty fund associations. The Company projects its cost of future guaranty fund assessments based on estimates of insurance company insolvencies provided by the

National Organization of Life and Health Insurance Guaranty Associations and the amount of its premiums written relative to the industry-wide premium in each state. The Company accrues the estimated cost of future guaranty fund assessments when it is considered probable that an assessment will be imposed, the event obligating the Company to pay the assessment has occurred and the amount of the assessment can be reasonably estimated.
The Company has a liability for estimated guaranty fund assessments and a related premium tax asset. As of both December 31, 2022 and 2021, the estimated liability was $12 million. As of both December 31, 2022 and 2021, the related premium tax asset was $10 million. The expected period over which guaranty fund assessments will be made and the related tax credits recovered is not known.
22. Revision of Prior Period Financial Statements
The Company revised the Consolidated Financial Statements for the year ended December 31, 2020 to correct shadow unearned revenue liability balances associated with universal life insurance products for which the error began prior to the periods presented below. Shadow unearned revenue liability balances were reversed through AOCI as of January 1, 2021 upon the adoption of ASU 2018-12. See Note 1 for additional information. A summary of the revision to our previously reported Consolidated Financial Statements is presented below:
Revised Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2020
	As Reported	Impact of Revision	As Revised
	(in millions)
Net unrealized gains (losses) on securities	$346	$82	$428
Total other comprehensive income (loss), net of tax	346	82	428
Total comprehensive income (loss)	784	82	866
Revised Consolidated Statements of Shareholder’s Equity

	As Reported			As Revised
	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Impact of Revision	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	(in millions)
Balances at January 1, 2020	$574	$3,336	$182	$756	$3,518
Other comprehensive income, net of tax	346	346	82	428	428
Balances at December 31, 2020	920	3,313	264	1,184	3,577